SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

UNIONBANCAL CORPORATION
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies:

Common Stock, $1.00 par value per share

	2)	Aggregate number of securities to which transaction applies:

3,663,547

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

$73.50 (per share merger consideration) x 3,663,547

	4)	Proposed maximum aggregate value of transaction:

$269,270,704.50

	5)	Total fee paid:

$10,582.34

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

$140,937.99

	2)	Form, Schedule or Registration Statement No.:

Schedule TO

	3)	Filing Party:

Mitsubishi UFJ Financial Group, Inc.

	4)	Date Filed:

August 29, 2008

NOTICE OF ACTION BY WRITTEN CONSENT

AND OF APPRAISAL RIGHTS

[*], 2008

To the Stockholders of UnionBanCal Corporation:

Effective as of October 3, 2008, the holder of approximately 97% of the issued and outstanding shares of UnionBanCal’s common stock executed a written consent approving an Agreement and Plan of Merger, dated as of August 18, 2008, by and among UnionBanCal Corporation (the “Company” or “UnionBanCal”), The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), and Blue Jackets, Inc. (the “Merger Agreement”) and the transactions contemplated thereby (the “Merger”).

The Company’s Board of Directors (the “Board of Directors”), based upon the unanimous (with one independent director absent) recommendation of a special committee of the Board of Directors comprised of independent directors, has (with one independent director absent and the three directors affiliated with BTMU abstaining) (i) determined that the terms of the Merger Agreement and the Merger are fair to and in the best interests of the Company and the common stockholders, including the holders of common stock unaffiliated with the Company, (ii) approved and declared advisable the Merger Agreement and the Merger, and (iii) resolved to recommend to the holders of common stock that they adopt the Merger Agreement.

The affirmative vote of the holders of at least 90% of the outstanding shares of the Company’s common stock is required to approve the Merger Agreement and the Merger. Under Section 228 of the General Corporation Law of the State of Delaware (“DGCL”), stockholder action may be taken without a meeting and without prior notice by written consent of the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote thereon were present and voted. On that basis, the holder of approximately 97% of the voting power of the outstanding shares of capital stock entitled to vote has approved the Merger Agreement and the Merger. No other vote or stockholder action is required.

This notice and the attached information statement are being sent to you for informational purposes only. Your vote is not required for the completion of the Merger and you are not being asked to take any action in connection with the Merger prior to its completion. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, the action will not be effective until 20 days after the date the attached information statement is mailed to our stockholders. Please do not send us your UnionBanCal stock certificates. You will be advised once the Merger is completed and be given an opportunity to exchange your shares for the merger consideration described below or, if you have perfected your appraisal rights, seek appraisal of your shares, as provided by Delaware law.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Notice and the Information Statement attached hereto shall constitute notice to you of action by written consent contemplated by Section 228(e) of the DGCL and of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Exhibit D to the Information Statement.

By order of the Board of Directors,

Morris W. Hirsch Senior Executive Vice President, General Counsel and Secretary

[*], 2008

INFORMATION STATEMENT

[*], 2008

UNIONBANCAL CORPORATION

400 California Street

San Francisco, California 94104

INTRODUCTION

This Information Statement is furnished on behalf of UnionBanCal Corporation, a Delaware corporation (the “Company” or “UnionBanCal”), to the holders of record at the close of business on October 3, 2008 (the “Record Date”) of the Company’s shares of outstanding common stock, par value $1.00 per share (the “Common Stock” or the “Shares”), in connection with action to be taken by the Company as a result of a written consent, dated October 3, 2008 (the “Written Consent”), executed and delivered by the holder of approximately 97% of the voting power of the Company’s Common Stock. This Information Statement is first being mailed to common stockholders of the Company on or about [*], 2008.

The Written Consent approved the Agreement and Plan of Merger, dated as of August 18, 2008, by and among the Company, The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), a joint stock company (kabushiki kaisha) incorporated in Japan under the Commercial Code of Japan and a wholly owned subsidiary of Mitsubishi UFJ Financial Group, Inc., a joint stock company (kabushiki kaisha) incorporated in Japan under the Commercial Code of Japan (“MUFG”), and Blue Jackets, Inc., a Delaware corporation and a wholly owned subsidiary of BTMU (“Merger Sub”) (the “Merger Agreement”).

The Merger Agreement provides, among other things, for a cash tender offer by BTMU, disclosed in a Tender Offer Statement and Schedule 13E-3 Transaction Statement on Schedule TO dated as of August 29, 2008 (the “Schedule TO”) filed with the Securities and Exchange Commission (the “SEC”), to purchase all of the outstanding shares of Common Stock, other than those shares of Common Stock held by MUFG or one of its subsidiaries (other than the Company and its subsidiaries) in a proprietary (rather than a fiduciary or bailee) capacity (the “Controlled Shares”), at a price of $73.50 per share, net to the seller in cash (the “Offer Price”), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 29, 2008, as amended as of September 19, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any other amendments or supplements thereto, constitute the “Offer”).

The Merger Agreement further provides that, as soon as reasonably practicable, and in any event within three business days after the satisfaction or waiver of the conditions set forth in the Merger Agreement, and subject to and upon the terms and conditions of the Merger Agreement and the Delaware General Corporation Law (the “DGCL”), Merger Sub will merge with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation in the Merger. Upon completion of the Merger, all shares of Common Stock issued and outstanding immediately prior to the closing of the Merger, other than such shares of Common Stock owned by the Company, by MUFG or its affiliates, or by holders of Common Stock who have perfected appraisal rights, will be converted into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”). The Merger Consideration is not conditioned upon obtaining or funding of any financing arrangements. BTMU is paying cash and will purchase all the outstanding Shares (excluding Controlled Shares) in the Merger and has sufficient cash and cash equivalents on hand and working capital to pay the aggregate Merger Consideration and the related fees and expenses.

Under the Company’s Certificate of Incorporation and Bylaws, the affirmative vote of the holders of 90% of the voting power of the outstanding shares of the Company’s voting stock is required to approve the Merger Agreement and the Merger. Under Section 228 of the DGCL, unless prohibited in a corporation’s certificate of incorporation, any action required or permitted by the DGCL to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

As a result of the Offer, MUFG and its subsidiaries own and are entitled to vote 136,379,560 shares of our Common Stock representing approximately 97% of the voting power of our Common Stock as of the Record Date. Subsequent to the approval and recommendation by our board of directors of the Merger Agreement and the Merger, BTMU executed and delivered the Written Consent adopting the Merger Agreement and approving the Merger. Accordingly, the Merger Agreement and Merger have been approved by the holder of approximately 97% of the outstanding voting stock of the Company. As such, no vote or further action of the stockholders of the Company is required to approve the Merger.

Pursuant to Section 228(e) of the DGCL, prompt notice of the approval of the Merger must be given to those stockholders who have not consented in writing to the action and who, if the action had been taken at a meeting, would otherwise have been entitled to notice of the meeting. You are hereby being provided with this notice of the approval of the Merger by less than unanimous written consent of the stockholders of the Company. However, the Merger will not be effective until at least 20 calendar days after this Information Statement has first been sent to stockholders.

Under Section 262 of the DGCL, Company stockholders that did not consent to the adoption of the Merger Agreement or waive their appraisal rights may be entitled to appraisal rights in connection with the Merger, as described in this Information Statement. If you comply with the requirements of Section 262 of the DGCL, you will have the right to seek an appraisal and to be paid the “fair value” of your shares of Common Stock at the effective time of the Merger (exclusive of any element of value arising from the accomplishment or expectation of the Merger), as appraised by the Delaware Court of Chancery, instead of $73.50 in cash. This Information Statement and the accompanying Notice constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Exhibit D to this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

The date of this Information Statement is [*], 2008.

i

ii

SUMMARY

The information provided in question-and-answer format below is for your convenience and highlights important and material information from this Information Statement, but does not purport to be complete. You should carefully read this entire Information Statement, including each of the exhibits attached to this Information Statement. We have included section references to direct you to a more complete description of the topics addressed in this summary.

Q. Why did I receive this Information Statement?

A. Applicable requirements of Delaware law and the federal securities laws require us to provide you with information regarding the Merger. As explained more fully elsewhere in this Information Statement, since the Company has adopted the Merger Agreement and the Merger has been approved by the written consent of a stockholder owning in the aggregate approximately 97% of the voting power of the outstanding capital stock of the Company, your consent to the Merger will not be required and is not requested. Nevertheless, this Information Statement contains important information about the Merger, including information regarding your rights of appraisal. Please refer to the sections of this Information Statement titled “INTRODUCTION” and “THE MERGER – Appraisal Rights”.

Q. What is the proposed transaction?

A. The proposed transaction is the Merger of the Company with Merger Sub whereby our stockholders will receive $73.50 per share net in cash and the Company will become a wholly owned subsidiary of BTMU. BTMU will receive a total of 3,663,547 shares in the Merger for a total consideration of $269,270,704.50. Please refer to the section of this Information Statement titled “THE MERGER”.

Q. Why am I not being asked to vote on the Merger?

A. The Merger requires the approval of at least 90% of the voting power of the outstanding capital stock of the Company (or consenting in writing in lieu of a vote). BTMU currently owns in the aggregate approximately 97% of the voting power of outstanding Common Stock and has executed a written consent approving the Merger Agreement and the Merger. As a result, no other vote or consent of our stockholders will be required or requested. Please refer to the section of this Information Statement titled “INTRODUCTION”.

Q. What does our Board recommend?

A. The Board of Directors, based upon the unanimous (with one independent director absent) recommendation of a special committee of the Board of Directors comprised of independent directors, has (with one independent director absent and the three directors affiliated with BTMU abstaining) (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and the holders of Shares (other than the holders of Controlled Shares), including the holders of Shares unaffiliated with the Company, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, and (iii) resolved to recommend to the holders of Shares (other than the holders of Controlled Shares) that they accept the Offer, tender their Shares pursuant to the Offer and, to the extent any such holders do not tender their Shares, adopt the Merger Agreement. Please refer to the section of this Information Statement titled “THE MERGER – Recommendation of the Special Committee and the Board of Directors”.

Q. Do you believe that the Merger is fair to the Company’s unaffiliated stockholders?

A. Yes. The Board of Directors believes that factors supporting its determination that the Merger is fair to the Company’s stockholders who are not affiliated with MUFG include, among other factors, the following:

•

with the advice of its own independent advisors, the special committee, which is comprised solely of directors who are not affiliated with MUFG, of the Company’s Board of Directors approved of the Merger;

•

the Merger Consideration represents identifiable premiums over recent per Share trading prices on the New York Stock Exchange (“NYSE”) and over the Company’s tangible book value per Share, and the unaffiliated stockholders would not reasonably be entitled to receive any implied control premium upon the sale of their Shares for so long as MUFG controls a majority of the outstanding Shares;

•	we do not have any current plans to delist or deregister the Shares prior to the Merger’s consummation; and

•

although we did not calculate a specific going concern value per Share, we believe that the Merger Consideration is fair in relation to the Company’s going concern value per Share based on the Company’s current and anticipated business, financial condition, results of operations, prospects, the markets in which the Company operates and other matters.

Please refer to the sections of this Information Statement titled “THE MERGER – Reasons for the Recommendation by the Special Committee” and “THE MERGER – Reasons for the Recommendation by the Board of Directors”.

Q. What will I receive for my Shares if the Merger is completed?

A. Upon completion of the Merger, each stockholder will be entitled to receive $73.50 per share in cash. The Merger Consideration will not be paid to any stockholder who is entitled to demand and properly demands appraisal of their shares under the DGCL. Following the completion of the Merger and upon the surrender of your Common Stock, you will receive an amount in cash equal to the product obtained by multiplying the Merger Consideration by the number of shares represented by the certificates that you surrender (the aggregate amount payable to any individual stockholder of record will be rounded to the nearest cent). In the event of a transfer of ownership of any Common Stock that has not been registered in the records of our transfer agent prior to the effective time of the Merger, the Merger Consideration may be paid to a person other than the registered owner, provided specified requirements are satisfied. Please refer to the sections of this Information Statement titled “THE MERGER AGREEMENT – Effect of the Merger on Capital Stock”.

Q. Will the Merger Consideration depend on the Company’s results of operations or the trading price of its Common Stock?

A. No. The value of the Merger Consideration is fixed. The Merger Agreement does not provide for any upward or downward adjustment in the consideration to reflect any positive or negative changes in our operating results or financial condition nor any change in the trading price of our Common Stock. Please refer to the section of this Information Statement titled “THE MERGER AGREEMENT”.

Q. Are there conditions to the completion of the Merger?

A. Yes. The completion of the Merger is conditioned on at least 20 calendar days having elapsed from the date this Information Statement was first mailed to the Company’s stockholders, the accuracy of all representations and warranties of the parties, there having occurred no material adverse effect on the Company since June 30, 2008, the performance in all material respects of all covenants of the parties, and no court order or any statute, rule, regulation or executive order by an appropriate governmental authority being in effect that would make the Merger illegal or otherwise prevent the consummation thereof. Please refer to the section of this Information Statement titled “THE MERGER AGREEMENT – Conditions to the Merger”.

Q. Are any regulatory approvals required for the Merger?

A. No. In particular, because MUFG owns, directly or indirectly, a majority of the outstanding common stock of the Company, no prior approval of the Merger is required under the U.S. Bank Holding Company Act of 1956, the U.S. Change in Bank Control Act, the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 or the Banking Act of Japan. Please refer to the section of this Information Statement titled “THE MERGER – Regulatory Approvals”.

Q. What vote of stockholders is required to adopt the Merger Agreement?

A. Please refer to the answer to the question “Why am I not being asked to vote on the Merger?” above.

Q. Am I entitled to appraisal rights in connection with the Merger?

A. Yes. You are entitled to appraisal rights under Delaware law in connection with the Merger if it is completed and provided you take all the steps required to perfect your statutory appraisal rights. Please refer to the section of this Information Statement titled “THE MERGER – Appraisal Rights”.

Q. When is the Merger expected to be completed?

A. The Merger will become effective when the certificate of merger is duly filed with the Secretary of State of the State of Delaware under the DGCL. The filing of the certificate of merger will take place on the third business day after the satisfaction or waiver of all conditions to the Merger, or at a later time agreed upon by the parties and specified in the certificate of merger, following which the Company will become a wholly owned subsidiary of BTMU. Please refer to the section of this Information Statement titled “THE MERGER AGREEMENT – Effective Time of the Merger”.

Q. If the Merger is consummated, will the Company remain a public company and listed on the NYSE?

A. No. Following the consummation of the Merger, the Company no longer will be publicly owned and the Company will cease making filings with the SEC and otherwise cease being required to comply with the rules relating to publicly held companies. BTMU has advised us that it intends to and will cause the Company to delist from trading on the New York Stock Exchange and apply for termination of registration of the Common Stock under the Securities Exchange Act of 1934 as soon after the completion of the Merger as the requirements for such delisting and termination are met. Please refer to the section of this Information Statement titled “THE MERGER AGREEMENT – Covenants and Agreements – Stock Exchange Delisting”.

Q. Should I send in my stock certificates now?

A. No. After the completion of the Merger, we will send you detailed instructions for exchanging your stock certificates for the Merger Consideration.

Q. Will I owe taxes as a result of the Merger?

A. The Merger will be a taxable transaction for all U.S. stockholders. As a result, assuming you are a U.S. stockholder, the cash you receive for your Shares in the Merger may be subject to United States federal income tax and also may be taxed under applicable state, local and other tax laws. In general, you will recognize gain or loss equal to the difference between (1) the amount of cash you receive and (2) your adjusted tax basis in the Shares converted into the Merger Consideration. Please refer to the section of this Information Statement titled “THE MERGER – Material U.S. Federal Tax Consequences of the Merger” for a more detailed discussion of the tax consequences of the Merger. However, you should consult your own tax advisor on the specific tax consequences of the Merger to you.

Q. Where can I find more information about the Company?

A. We file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site maintained by the SEC at http://www.sec.gov. For further information, please refer to the section of this Information Statement titled “WHERE YOU CAN FIND ADDITIONAL INFORMATION”.

Q. Whom can I call with questions about the Merger?

A. You can contact our information agent, Innisfree M&A Incorporated, collect at 1-212-750-5833 or toll-free at 1-877-717-3922. See the back cover of this Information Statement.

THE MERGER

The Companies.

UnionBanCal Corporation.

UnionBanCal Corporation is a California-based, commercial bank holding company whose major subsidiary, Union Bank of California, N.A., is a commercial bank. Union Bank of California provides a wide range of financial services to consumers, small businesses, middle-market companies and major corporations, primarily in California, Oregon, and Washington, as well as nationally and internationally. At October 1, 2008, BTMU, our majority owner, which is a wholly owned subsidiary of MUFG, owned approximately 97 percent of our outstanding common stock.

UnionBanCal Corporation’s telephone number is (415) 765-2969 and our principal executive offices are located at 400 California Street, San Francisco, California 94104-1302.

Selected Financial Statements. Set forth below is certain selected financial information relating to the Company that has been excerpted or derived from the audited financial statements and other financial information contained in the Company’s Form 10-K and the unaudited interim financial statements and other financial information contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 (the “Form 10-Q”). These data should be read in conjunction with the audited consolidated financial statements and other financial information contained in the Form 10-K and the Form 10-Q, including the notes thereto. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 of the Form 10-K and as Item I of the Form 10-Q are incorporated herein by reference. Please refer to the section of this Information Statement titled “INFORMATION INCORPORATED BY REFERENCE”.

Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth below. Please refer to the section of this Information Statement titled “WHERE YOU CAN FIND ADDITIONAL INFORMATION”.

The following table sets forth summary historical consolidated financial data for the Company as of and for the six months ended June 30, 2008 and 2007 and as of and for each of the fiscal years ended December 31, 2007 and 2006.

	For Six Months Ended June 30		For Twelve Months Ended December 31
(Dollars in thousands, except per share data)	2008	2007	2007	2006
Results of operations
Net interest income[1]	$975,991	$861,583	$1,727,924	$1,839,743
(Reversal of) provision for loan losses	167,000	9,000	81,000	(5,000)
Noninterest income	395,022	392,403	868,302	830,943
Noninterest expense	822,518	775,670	1,643,405	1,637,849
Income from continuing operations before income taxes[1]	381,495	469,316	871,821	1,037,837
Taxable-equivalent adjustment	4,855	4,366	9,272	6,401
Income tax expense	119,944	151,063	292,683	270,121
Income from continuing operations	256,696	313,887	569,866	761,315
Income (loss) from discontinued operations, net of taxes	(6,761)	1,078	38,228	(8,319)
Net Income	$249,935	$314,965	$608,094	$752,996

Per Common Share
Basic earnings—from continuing operations	$1.87	$2.28	$4.14	$5.38
Basic earnings—net income	1.82	2.29	4.42	5.32
Diluted earnings—from continuing operations	1.86	2.25	4.10	5.30
Diluted earnings—net income	1.82	2.26	4.37	5.24
Dividends[2]	1.04	0.99	2.03	1.82

	For Six Months Ended June 30				For Twelve Months Ended December 31
(Dollars in thousands, except per share data)	2008		2007		2007	2006
Book value (end of period)	34.11		33.45		34.37	32.86
Common shares outstanding (end of period)[3]	138,050,671		138,314,564		137,836,068	139,107,254
Weighted average common shares outstanding—basic[3,4]	137,107,161		137,708,257		137,617,100	141,620,081
Weighted average common shares outstanding—diluted[3,4]	137,674,584		139,360,012		139,052,436	143,754,865

Balance Sheet (end of period)
Total assets[5]	$60,593,921		$53,173,833		$55,727,748	$52,619,576
Total loans	46,041,358		37,743,222		$41,204,188	36,671,723
Nonperforming assets	224,944		29,826		56,525	42,365
Total deposits	42,604,419		41,980,999		42,680,191	41,850,682
Medium- and long-term debt	2,809,329		1,835,495		1,913,622	1,318,847
Stockholders’ equity	4,708,790		4,627,147		4,737,981	4,571,401

Balance Sheet (period average)[6]
Total assets	$57,951,110		$52,913,455		$53,588,623	$49,979,342
Total loans	44,097,805		38,649,947		39,424,327	35,704,129
Earning assets	53,561,569		48,399,330		48,968,930	45,080,843
Total deposits	43,408,469		41,968,353		42,185,536	40,000,434
Stockholders’ equity	4,667,429		4,549,348		4,603,022	4,574,185

Financial Ratios[6]
Return on average assets—from continuing operations	0.89%[10]		1.20%[10]		1.06%	1.52%
Return on average assets—net income	0.87	[10]	1.20	[10]	1.13	1.51
Return on average stockholders’ equity—from continuing operations	11.06	[10]	13.91	[10]	12.38	16.64
Return on average stockholders’ equity—net income	10.77	[10]	13.96	[10]	13.21	16.46
Efficiency ratio[7]	59.03		61.78		62.95	62.09
Net interest margin[1]	3.65		3.56		3.53	4.08
Dividend payout ratio	55.61		43.42		49.03	33.83
Tangible common equity ratio	7.22		7.87		7.73	7.85
Tier 1 risk-based capital ratio[5]	7.96		8.59		8.30	8.68
Total risk-based capital ratio[5]	10.84		11.54		11.21	11.71
Leverage ratio[5]	7.95		8.30		8.27	8.44
Allowance for loan losses to total loans[8]	1.14		0.89		0.98	0.90
Allowance for loan losses to nonaccrual loans[8]	243.59		1,170.08		722.64	792.32
Allowance for credit losses to total loans[9]	1.37		1.11		1.20	1.12
Allowance for credit losses to nonaccrual loans[9]	291.42		1,456.97		884.80	987.06
Net loans charged off (recovered) to average total loans[10]	0.20		0.02		0.03	0.04
Nonperforming assets to total loans, distressed loans held for sale, and foreclosed assets	0.49		0.08		0.14	0.12

Nonperforming assets to total assets[5]	0.37		0.06		0.10	0.08

(1)	Taxable-equivalent basis.
(2)	Dividends per share reflect dividends declared on Shares outstanding as of the declaration date.
(3)	Common shares outstanding reflect common shares issued less treasury shares.
(4)	Weighted average common shares outstanding (basic) excludes nonvested restricted shares but includes the impact of those shares in the calculation of diluted shares.
(5)	End of period total assets and assets used to calculate all regulatory capital ratios include those of discontinued operations.
(6)	Period average balances and average balances used to calculate the Company’s financial ratios are based on continuing operations data only, unless otherwise indicated.
(7)	The efficiency ratio is noninterest expense, excluding foreclosed asset expense (income) and the (reversal) of provision for losses on off-balance sheet commitments, as a percentage of net interest income (taxable-equivalent basis) and noninterest income and is calculated for continuing operations only.
(8)	The allowance for loan losses ratios are calculated using the allowance for loan losses against end of period total loans or total nonperforming loans, as appropriate. These ratios relate to continuing operations only.
(9)	The allowance for credit losses ratios are calculated using the sum of the allowances for loan losses and for losses on off-balance sheet commitments against end of period total loans or total nonperforming loans, as appropriate. These ratios relate to continuing operations only.
(10)	On an annualized basis only.

Mitsubishi UFJ Financial Group, Inc., and the The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Mitsubishi UFJ Financial Group, Inc., or “MUFG”, is a bank holding company and joint stock company (kabushiki kaisha) incorporated in Japan under the Commercial Code of Japan. MUFG is one of the world’s largest and most diversified financial groups. MUFG’s services include commercial banking, trust banking, securities, credit cards, consumer finance, asset management, leasing and many more fields of financial services. The Bank of Tokyo-Mitsubishi UFJ, Ltd., or “BTMU”, is a joint stock company (kabushiki kaisha) incorporated in Japan under the Commercial Code of Japan, and a wholly owned subsidiary of MUFG.

MUFG and BTMU’s telephone number is 81-3-3240-1111 and their principal executive offices are located at 7-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8388, Japan.

Background of the Merger.

The following describes the background of the Merger. Information set forth below relating to the activities and positions of MUFG and BTMU is included in reliance on information furnished to the Company by them.

In 1984, The Mitsubishi Bank, Ltd. acquired all the shares of BanCal Tri-State Corporation, the holding company for The Bank of California.

In 1988, Union Bank merged with and into California First Bank, a majority owned subsidiary of The Bank of Tokyo, Ltd. Following the merger, California First Bank changed its name to Union Bank.

In April 1996, The Mitsubishi Bank merged with The Bank of Tokyo to form The Bank of Tokyo-Mitsubishi, Ltd., the predecessor of BTMU. In connection with this merger, BanCal Tri-State Corporation and Union Bank merged to form the Company, which became the holding company for Union Bank.

The Bank of Tokyo-Mitsubishi’s holdings in the Company have fluctuated as a result of various transactions, including:

•	In February 1999, The Bank of Tokyo-Mitsubishi sold a portion of its shares of the Company in a public offering, as well as an additional portion to the Company.

•	In August 2002, September 2003 and February 2005, the Company repurchased additional shares of its common stock from The Bank of Tokyo-Mitsubishi.

In September 2003, the Company reincorporated from California to Delaware. The Company retained a provision in its Certificate of Incorporation, based on California law, that effectively requires a 90% vote for the Company’s stockholders to approve a cash merger between the Company, on the one hand, and MUFG or any of its subsidiaries, on the other hand.

In October 2005, Mitsubishi Tokyo Financial Group, Inc., the holding company for The Bank of Tokyo-Mitsubishi, merged with UFJ Holdings, Inc., to form MUFG, which became the holding company for BTMU, the successor to The Bank of Tokyo-Mitsubishi.

MUFG and BTMU regularly consider their investment alternatives. In 2007, for example, MUFG completed its acquisition of the publicly held shares of Mitsubishi UFJ Securities, Inc., a Japanese broker/dealer the shares of which had been listed on the Tokyo Stock Exchange. In the summer of 2007, an informal project team in Tokyo conducted limited research on the possible acquisition of the Company’s publicly held shares of Common Stock. In early September, the decision was made not to proceed with consideration of the acquisition at that time because MUFG’s management had other more immediate priorities, in particular, the completion of full-scale domestic systems integration within the MUFG group.

In December 2007 and early 2008, representatives from MUFG and BTMU discussed with Masaaki Tanaka, the Company’s president and chief executive officer, at a conceptual level, MUFG’s global and U.S. business strategy, including the possibility of an acquisition by MUFG and BTMU of the publicly held shares of Common Stock.

In January 2008, the relevant departments of MUFG and BTMU determined to make the possible acquisition of the publicly held shares of Common Stock a renewed priority, as part of their long-term strategy in the U.S. market. In connection with that project, MUFG and BTMU established an internal working group that did not include Mr. Tanaka or any other representative from the Company. In addition, MUFG and BTMU engaged Sullivan & Cromwell LLP (“Sullivan & Cromwell”) as their U.S. legal advisor in January 2008, and Morgan Stanley as their financial advisor and Mori Hamada & Matsumoto as their Japanese legal advisor in February 2008.

On Friday, April 25, 2008, senior management of MUFG and BTMU decided at an internal meeting to proceed with a proposal to pay $58.00 per share of Common Stock of the Company (other than the Controlled Shares) in a two-step transaction.

On Saturday, April 26, 2008, Nobuyuki Hirano and Akira Kamiya, senior representatives of MUFG and BTMU, met with Richard D. Farman, the lead independent director of the Company, David R. Andrews, an independent director and Chairman of the Corporate Governance Committee of the Company, and Mr. Tanaka in Santa Monica, California at the request of MUFG and BTMU. At the meeting, Messrs. Hirano and Kamiya communicated to Messrs. Farman, Andrews and Tanaka a proposal by MUFG and BTMU pursuant to which BTMU would acquire the shares of Common Stock (other than the Controlled Shares) for $58.00 per share of Common Stock in cash in a negotiated transaction with a special committee of independent directors of the Board of Directors that MUFG and BTMU assumed would be formed (such proposal is herein referred to as the “Initial Proposal”). Messrs. Hirano and Kamiya provided Messrs. Farman, Andrews and Tanaka with a term sheet reflecting the following terms:

•	Price: Purchase the shares not currently owned by BTMU for a price of $58.00 per share

•	Premium: 15-16% premium over the Company’s average trading prices of the Common Stock for the last week, 10 trading days and four weeks

•	Consideration: Cash

•	Structure: Tender offer followed by a second-step merger

•	Current Equity Awards: Cash-out

•

Executive/Employee Incentive and Retention Programs: MUFG/BTMU would like to discuss the optimal arrangements with the Company through a special committee of independent directors that MUFG/BTMU assumed would be created

•	Other terms:

•	Non-binding proposal

•

MUFG/BTMU would like to move forward to obtain the approval and recommendation of a special committee and believe that they can work with a special committee and achieve that result. As part of the process, MUFG/BTMU expect there would be:

•	Execution of confidentiality agreement

•	Confirmatory due diligence

•	Negotiation of satisfactory merger agreement

Messrs. Hirano and Kamiya also informed Messrs. Farman, Andrews and Tanaka that MUFG and BTMU were interested only in acquiring the publicly held shares of Common Stock and were not interested in selling any of the Controlled Shares.

Following the meeting with representatives of MUFG and BTMU, Mr. Farman convened a telephonic meeting to inform the other independent directors on the Board of Directors of the Initial Proposal.

On Tuesday, April 29, 2008, the Board of Directors held a meeting in Berkeley, California, to establish a special committee of independent directors to evaluate and formulate a response to the Initial Proposal (the “Special Committee”). At the meeting, the Board of Directors resolved to appoint a Special Committee consisting of Aida M. Alvarez, Mr. Andrews, Nicholas B. Binkley, L. Dale Crandall, Murray H. Dashe, Mr. Farman, Christine Garvey, Michael J. Gillfillan, Mohan S. Gyani, Ronald L. Havner, Jr., Mary S. Metz, J. Fernando Niebla, Barbara L. Rambo and Dean A. Yoost, all of whom were directors of the Company and were neither employees of the Company nor current or former employees or directors of MUFG or BTMU, and appointed Mr. Farman as Chairman of the Special Committee. The resolutions establishing the Special Committee vested the Special Committee with the power and authority to act for and on behalf of the Board of Directors with respect to any proposal to acquire the shares of Common Stock (other than the Controlled Shares), including to (i) establish the process and procedures for evaluating the terms of any such proposal, (ii) make or direct any such investigation as the Special Committee deems appropriate of the Company, its subsidiaries and any such proposal and any matters relating thereto, (iii) select and retain, at the Company’s expense, legal, financial and other advisors to assist the Special Committee in its evaluation of any such proposal, (iv) negotiate on behalf of the Company the terms and conditions of any such proposal (including, without limitation, the authority to reject any such proposal in the Special Committee’s sole discretion), and (v) make a recommendation to the Board of Directors as to whether or not the Special Committee finds that any such proposal is advisable, fair to and in the best interests of the Company and its stockholders, other than BTMU and its affiliates. The resolutions did not authorize the Special Committee to seek a sale of the entire Company because MUFG and BTMU had conveyed that they had no intention of selling the shares of Common Stock owned by them and their affiliates.

Immediately following the establishment of the Special Committee, the Special Committee established a subcommittee (the “Subcommittee”) consisting of Messrs. Andrews, Crandall and Gyani and appointed Mr. Andrews as Chairman of the Subcommittee. The purpose of the Subcommittee was to assist the Special Committee in its evaluation of the Initial Proposal, including by retaining the Special Committee’s independent legal and financial advisors, and to report periodically to the Special Committee. However, the Subcommittee was not authorized to engage in discussions with MUFG, BTMU or other third parties without the Special Committee’s authorization and only the Special Committee was authorized to make a recommendation to the Board of Directors with respect to any proposal to acquire the shares of Common Stock (other than the Controlled Shares).

Promptly following its establishment, the Subcommittee conducted interviews with several law firms and investment banking firms to advise the Special Committee with respect to legal and financial matters, respectively. Among other matters, the Subcommittee considered the experience and expertise of the law firms and investment banking firms in special committee matters related to transactions similar to the Initial Proposal and whether such firms had any material conflicts of interest involving the Company, MUFG, BTMU or related parties. In this regard, Credit Suisse Securities (USA) LLC (“Credit Suisse”) informed the Subcommittee that it has arms’ length commercial relationships with MUFG and BTMU, including certain counterparty trading relationships and certain securities clearing and custody relationships, and that it has been engaging in discussions with BTMU regarding a possible arrangement with respect to a part of its debt products business. The Subcommittee concluded that each of Credit Suisse and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”) possessed the requisite experience and expertise to advise the Special Committee in connection with any potential transaction with MUFG or BTMU and that neither firm had any conflicts of interest involving the Company, MUFG, BTMU or related parties that would impair its ability to provide independent advice to the Special Committee. The Subcommittee determined to engage both firms on or around May 8, 2008.

On Monday, May 12, 2008, the Subcommittee held a telephonic meeting at which Mr. Farman and representatives of Skadden Arps and Credit Suisse participated. At the meeting, the Subcommittee reviewed the background of the Initial Proposal, discussed the process by which the Company would prepare financial forecasts for use by the Special Committee and its advisors in evaluating the Initial Proposal and furnish information to the Special Committee and its advisors, and prepared for the next Special Committee meeting. Because existing financial forecasts did not forecast the earnings prospects of the Company beyond the current year, the preparation of longer-term financial forecasts for use by the Special Committee was deemed necessary to assist the Special Committee and Credit Suisse in their review and evaluation of the Initial Proposal and the Company. The Subcommittee determined that Mr. Farman would speak with certain members of management to explain the Special Committee process and the procedures that should be followed in furnishing information to the Special Committee and its advisors, including instructions for management not to share information regarding its communications with the Special Committee with MUFG, BTMU or their affiliates without the Special Committee’s consent.

Following the meeting, Credit Suisse commenced its review of information regarding the Company based on publicly available information and non-public information received from management of the Company.

On Thursday, May 22, 2008, the Special Committee held a meeting in San Francisco, California, at which representatives of Skadden Arps participated. At the meeting, representatives of Skadden Arps reviewed for the Special Committee its duties under applicable law, including the fiduciary duties of the Special Committee. The

Special Committee also reviewed the scope of its responsibilities and authority as delegated by the Board of Directors and the procedures that were communicated to management of the Company with respect to the preparation of financial forecasts and the furnishing of information to the Special Committee and its advisors.

On Thursday, May 22, 2008 and Friday, May 23, 2008, Credit Suisse met with certain members of the Company’s management, including Philip B. Flynn, the Company’s vice chairman and chief operating officer, David I. Matson, the Company’s vice chairman and chief financial officer, John C. Erickson, the Company’s vice chairman and chief risk officer, David A. Anderson, the Company’s executive vice president and controller, Erin Selleck, then the Company’s senior vice president and treasurer, Morris W. Hirsch, then the Company’s senior vice president and acting general counsel, David W. Dobon, the Company’s senior vice president responsible for corporate development, Lois-Grace Golde, the Company’s senior vice president of financial planning & analysis, and Oliver Buechse, the Company’s senior vice president responsible for corporate strategy. During these meetings, Credit Suisse reviewed Company information and discussed the business and prospects of the Company with members of the Company’s management (other than Mr. Tanaka) to assist Credit Suisse in its review of the Company.

On Tuesday, May 27, 2008, the Subcommittee held a telephonic meeting at which Mr. Farman and representatives of Skadden Arps and Credit Suisse participated. Among other things, at that meeting, Credit Suisse discussed the status of its review of information regarding the Company with the Subcommittee and management perspectives regarding the Company’s business and prospects.

On Thursday, May 29, 2008, the Special Committee held a meeting in San Francisco, California, at which representatives of Skadden Arps and Credit Suisse participated. At the meeting, Credit Suisse discussed with the Special Committee the status of its review of information regarding the Company. Mr. Andrews also explained the process of management’s preparation of financial forecasts and noted that Messrs. Flynn, Matson, Erickson and Dobon and Ms. Golde (collectively, the “Management Team”) were the members of management of the Company preparing the financial forecasts for use by the Special Committee and that Mr. Tanaka, as a result of his affiliation with MUFG and BTMU, would not be involved in the preparation of the financial forecasts. The Special Committee also discussed the appropriate fee structure and fee levels for service on the Special Committee and Subcommittee in connection with the evaluation of the Initial Proposal. Prior to the meeting, Skadden Arps had delivered to the Special Committee information with respect to fees paid to members of special committees in other transactions involving special committees. The resolutions establishing the Special Committee had provided for a fee of $2,500 per meeting for Special Committee and Subcommittee members and an additional quarterly retainer of $2,500 for the Chairmen of the Special Committee and the Subcommittee, respectively. The Special Committee noted that the fee structure and fee levels should take into account the structure and size of the Special Committee, be consistent with the Board of Directors’ general approach regarding directors’ fees and be reasonable in light of the workload of Special Committee and Subcommittee members in evaluating the Initial Proposal. The Special Committee also noted that different fee levels for the Chairman of the Committee, the Chairman of the Subcommittee and the members of the Subcommittee would be appropriate in light of the anticipated greater workload of these directors. Following a discussion, the Special Committee (other than Messrs. Farman, Andrews, Crandall and Gyani, who recused themselves from this portion of the Special Committee meeting) resolved that, subject to the ratification of the full Board of Directors, Messrs. Farman and Andrews would be paid a fee for serving as Chairman of the Special Committee and Chairman of the Subcommittee, respectively, consisting of $75,000 as a retainer and a $2,500 per meeting fee, and Messrs. Crandall and Gyani would be paid a fee for serving as members of the Special Committee and the Subcommittee consisting of $50,000 as a retainer and a $2,500 per meeting fee. The full Special Committee also resolved to recommend that the Board of Directors adopt a resolution providing that the remaining members of the Special Committee be paid a fee for serving as members of the Special Committee consisting of $30,000 as a retainer and a $2,500 per meeting fee. On Tuesday, June 17, 2008, the Board of Directors held a telephonic meeting and ratified and approved the foregoing fees for the members of the Special Committee and the Subcommittee.

In the morning on Wednesday, June 4, 2008, the Management Team provided an initial draft of financial forecasts reflecting a base and an upside scenario to the Subcommittee and Credit Suisse. In the afternoon on Wednesday, June 4, 2008, the Subcommittee held a telephonic meeting at which representatives of Skadden Arps and Credit Suisse participated. At the meeting, Credit Suisse reviewed with the Subcommittee the financial forecasts prepared by the Management Team, including the assumptions reflected in such forecasts. Following such review and a discussion among the Subcommittee and representatives of Credit Suisse and Skadden Arps, the Subcommittee requested that Credit Suisse prepare a set of questions for the Management Team regarding the financial forecasts reflecting the discussions held with the Subcommittee at that meeting. The Subcommittee also noted that, as had been previously contemplated among Mr. Farman, Mr. Andrews and representatives of Credit Suisse and Skadden Arps, it would be beneficial for the Special Committee to receive a presentation from the Management Team regarding the financial forecasts and to provide the Special Committee with the opportunity to communicate directly with the Management Team regarding such forecasts. The Subcommittee determined that Mr. Farman and Mr. Andrews would extend invitations to attend the next Special Committee meeting to the Management Team to present the financial forecasts to the Special Committee.

On Thursday, June 5, 2008, Credit Suisse reviewed a draft of the questions regarding the assumptions underlying the methodology used in preparing the financial forecasts with the members of the Subcommittee, and following the incorporation of the Subcommittee’s comments, provided these questions to the Management Team. On Monday, June 9, 2008, the Management Team provided updated financial forecasts reflecting refinements to the Management Team’s assumptions and methodology. The Management Team also prepared responses to the questions posed by the Subcommittee and Credit Suisse.

On Tuesday, June 10, 2008, the Subcommittee held a telephonic meeting at which Mr. Farman and representatives of Skadden Arps and Credit Suisse participated. Credit Suisse reviewed with the Subcommittee the updated financial forecasts, including the assumptions reflected in such forecasts, and the responses to the Subcommittee’s and Credit Suisse’s questions. Mr. Farman and Mr. Andrews reported that the Management Team would present the financial forecasts to the Special Committee at its next meeting and would be prepared to answer the questions of the members of the Special Committee regarding such forecasts.

On Thursday, June 12, 2008, the Special Committee held a meeting in San Francisco, California, at which representatives of Skadden Arps and Credit Suisse participated. At the meeting, Mr. Andrews reported on the work of the Subcommittee and Credit Suisse in reviewing the financial forecasts. The Management Team then joined the meeting and presented the financial forecasts to the Special Committee. Following a discussion of the financial forecasts with the Management Team, the Special Committee asked the Management Team to update the financial forecasts to include a base forecast reflecting management’s views of the Company’s most likely results given current assessments of its prospects and an optimized forecast reflecting management’s views of a reasonable upside case for the prospects of the Company.

On the evening of Monday, June 16, 2008, the Management Team provided to the Subcommittee and Credit Suisse the financial forecast materials reflecting a base forecast and an optimized forecast. On Tuesday, June 17, 2008, the Subcommittee held a telephonic meeting at which Mr. Farman and representatives of Skadden Arps and Credit Suisse participated. At the meeting, Credit Suisse reviewed with the Subcommittee the financial forecasts provided by the Management Team.

On Friday, June 20, 2008, the Special Committee held a telephonic meeting at which representatives of Skadden Arps and Credit Suisse participated. At the meeting, Credit Suisse reviewed and discussed its preliminary financial analyses with respect to the Initial Proposal and the Company, including preliminary financial analyses based on the most recent financial forecasts provided by the Management Team to Credit Suisse. The preliminary financial analyses reviewed and discussed with the Special Committee by Credit Suisse on June 20, 2008, were substantially the same types of financial analyses as were reviewed and discussed with the Special Committee on August 17, 2008. After a discussion among the Special Committee and representatives of Credit Suisse and Skadden Arps, the Special Committee determined that the price proposed by MUFG and BTMU in the Initial Proposal substantially undervalued the Company and was not in the best interests of holders of shares of Common Stock (other than the holders of Controlled Shares). The Special Committee determined that Messrs. Farman and Andrews would communicate the Special Committee’s conclusion to Messrs. Hirano and Kamiya and the Special Committee instructed Credit Suisse also to communicate the Special Committee’s conclusion to Morgan Stanley.

On the evening of Sunday, June 22, 2008, Messrs. Farman and Andrews communicated the Special Committee’s conclusion to Messrs. Hirano and Kamiya. On Monday, June 23, 2008, Credit Suisse communicated the Special Committee’s conclusion to Morgan Stanley. Both Messrs. Hirano and Kamiya and Morgan Stanley were informed that the Special Committee and its advisors had been reviewing various preliminary valuation metrics, including a discounted cash flow analysis based on a management forecast, which the Special Committee believed more accurately reflected the Company’s intrinsic value as a going concern than current market prices for shares of Common Stock.

Additionally, it was noted that given the negative sentiment in the overall banking sector, the Special Committee believed that trading prices were presently not a useful benchmark of value for the Company because the Company had not experienced to the same degree the types of problems affecting many other industry participants. It was also communicated to both Messrs. Hirano and Kamiya and to Morgan Stanley that, should MUFG and BTMU decide to deliver a revised proposal, the Special Committee would give it careful consideration.

On Wednesday, June 25, 2008, at the direction of MUFG and BTMU, Morgan Stanley requested to review the financial forecasts that had been prepared by the Management Team for use by the Special Committee in evaluating the Initial Proposal. Credit Suisse was instructed to respond that the Special Committee was willing to provide the financial forecasts to MUFG, BTMU and their advisors, subject to the execution of a mutually satisfactory confidentiality agreement. On Wednesday, July 2, 2008, the Special Committee, the Company and BTMU entered into a confidentiality agreement and the financial forecasts were provided to Morgan Stanley. On Thursday, July 3, 2008, Morgan Stanley requested additional information with respect to the financial forecasts and a meeting with the management of the Company to review and discuss the financial forecasts. After consultation with the Subcommittee, Credit Suisse was instructed to provide backup data to the financial forecasts for 2008, 2009 and 2010 and quarterly projections for the second, third and fourth quarters of 2008.

Over the first three weeks of July, management of the Company worked to prepare for the announcement of the Company’s second quarter earnings and earnings guidance for the full year of 2008. On Monday, July 21, 2008, the Company announced its second quarter earnings and earnings guidance for the full year of 2008, which were lower than the second quarter and full year 2008 earnings forecasts included in the financial forecasts that had been prepared for use by the Special Committee in evaluating the Initial Proposal, principally due to increased provisioning levels for loan losses that were primarily attributable to higher criticized assets, increases in certain loss factors and strong loan growth. Later that day, the Management Team and Mr. Buechse met telephonically with Credit Suisse to provide an update of the Company’s actual performance compared with its forecasted performance.

On Tuesday, July 22, 2008, representatives of Credit Suisse and Morgan Stanley spoke over the phone regarding various matters relating to the Initial Proposal. Consistent with the position previously communicated by the Special Committee, Credit Suisse communicated that it was the Special Committee’s position not to make a counterproposal to the price proposed by MUFG and BTMU in the Initial Proposal because the Special Committee believed that the proposed price substantially undervalued the Company, but that, should MUFG and BTMU decide to deliver a revised proposal, the Special Committee would give it careful consideration.

On Wednesday, July 23, 2008, the Special Committee held a meeting in San Francisco, California, at which representatives of Skadden Arps and Credit Suisse participated. Credit Suisse updated the Special Committee regarding communications with Morgan Stanley since the last Special Committee meeting and the Special Committee reviewed the second quarter results and earnings guidance. In light of the Company’s actual second quarter earnings and earnings guidance for the full year of 2008, the Special Committee requested that the Management Team prepare updated financial forecasts reflecting such results and earnings guidance and that the Subcommittee and Credit Suisse review the updated financial forecasts. The Special Committee also instructed Mr. Andrews and Credit Suisse to contact MUFG and BTMU and Morgan Stanley, respectively, to reiterate the Special Committee’s position regarding the Initial Proposal.

On Wednesday, July 23, 2008, Mr. Andrews called Mr. Kamiya to reiterate that the Special Committee continued to believe that the price proposed in the Initial Proposal substantially undervalued the Company, but that the Special Committee had no intention of delaying the process should MUFG and BTMU decide to deliver a revised proposal and would give any such revised proposal prompt and careful consideration. On Thursday, July 24, 2008, Credit Suisse called Morgan Stanley to deliver the same message.

On Thursday, July 31, 2008, the Management Team delivered updated financial forecasts to Credit Suisse. On Friday, August 1, 2008, Credit Suisse informed Messrs. Farman and Andrews of its view that the revisions to the financial forecasts would not have a significant impact on the preliminary financial analyses reviewed and discussed with the Special Committee on June 20, 2008.

Also on Friday, August 1, 2008, at the request of Messrs. Farman and Andrews, Credit Suisse provided the updated financial forecasts to Morgan Stanley. On Monday, August 4, 2008, the Management Team and Mr. Anderson met with representatives of Morgan Stanley, with representatives of Credit Suisse present, to discuss such updated financial forecasts.

On Wednesday, August 6, 2008, the Subcommittee held a telephonic meeting in which representatives of Skadden Arps and Credit Suisse participated. At the meeting, Credit Suisse updated the Subcommittee regarding the meeting between the Management Team and Mr. Anderson and Morgan Stanley. Credit Suisse also confirmed to the Subcommittee that the revisions to the financial forecasts did not have a significant impact on the preliminary financial analyses reviewed and discussed with the Special Committee on June 20, 2008.

On Tuesday, August 12, 2008 in Tokyo, the boards of directors of MUFG and BTMU concluded that, given the amount of time that had passed since the Initial Proposal was made and the lack of progress in discussions with the Special Committee, it would be appropriate to provide the Company’s public stockholders an opportunity to accept a proposed $63.00 per share price. Accordingly, they approved making a tender offer to the stockholders of the Company at such a price without prior approval of the Special Committee or the Board of Directors.

Late in the evening in California on Monday, August 11, 2008, Messrs. Hirano and Kamiya contacted Messrs. Farman and Andrews to inform them that MUFG and BTMU would issue a press release shortly stating that MUFG and BTMU intended to commence a tender offer at $63.00 per share in cash on or about August 18, 2008 (the “Proposed $63.00 Offer”). MUFG and BTMU subsequently issued a press release stating that BTMU intended to commence the Proposed $63.00 Offer on or about August 18, 2008.

In the morning on Tuesday, August 12, 2008, Messrs. Farman and Andrews and representatives of Skadden Arps and Credit Suisse discussed MUFG’s and BTMU’s announcement that BTMU intended to commence the Proposed $63.00 Offer. In consultation with members of the Subcommittee and representatives of Credit Suisse and Skadden Arps, Messrs. Farman and Andrews determined that it would be appropriate to issue a press release urging holders of shares of Common Stock to take no action at such time with respect to the Proposed $63.00 Offer and to await the recommendation of the Special Committee with respect to the Proposed $63.00 Offer. Such a press release was issued later that day.

On Wednesday, August 13, 2008, the Special Committee held a telephonic meeting in which representatives of Skadden Arps and Credit Suisse participated. At the meeting, Credit Suisse reviewed and discussed its preliminary financial analyses with respect to the Proposed $63.00 Offer and the Company, including preliminary financial analyses based on the most recent updated financial forecasts provided by the Management Team to Credit Suisse. The preliminary financial analyses reviewed and discussed with the Special Committee by Credit Suisse on August 13, 2008 were substantially the same types of financial analyses as were reviewed and discussed with the Special Committee on August 17, 2008. After a discussion among the Special Committee and representatives of Credit Suisse and Skadden Arps, the Special Committee determined that the Proposed $63.00 Offer substantially undervalued the Company and was not in the best interests of holders of shares of Common Stock (other than the holders of Controlled Shares). The Special Committee also authorized the issuance of a press release setting forth the Special Committee’s determination. Such a press release was issued later that day. The Special Committee also authorized Messrs. Farman and Andrews and representatives of Credit Suisse to communicate to MUFG and BTMU and their financial advisor a counterproposal of $79.00 per share in cash indicating that at such price the Special Committee would be willing to recommend an offer to the holders of shares of Common Stock (other than the holders of Controlled Shares). Later that day, Messrs. Farman and Andrews telephoned Messrs. Hirano and Kamiya and communicated the counterproposal of $79.00 per share in cash.

On Thursday, August 14, 2008, Morgan Stanley and Credit Suisse spoke several times over the phone regarding the Special Committee’s counteroffer. During those conversations, both financial advisors agreed to explore with their respective clients the middle ground between the Proposed $63.00 Offer and the counterproposal of $79.00 per share in cash.

On Friday, August 15, 2008, the Special Committee held a telephonic meeting in which representatives of Skadden Arps and Credit Suisse participated. At the meeting, the Special Committee provided negotiation instructions to Messrs. Farman and Andrews and the Special Committee’s advisors. Later that day, in accordance with the instructions of the Special Committee, Credit Suisse communicated to Morgan Stanley that the Special Committee would be willing to accept a price of $75.00 per share. Skadden Arps also proposed to Sullivan & Cromwell a transaction structure which did not contemplate the execution of a negotiated merger agreement but rather the commencement by BTMU of a tender offer, which, if the price were acceptable to the Special Committee, would be favorably recommended by the Special Committee, and pursuant to which BTMU would commit to complete a short-form merger at a price equal to the tender offer price if it were to hold 90% or more of the outstanding shares of Common Stock upon consummation of the tender offer. Sullivan & Cromwell informed representatives of Skadden Arps that compliance with the provisions of Delaware law governing short-form mergers would result in adverse Japanese tax consequences to BTMU. Sullivan & Cromwell proposed a transaction structure which contemplated the execution of a negotiated merger agreement providing for a tender offer followed by a long-form merger at a price equal to the tender offer price if MUFG and BTMU were to hold 90% or more of the outstanding shares of Common Stock upon consummation of the tender offer or otherwise within six months following the consummation of the tender offer, or if MUFG and BTMU or the Company were otherwise to elect to seek stockholder approval for such merger, and such merger were to be consummated within six months of the consummation of the tender offer. During the discussions, Messrs. Farman and Andrews also informed Messrs. Hirano and Kamiya that the Company was contemplating the adoption of certain employee benefit arrangements in connection with the announcement of a transaction, if an agreement were to be reached.

On Saturday, August 16, 2008, the Executive Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee”) met to review certain new compensation arrangements and changes to certain of the Company’s existing compensation arrangements in connection with the Offer. Following discussion, the Compensation Committee approved an amendment to the Separation Pay Plan and recommended to the Board of Directors the adoption of the “bridge plan program” and approved the acceleration of vesting and cash-out of outstanding awards under the Company’s Management Stock Plan and Performance Share Plan.

Late in the evening of Saturday, August 16, 2008, after negotiations were not successful in convincing MUFG and BTMU to raise the proposed price, Messrs. Farman and Andrews communicated to Messrs. Hirano and Kamiya that they believed the Special Committee would be willing to accept a price of $74.00 per share. Messrs. Hirano and Kamiya then made a counterproposal of $73.50 per share predicated on a transaction structure contemplating the execution of a negotiated merger agreement providing for a two-step transaction consisting of a tender offer followed by a merger. Messrs. Farman and Andrews and Messrs. Hirano and Kamiya agreed to recommend an offer price of $73.50 and such a transaction structure to the Special Committee and MUFG’s and BTMU’s board of directors, respectively. During the course of August 17, 2008, the Special Committee, MUFG and BTMU and their respective legal advisors negotiated the terms of the Merger Agreement.

On Sunday afternoon, August 17, 2008, the Special Committee held a meeting in San Francisco, California, at which representatives of Skadden Arps and Credit Suisse participated. Messrs. Farman and Andrews updated the Special Committee regarding the negotiations with MUFG and BTMU and their $73.50 per share proposal. The Special Committee then discussed certain new compensation arrangements and changes to certain of the Company’s existing compensation arrangements in connection with the Offer which had been adopted or recommended by the Compensation Committee. The Special Committee expressed its support for the Compensation Committee’s actions and recommendations. The Special Committee then approved enhanced severance protection arrangements and recommended such arrangements’ adoption to the Board of Directors. Skadden Arps then reviewed the legal duties of the members of the Special Committee and the proposed terms of the Merger Agreement. Credit Suisse then reviewed and discussed with the Special Committee its financial analyses with respect to the transactions contemplated by the Merger Agreement and the Company and then rendered its oral opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) with respect to the fairness from a financial point of view to the holders of shares of Common Stock, other than BTMU and its affiliates, of the consideration to be received by such holders in the Offer and the Merger. Based on a review of numerous factors and considerations in consultation with its legal and financial advisors, the Special Committee then unanimously (with one member absent) (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and the holders of shares of Common Stock (other than the holders of Controlled Shares), including the holders of Common

Stock unaffiliated with the Company; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby; and (iii) recommended to the Board of Directors that the Board of Directors approve and declare advisable the Merger Agreement and the transactions contemplated thereby and recommend that the holders of shares of Common Stock (other than the holders of Controlled Shares) accept the Offer, tender their shares of Common Stock to BTMU pursuant to the Offer and, to the extent any such holders do not tender their shares of Common Stock, adopt the Merger Agreement.

At a telephonic meeting later that day, based on the recommendation of the Special Committee, the Board of Directors (with one independent director absent and the three directors affiliated with MUFG abstaining) (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and the holders of shares of Common Stock (other than the holders of Controlled Shares), including the holders of Common Stock unaffiliated with the Company; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby; and (iii) resolved to recommend to the holders of shares of Common Stock (other than the holders of Controlled Shares) that they accept the Offer, tender their shares of Common Stock to BTMU pursuant to the Offer and, to the extent any such holders do not tender their shares of Common Stock, adopt the Merger Agreement. The Board of Directors also reviewed, ratified and adopted all of the employee benefit, compensation and severance arrangements recommended by the Compensation Committee on August 16 and the Special Committee earlier that day, and approved the treatment of outstanding equity incentive compensation awards.

On Monday, August 18, 2008, in Tokyo, the boards of directors of MUFG and BTMU approved the Offer and the Merger Agreement.

Later that day, the Company and BTMU executed the Merger Agreement and issued a joint press release prior to the opening of U.S. stock markets.

Expiration and Results of the Tender Offer.

On August 29, 2008, BTMU initiated a cash tender offer pursuant to the Merger Agreement to purchase all of the outstanding shares of Common Stock of the Company, other than the Controlled Shares, at a price of $73.50 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 29, 2008, filed as an exhibit to the Schedule TO filed by BTMU with the SEC on August 29, 2008, as amended on September 19, 2008, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”). The Offer expired at 12:00 Midnight, New York City time, on September 26, 2008. On September 28, 2008, BTMU accepted for payment a total of 46,119,880 shares tendered pursuant to the Offer and not withdrawn at a price of $73.50 per share for a total cost of $3,389,811,215, excluding fees and expenses related to the Offer. Payment for the shares accepted for purchase under the Offer was made on October 1, 2008, in cash, without interest, by the depositary. Following completion of the Offer, BTMU owned approximately 136,337,188 shares of common stock outstanding as of October 1, 2008. Together, MUFG, BTMU and their affiliates owned approximately 97% of our outstanding Common Stock as of such date and continue to own approximately that percentage of our stock as of the date of this Information Statement.

Recommendation of the Special Committee and the Board of Directors.

At a meeting held on August 17, 2008, after careful consideration, including a thorough review of the transactions contemplated by the Merger Agreement with the Special Committee’s financial and legal advisors, the Special Committee unanimously (with one member absent):

(i)	determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and the holders of shares of Common Stock (other than the holders of Controlled Shares), including the holders of Common Stock unaffiliated with the Company;

(ii)	approved and declared advisable the Merger Agreement and the transactions contemplated thereby; and

(iii)	recommended to the Board of Directors that the Board of Directors approve and declare advisable the Merger Agreement and the transactions contemplated thereby and recommend that the holders of shares of Common Stock (other than the holders of Controlled Shares), accept the Offer, tender their shares of Common Stock to BTMU pursuant to the Offer and, to the extent any such holders do not tender their shares of Common Stock, adopt the Merger Agreement.

Also on August 17, 2008, following the Special Committee meeting, the Board of Directors (with one independent director absent and the three directors affiliated with MUFG abstaining), based on the recommendation of the Special Committee:

(i)	determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and the holders of shares of Common Stock (other than the holders of Controlled Shares), including the holders of Common Stock unaffiliated with the Company;

(ii)	approved and declared advisable the Merger Agreement and the transactions contemplated thereby; and

(iii)	resolved to recommend to the holders of shares of Common Stock (other than the holders of Controlled Shares) that they accept the Offer, tender their shares of Common Stock to BTMU pursuant to the Offer and, to the extent any such holders do not tender their shares of Common Stock, adopt the Merger Agreement.

The Board of Directors, based on the recommendation of the Special Committee, recommended that holders of shares of Common Stock (other than the holders of Controlled Shares) adopt the Merger Agreement, and the holder of approximately 97% of the voting power of the outstanding shares of capital stock entitled to vote has approved the Merger Agreement and the Merger. No other vote or stockholder action is required.

Reasons for the Recommendation by the Special Committee.

Supportive Factors.

In reaching its determinations and recommendations described above, the Special Committee based its determinations and recommendations on a number of factors that affirmatively supported such determinations and recommendations. The Special Committee believed that such factors supported its conclusion that the terms of the Merger Agreement and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of the Company and the holders of shares of Common Stock (other than the holders of Controlled Shares), including the holders of Common Stock unaffiliated with the Company. Such factors include, but are not limited to, the following:

Merger Consideration. The Special Committee considered the all-cash nature of the consideration to be paid in the Offer and the Merger, which allows the Company’s holders of Common Stock (other than the holders of Controlled Shares), including the holders of Common Stock unaffiliated with the Company, to realize fair value, in cash, for their investment in the Company and provides such stockholders certainty of value for their shares of Common Stock. In addition, the Special Committee considered:

•

the fact that the Merger Consideration represents a 26.3% premium to the trading price at which the shares of Common Stock closed on August 11, 2008, the day prior to the announcement of the Proposed $63.00 Offer;

•

the fact that the Merger Consideration represents premiums of 32.0%, 54.5% and 55.4% over the average trading prices for the shares of Common Stock for the ten-day, thirty-day and sixty-day periods ending immediately before the date of announcement of the Proposed $63.00 Offer, respectively;

•

the fact that the Merger Consideration represents a 21.0% premium to the highest trading price, and a 103.0% premium to the lowest trading price, each in the last twelve months prior to the date of announcement of the Proposed $63.00 Offer;

•	the fact that the per share trading prices of the shares of Common Stock have never exceeded the level of the Merger Consideration;

•

the fact that the Merger Consideration to be received by the holders of shares of Common Stock is $15.50 per share greater than the cash price per share that had initially been offered by MUFG and BTMU, which represents an increase in total value of the consideration offered to the holders of shares of Common Stock (other than the holders of Controlled Shares) of approximately 27% as compared to the Initial Proposal; and

•

the Special Committee’s belief that it had obtained MUFG’s and BTMU’s best and final offer, and that, as of the date of the Merger Agreement, the Merger Consideration represented the highest per share consideration reasonably obtainable.

Financial Analyses and Opinion of Credit Suisse. The Special Committee considered:

•	the financial analyses reviewed and discussed with the Special Committee by representatives of Credit Suisse;

•

the oral opinion of Credit Suisse to the Special Committee on August 17, 2008 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) with respect to the fairness, from a financial point of view, to the holders of Common Stock, other than BTMU and its affiliates, of the consideration to be received by such holders in the Offer and the Merger; and

•	the fact that the Merger Consideration was within the implied reference range value per share of Common Stock indicated by each of the financial analyses performed by Credit Suisse.

The opinion of Credit Suisse addresses the fairness of the transaction consideration with respect to holders of Common Stock “other than BTMU and its affiliates”, which includes all holders of Common Stock unaffiliated with the Company and the directors and officers of the Company which may be deemed to be affiliated with the Company. The Special Committee was able to reach its fairness determination as to holders of Common Stock unaffiliated with the Company because it considered that holders of Common Stock unaffiliated with the Company and directors and officers of the Company who are also holders of Common Stock receive the same per share consideration in the Offer and the Merger.

Financial and Business Information. The Special Committee considered its familiarity with the current and historical financial condition, results of operations, competitive position, business, prospects and strategic objectives of the Company, including potential risks involved in achieving such prospects and objectives, and the current and expected conditions in the general economy and in the banking industry, including the uncertain credit markets and lending environment and the potential impact of such environment in achieving such prospects and objectives. A discussion of these matters can be found in the Company’s Form 10-K for the year ended December 31, 2007 and in the Company’s Form 10-Q for the quarter ended June 30, 2008, and in its other filings with the SEC.

Management Forecasts. The Special Committee considered the updated financial forecasts prepared by the Management Team at the request of the Special Committee regarding the Company’s business and prospects for calendar years 2008 through 2010. For further information regarding the updated financial forecasts prepared by the Management Team, please refer to “THE MERGER – Financial Forecasts Prepared by Certain Members of Management of the Company”.

Comparison of Merger Consideration to Alternative of Remaining a Public Company. The Special Committee considered the return of cash value to holders of Common Stock pursuant to the Offer and the Merger to the trading value of the shares of Common Stock before the Proposed $63.00 Offer and the uncertainty that trading values would approach $73.50 in the foreseeable future. The Special Committee believed that there was uncertainty that trading values would approach $73.50 in the foreseeable future because of (i) current and expected conditions in the general economy and in the banking industry, including the fact that uncertain overall financial market conditions have impacted trading prices of stocks in the banking industry, (ii) the fact that the per share trading prices of the shares of Common Stock have never exceeded the level of the Merger Consideration prior to announcement of the Offer, and (iii) the risks inherent in achieving the financial forecasts prepared by the Management Team.

Absence of Strategic Alternatives. The Special Committee took into account that MUFG, BTMU and their affiliates owned approximately 64.9% of the Company and recognized that any alternative strategic transaction was impossible as a practical matter without the consent of MUFG or BTMU. The Special Committee took into account the position of MUFG and BTMU, which was confirmed as recently as August 17, 2008, that MUFG and BTMU were interested only in acquiring the publicly held shares of Common Stock and were not interested in selling any of the Controlled Shares.

Negotiation Process and Procedural Fairness. The terms of the Offer and Merger were the result of robust arms’ length negotiations conducted by the Special Committee, which is comprised entirely of independent directors, with the assistance of independent financial and legal advisors.

Transaction Structure. The Special Committee considered that a tender offer and subsequent back-end merger would likely provide holders of shares of Common Stock the opportunity to receive $73.50 per share in cash more quickly than in a one-step merger transaction.

Majority of the Minority Condition. The Special Committee considered that the Offer was subject to a non-waivable condition that there be validly tendered and not withdrawn at least a majority of the shares of Common Stock that are not Controlled Shares or held by the directors and officers of the Company. The Special Committee believed that the non-waivable “majority-of-the-minority” condition supported the determination of the Special Committee that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and the holders of shares of Common Stock (other than the holders of Controlled Shares), including the holders of Common Stock unaffiliated with the Company, because, by virtue of this condition, the decision-making authority whether to accept or reject the Offer is given to the holders of Common Stock that do not hold Controlled Shares and who are not directors or officers of the Company.

Other Terms of the Merger Agreement. The Special Committee considered the other terms of the Merger Agreement, including that the Merger Agreement:

•

permits the Special Committee to change its recommendation to the Board of Directors and the Board of Directors to change its recommendation to holders of shares of Common Stock to the extent that the Special Committee or the Board of Directors, as the case may be, determines in good faith, after consultation with outside counsel, that such action is necessary for the directors to comply with their fiduciary duties under applicable law;

•	contains limited conditions to the consummation of the Merger; and

•	does not contain a financing condition for the Merger.

Appraisal Rights. The Special Committee considered the fact that stockholders who did not tender their shares of Common Stock pursuant to the Offer would have the right to dissent from the Merger and to demand appraisal of the fair value of their shares under the Delaware General Corporation Law, whether or not a stockholder vote is required to approve the Merger.

Potentially Negative Factors.

In reaching its determinations and recommendations described above, the Special Committee also considered the following potentially negative factors:

No Participation in the Company’s Future. If the Merger is consummated, holders of shares of Common Stock (other than the holders of Controlled Shares), including the holders of Common Stock unaffiliated with the Company, will receive the Merger Consideration in cash and will no longer have the opportunity to participate in the increases, if any, in the value of the Company and the Company’s future growth prospects. The Special Committee considered MUFG’s and BTMU’s public statements to the effect that they intended to use the Company as a platform for expansion in the United States.

The 90% Requirement. The Special Committee considered:

•

BTMU’s right not to consummate the Merger following completion of the Offer if MUFG, BTMU and their affiliates were not able to acquire 90% or more of the outstanding shares of Common Stock upon consummation of the Offer or otherwise within six months following the consummation of the Offer (the “90% Requirement”);

•

the fact that, if MUFG, BTMU and their affiliates were not able to acquire 90% or more of the outstanding shares of Common Stock upon consummation of the Offer or otherwise within six months following the consummation of the Offer, MUFG, BTMU and their affiliates would not hold enough shares of Common Stock to assure the consummation of a back-end cash merger due to the 90% vote requirement in the Company’s Certificate of Incorporation applicable to cash mergers between the Company, on the one hand, and MUFG, BTMU and their affiliates, on the other hand;

•

the fact that, if BTMU were not to consummate the Merger, holders who did not tender their shares of Common Stock in the Offer could be left with illiquid shares, which could potentially be de-listed from the New York Stock Exchange or de-registered under the federal securities laws, and the price of these shares could be negatively affected; and

•

the statement by MUFG and BTMU in the Offer to Purchase that if the Offer was consummated and MUFG, BTMU and their affiliates did not collectively own 90% of the shares of Common Stock following consummation of the Offer, MUFG and BTMU could have considered various options, including acquiring shares in open market or privately negotiated purchases to increase ownership to 90%, which may have resulted in MUFG and BTMU acquiring shares of Common Stock in open market or privately negotiated purchases at prices that may have been higher or lower than the Offer Price.

No Short-Form Merger. The Special Committee considered:

•

MUFG’s and BTMU’s statement that compliance with the provisions of Delaware law governing short-form mergers would result in adverse Japanese tax consequences to BTMU and that it was therefore unwilling to accept a requirement to engage in a short-form merger if MUFG, BTMU and their affiliates acquired 90% or more of the outstanding shares of Common Stock upon consummation of the Offer;

•

the fact that BTMU is required under the Merger Agreement to consummate a long-form merger at a price equal to the Offer Price if MUFG, BTMU and their affiliates were able to acquire 90% or more of the outstanding shares of Common Stock upon consummation of the Offer or otherwise within six months following the consummation of the Offer; and

•

the fact that, as a consequence of the requirement to consummate a long-form merger, rather than a short-form merger, if MUFG, BTMU and their affiliates were able to acquire 90% or more of the outstanding shares of Common Stock upon consummation of the Offer or otherwise within six months following the consummation of the Offer, a longer period of time would likely be required to effect the Merger, if any.

Tax Treatment. The Special Committee was aware that the receipt of the Offer Price and the Merger Consideration will generally be taxable to stockholders.

Risks the Offer and Merger May Not be Completed. The Special Committee considered the risk that the conditions to the Offer may not be satisfied and, therefore, that shares of Common Stock may not be purchased pursuant to the Offer and the Merger may not be consummated. The Special Committee considered the risks and costs to the Company if the Offer and the Merger were not consummated, including the diversion of management and employee attention, potential employee attrition, the potential effect on business and customer relationships and the potential effect on the trading price of the Common Stock.

Other Factors.

The Special Committee considered the net book value of the Company, which was $34.11 per share as of June 30, 2008. The Special Committee considered that the Merger Consideration represented a ratio of the Merger Consideration to net book value of approximately 2.15x, as compared to the median ratio of transaction consideration to net book value of selected precedent transactions since 2004 of 2.46x, which was a negative factor in its determination as to fairness, but was not considered determinative by the Special Committee in light of the other factors described herein supporting the Special Committee’s belief that the terms of the Merger Agreement and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of the Company and the holders of shares of Common Stock (other than the holders of Controlled Shares), including the holders of Common Stock unaffiliated with the Company.

While the Special Committee did not establish a specific going concern value of the Company and did not believe that there is a single method for determining going concern value, the Special Committee believed that each of Credit Suisse’s valuation methodologies represented a valuation of the Company as it continues to operate its business, and, to that extent, such analyses could be collectively characterized as forms of going concern valuations. For example, the Special Committee considered the selected companies analysis, which could be considered to represent the “stand-alone” valuation of the Company if it traded at the multiples calculated for the selected companies. In addition, the discounted cash flow analysis could be considered a “stand-alone” valuation of the Company based on the present value of the estimated future excess capital of the Company and the present value of the terminal value of the Company in 2012. The Special Committee considered these analyses in the context of the other financial analyses performed by Credit Suisse in the preparation of its opinion, and, in that regard, such analyses factored into the Special Committee’s fairness determination and were adopted by the Special Committee.

The Special Committee did not consider the liquidation value of the Company because it considered the Company to be a viable, going concern and therefore did not consider liquidation value to be a relevant valuation method. In addition, the Special Committee did not consider firm offers made by unaffiliated persons during the last two years to acquire all or a substantial part of the Company by merger, asset sale, acquisition of a controlling block of securities or otherwise, as no such offers were made during the last two years to the knowledge of the Special Committee. The Special Committee also did not review the purchase prices paid in recent purchases of shares of Common Stock by the Company or any director, officer or affiliate of the Company because it did not consider them to be material to its consideration of the transaction.

Procedural Fairness.

The Special Committee believes that sufficient procedural safeguards were and are present to ensure the procedural fairness of the Offer and the Merger and to permit the Special Committee to represent effectively the interests of the Company and the holders of shares of Common Stock (other than the holders of Controlled Shares), including the holders of Common Stock unaffiliated with the Company, even though (x) the Special Committee did not retain an unaffiliated representative to act solely on behalf of the Company’s unaffiliated stockholders for purposes of negotiating the terms of the Offer and the Merger or preparing a report concerning the fairness of the transaction and (y) MUFG, BTMU and their affiliates at the time owned approximately 64.9% of the Company, have the power to control the Company and have indicated their intention not to sell any of the Controlled Shares. These procedural safeguards include the following:

•	the Special Committee is solely comprised of directors who are not affiliated with MUFG or BTMU and are not current employees of the Company or any of its subsidiaries;

•	the fact that the Special Committee retained and received advice from its independent financial advisor, Credit Suisse, and its independent legal counsel, Skadden Arps;

•

the Special Committee’s robust arms’ length negotiations, with the assistance of Credit Suisse and Skadden Arps, with representatives of BTMU and MUFG regarding the Merger Consideration and the other terms of the Merger Agreement and the transactions contemplated thereby;

•

the recognition by the Special Committee that it had no obligation to recommend the Offer or the Merger or any other transaction and could have rejected the Offer and the Merger in its sole discretion; and

•

the fact that stockholders who did not tender their shares of Common Stock pursuant to the Offer would have the right to dissent from the Merger and to demand appraisal of the fair value of their shares under the Delaware General Corporation Law, whether or not a stockholder vote is required to approve the Merger.

The Special Committee was also aware of the potential conflicts of interest of the designees of MUFG and/or BTMU to the Board of Directors as well as the potential conflicts of management representatives on the Board of Directors. The Special Committee believed that the process of using a committee of directors without any significant relationships with MUFG, BTMU or any of their affiliates (other than their status as directors of the Company) is a well established mechanism under Delaware law to deal with this issue and believed that the Special Committee process effectively removed these conflicts as an issue.

The Special Committee also was aware of the potential conflict of interest created by the shares of restricted stock and options owned by each member of the Special Committee being converted into $73.50 in cash upon consummation of the Merger. The Special Committee did not consider the fact that shares of restricted stock and options would be converted into cash as a significant matter given the relatively small amounts of restricted stock and options involved and the likelihood that the Special Committee members’ shares of restricted stock and options would have vested absent a transaction with MUFG and BTMU with the passage of time under the existing terms of the restricted stock and option plans.

Given the procedural safeguards described above, the Special Committee did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the Company’s unaffiliated stockholders for purposes of negotiating the terms of the Offer and the Merger or preparing a report concerning the fairness of the transaction.

The foregoing discussion of the information, reasons and factors that the Special Committee considered includes the material information, reasons and factors considered by the Special Committee, but is not intended to be exhaustive. The Special Committee did not find it practicable and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, the Special Committee viewed its determination and recommendation as being based on the totality of the information presented to and considered by the Special Committee. In addition, a member of the Special Committee may have given different weights to different factors than any other member.

Reasons for the Recommendation by the Board of Directors.

The determinations and recommendations of the Board of Directors were based on the following factors which the Board of Directors believed supported its conclusion that the terms of the Merger Agreement and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of the Company and the holders of shares of Common Stock (other than the holders of Controlled Shares), including the holders of Common Stock unaffiliated with the Company:

•	the recommendation of the Special Committee, based on the analysis and factors described below which were adopted by the Board of Directors;

•

the Special Committee having received from its independent financial advisor, Credit Suisse, an oral opinion on August 17, 2008 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) with respect to the fairness, from a financial point of view, to the holders of Common Stock, other than BTMU and its affiliates, of the consideration to be received by such holders in the Offer and the Merger; and

•

the Merger Consideration and the terms and conditions of the Merger Agreement were the result of what the Board of Directors believed were robust arms’ length negotiations between the Special Committee and MUFG and BTMU.

Financial Forecasts Prepared by Certain Members of Management of the Company.

The Special Committee and Credit Suisse reviewed certain updated financial forecasts prepared by the Management Team regarding the Company’s business and prospects for the calendar years 2008 through 2010, and Credit Suisse reviewed certain additional financial forecasts prepared by the Management Team regarding the Company’s business and prospects for the calendar years 2011 and 2012. The financial forecasts for the calendar years 2008 through 2012 provided to Credit Suisse by the Management Team on August 1, 2008 (the “Management Forecasts”), including certain of the assumptions reflected in such forecasts, are described below.

The Special Committee requested that the Management Team prepare financial forecasts reflecting two scenarios: a base forecast reflecting management’s views of the Company’s most likely results given current assessments of its prospects and an optimized forecast reflecting management’s views of a reasonable upside case for the prospects of the Company. Loan growth and loan loss provisions are identical in the base forecast and the optimized forecast. Core deposit growth for 2008 and 2009 is also identical in both cases. Higher core deposit growth (in the period 2010 through 2012) and higher fees (in the period 2009 through 2012) are the main drivers that differentiate the two forecasts.

The key drivers of loan growth in the Management Forecasts are expected to be commercial and industrial (C&I) and residential real estate/consumer loan growth. C&I and residential real estate/consumer average loan growth from 2008 to 2012 is projected to be 16% and 11%, respectively. The C&I loan growth assumption for the period 2010 through 2012 is forecasted to be about 70% of most recent trends.

The key drivers of deposit growth are projected to be money market deposits and other core deposits. Money market average deposit growth from 2008 through 2012 is assumed to be 10% in the base forecast. In the optimized forecast, money market average deposit growth from 2008 through 2012 is assumed to be 20%. Other average core deposits are projected to grow 8% from 2008 through 2012 in the base forecast. In the optimized forecast, other average core deposits are projected to grow 14%, which reflects the same growth rates used in the base forecast for 2008 and 2009, and then uses the growth rates experienced for deposits from 2001 through 2004 for 2010 through 2012.

For the purposes of these forecasts, the Management Team assumed that the interest rate environment remained unchanged throughout the forecast period. Given the assumptions on loan and deposit growth with a flat rate environment, net interest margin forecasts were 3.67% / 3.44% / 3.27% / 3.27% / 3.24% and 3.67% / 3.45% / 3.32% / 3.34% / 3.37% for 2008 / 2009 / 2010 / 2011 / 2012 for the base and optimized forecasts, respectively.

Forecasted provision levels for 2008 through 2010 were based on an analysis which assessed the potential impact of a severe downturn on operating and credit performance.

Forecasted provision levels for 2011 and 2012 utilized current expected loss levels. Loan loss provisions in the Management Forecasts are expected to be $302 million (with another $13 million reflected in noninterest expense for off balance sheet credit provisions), $180 million, $115 million, $140 million and $140 million in 2008, 2009, 2010, 2011 and 2012, respectively.

Noninterest income growth from 2008 through 2012 is expected to be 5% in the base forecast driven primarily by deposit fees and other fees. In the optimized forecast, noninterest income growth from 2008 through 2012 is projected to be 8%, driven by deposit fees which for the period 2008-2010 assumed a growth rate similar to that experienced from 2001 through 2004 and for the period 2011-2012 used the compound annual growth rate implied over the period 2008 through 2010.

The noninterest expense numbers reflect expense reductions based upon planned changes in certain of the Company’s business processes.

The Management Forecasts assume capital management initiatives designed to produce a more efficient capital mix and one that is consistent with the Company’s peers. The more efficient capital mix is assumed to be achieved primarily through the repurchase of common stock and through the issuance of hybrid and subordinated debt securities. The resultant year-end capital ratios are projected to be as follows:

Base forecast:

•	Tangible common equity ratio of 7.14% at 2008 year-end, 6.05% at 2009 year-end, 5.88% at 2010 year-end, 6.19% at 2011 year-end and 6.48% at 2012 year-end;

•	Tier 1 capital ratio of 7.86% at 2008 year-end, 7.71% at 2009 year-end, 7.94% at 2010 year-end, 8.18% at 2011 year-end and 8.39% at 2012 year-end; and

•	Total capital ratio of 10.53% at 2008 year-end, 10.53% at 2009 year-end, 10.87% at 2010 year-end, 10.78% at 2011 year-end and 10.97% at 2012 year-end.

Optimized forecast:

•	Tangible common equity ratio of 7.14% at 2008 year-end, 6.06% at 2009 year-end, 5.82% at 2010 year-end, 5.99% at 2011 year-end and 6.12% at 2012 year-end;

•	Tier 1 capital ratio of 7.86% at 2008 year-end, 7.65% at 2009 year-end, 7.81% at 2010 year-end, 8.16% at 2011 year-end and 8.34% at 2012 year-end; and

•	Total capital ratio of 10.53% at 2008 year-end, 10.47% at 2009 year-end, 10.75% at 2010 year-end, 10.94% at 2011 year-end and 11.11% at 2012 year-end.

The projected future excess capital of the Company, which represents the Company’s future earnings in excess of the capital necessary to achieve the Company’s targeted capitalization plan, was derived from the Management Forecasts as follows: (1) for the base forecast, $144 million, $1,266 million, $848 million, $645 million and $742 million for the 2008 (second half only), 2009, 2010, 2011 and 2012 fiscal years, respectively, and (2) for the optimized forecast, $144 million, $1,268 million, $948 million, $841 million and $984 million for the 2008 (second half only), 2009, 2010, 2011 and 2012 fiscal years, respectively. The foregoing excess capital projections were used by Credit Suisse in performing its discounted cash flow analyses, as described below under “THE MERGER – Opinion of the Special Committee’s Financial Advisor – Discounted Cash Flow Analyses”.

A summary of the base forecast is set forth below:

($ in millions, except per share numbers)	Base Forecast
	2008	2009	2010	2011	2012
Avg. Balance Sheet
Cash and Securities	$11,381	$10,926	$12,016	$12,368	$12,735
Gross Loans & Leases	46,007	52,561	58,380	65,071	72,623
Loan Loss Reserve	(463)	(502)	(506)	(506)	(506)
Net Loans	45,543	52,060	57,874	64,565	72,117
Other Assets	3,052	3,243	3,324	3,469	3,620
Total Assets	$59,976	$66,228	$73,214	$80,402	$88,473
Core Deposits	$32,171	$34,707	$38,002	$41,429	$45,276
Non-Core Deposits	11,825	14,356	16,762	19,563	22,509
Borrowed Funds	9,685	11,426	12,787	13,284	14,084
Other Liabilities	1,569	1,490	1,233	1,085	897
Equity	4,725	4,249	4,430	5,041	5,706
Total Equity And Liabilities	$59,976	$66,228	$73,214	$80,402	$88,473

Profit & Loss
Net Interest Income	$2,046	$2,134	$2,245	$2,474	$2,701
Loan Loss Provision	302	180	115	140	140
Noninterest Income	810	841	890	934	981
Noninterest Expense	1,669	1,722	1,779	1,841	1,910
Net Income Before Taxes	886	1,073	1,241	1,427	1,631
Income Taxes	287	348	352	462	531
Net Income	$598	$726	$889	$965	$1,101
Avg. Shares-Diluted (in thousands)	138,007	125,999	121,496	120,046	118,578
EPS	$4.34	$5.76	$7.32	$8.04	$9.28

A summary of the optimized forecast is set forth below:

($ in millions, except per share numbers)	Optimized Forecast
	2008	2009	2010	2011	2012
Avg. Balance Sheet
Cash and Securities	$11,381	$10,926	$12,016	$12,368	$12,735
Gross Loans & Leases	46,007	52,561	58,380	65,071	72,623
Loan Loss Reserve	(463)	(502)	(506)	(506)	(506)
Net Loans	45,543	52,060	57,874	64,565	72,117
Other Assets	3,052	3,243	3,324	3,469	3,620
Total Assets	$59,976	$66,228	$73,214	$80,402	$88,473
Core Deposits	$32,171	$34,707	$41,642	$50,123	$60,485
Non-Core Deposits	11,825	14,366	13,387	11,175	8,350
Borrowed Funds	9,685	11,426	12,738	13,387	13,587
Other Liabilities	1,569	1,475	1,084	910	753
Equity	4,725	4,254	4,363	4,837	5,355
Total Equity And Liabilities	$59,976	$66,228	$73,214	$80,432	$88,530

Profit & Loss
Net Interest Income	$2,046	$2,138	$2,279	$2,526	$2,814
Loan Loss Provision	302	180	115	140	140
Noninterest Income	810	854	940	1,013	1,093
Noninterest Expense	1,669	1,722	1,784	1,854	1,936
Net Income Before Taxes	886	1,090	1,319	1,545	1,831
Income Taxes	287	354	382	507	607

($ in millions, except per share numbers)	Optimized Forecast
	2008	2009	2010	2011	2012
Net Income	$598	$736	$937	$1,038	$1,224
Avg. Shares—Diluted (in thousands)	138,007	126,925	121,690	118,386	114,794
EPS	$4.34	$5.80	$7.70	$8.77	$10.66

The Management Forecasts were not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Management Forecasts do not purport to present operations or financial condition in accordance with accounting principles generally accepted in the U.S. The Company’s independent accountants have not examined, compiled or otherwise applied procedures to the Management Forecasts and, accordingly, do not express an opinion or any other form of assurance with respect to the Management Forecasts. The Management Forecasts were prepared solely for use by the Special Committee and its financial advisor and are subjective in many respects and thus susceptible to interpretations based on actual experience and business developments. The Management Forecasts do not necessarily reflect the views of the members of management of the Company other than the Management Team. The Management Forecasts also reflect numerous assumptions made by the Management Team with respect to industry performance, general business, economic, market and financial conditions and other matters, including interest rate developments, all of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, there can be no assurance that the assumptions made in preparing the Management Forecasts will prove accurate. The Management Forecasts do not reflect any of the effects of the Merger or other changes that may in the future be deemed appropriate concerning the Company and its assets, business, operations, properties, policies, corporate structure, capitalization or management in light of the circumstances then existing. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the Management Forecasts. The inclusion of the Management Forecasts herein should not be regarded as an indication that the Company, the Special Committee, MUFG, BTMU or any of their respective representatives considered or consider the Management Forecasts to be a reliable prediction of future events, and the projections should not be relied upon as such. None of the Company, the Special Committee, MUFG, BTMU and their respective representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the Management Forecasts and, except as required by law, none of them intends to update or otherwise revise the Management Forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Management Forecasts are shown to be in error. The Management Forecasts constitute forward-looking statements. Investors should consider the risks and uncertainties in the Company’s business that may affect future performance, including those that are discussed under “FORWARD-LOOKING STATEMENTS”.

Opinion of the Special Committee’s Financial Advisor.

On August 17, 2008, Credit Suisse rendered its oral opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that, as of August 17, 2008, the consideration to be received by the holders of shares of Common Stock in the Offer and the Merger was fair, from a financial point of view, to such holders, other than BTMU and its affiliates. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Credit Suisse’s opinion was directed to the Special Committee and only addressed the fairness from a financial point of view of the consideration to be received by the holders of Common Stock, other than BTMU and its affiliates, in the Offer and the Merger, and did not address any other aspect or implication of the Offer or the Merger. The summary of Credit Suisse’s opinion in this Information Statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Exhibit B to this Information Statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this

Information Statement are intended to be, nor do they constitute, advice or a recommendation to any holder of shares of Common Stock as to how such holder should vote or act with respect to any matter relating to the Offer or the Merger.

In arriving at its opinion, Credit Suisse:

•	reviewed a draft, dated August 17, 2008, of the Merger Agreement;

•	reviewed certain publicly available business and financial information relating to the Company;

•	reviewed certain other information relating to the Company, including the Management Forecasts, provided to or discussed with Credit Suisse by the Company;

•	met with the Management Team to discuss the business and prospects of the Company;

•

considered certain financial and stock market data of the Company, and Credit Suisse compared that data with similar data for other publicly held companies in businesses it deemed similar to that of the Company;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and assumed and relied on such information being complete and accurate in all material respects. With respect to the Management Forecasts that Credit Suisse reviewed, the Management Team advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Management Team as to the future financial performance of the Company. With the Special Committee’s consent, Credit Suisse also assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the proposed transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company and that the transactions contemplated by the Merger Agreement will be consummated in accordance with the terms of the Merger Agreement without waiver, modification, amendment or addition of any material term, condition or agreement thereof. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Credit Suisse furnished with any such evaluations or appraisals. In addition, Credit Suisse is not an expert in evaluating loan, lease, investment or trading portfolios for purposes of assessing the adequacy of the allowances for losses, or evaluating loan servicing rights or goodwill for purposes of assessing any impairment thereto. Credit Suisse did not make an independent evaluation of the adequacy of the Company’s allowances for such losses, nor did it review any individual loan or credit files or investment or trading portfolios. In all cases, Credit Suisse assumed that the Company’s allowances for such losses were adequate to cover such losses. Credit Suisse also understood that, pursuant to the Merger Agreement, if BTMU was able to acquire 90% or more of the outstanding shares of Common Stock upon consummation of the Offer or otherwise within six months following the consummation of the Offer, BTMU would effect, as soon as practicable following consummation of the Offer, a merger of the Company with Merger Sub pursuant to which each outstanding share of Common Stock not owned by BTMU or its affiliates or acquired by BTMU in the Offer would be converted into the right to receive the same consideration to be received by the holders of shares of Common Stock in the Offer. Credit Suisse also assumed that the Agreement, when executed by the parties thereto, would conform to the draft reviewed by Credit Suisse in all respects material to its analyses.

Credit Suisse’s opinion did not address the merits of the transactions contemplated by the Merger Agreement as compared to alternative transactions or strategies that may be available to the Company nor did it address the Company’s underlying decision to proceed with the transactions contemplated by the Merger Agreement. Credit Suisse’s opinion also did not address any other aspect or implication of the transactions contemplated by the Merger Agreement or any other agreement, arrangement or understanding entered into in connection with the transactions contemplated by the Merger Agreement or otherwise including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party in the proposed transaction, or class of such persons, relative to the consideration or otherwise. Credit Suisse was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. The issuance of Credit Suisse’s opinion was approved by an authorized internal committee of Credit Suisse.

Credit Suisse’s opinion was for the information of the Special Committee in connection with its consideration of the proposed transaction and does not constitute advice or a recommendation to any holder of shares of Common Stock as to whether such holder should tender its shares of Common Stock pursuant to the Offer or how such holder should act with respect to any matter related to the proposed transaction.

In preparing its opinion to the Special Committee, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s valuation analyses is not a complete description of the analyses underlying Credit Suisse’s fairness opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the written opinion. No company, transaction or business used in Credit Suisse’s analyses for comparative purposes is identical to the Company or the transactions contemplated by the Merger Agreement. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied reference range values indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the Company’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to the Special Committee in connection with its consideration of the proposed transaction and were among many factors considered by the Special Committee in evaluating the proposed transaction. Neither Credit Suisse’s opinion nor its analyses were determinative of the consideration or of the views of the Special Committee or the Board of Directors with respect to the proposed transaction.

The following is a summary of the material valuation analyses performed in connection with the preparation of Credit Suisse’s opinion rendered to the Special Committee on August 17, 2008. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

Unless the context indicates otherwise, stock prices for the selected companies used in the Selected Companies Analysis described below were as of August 15, 2008, and the transaction and per share equity values for the target companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected transactions. Estimates of earnings per share for the Company for the fiscal years ending December 31, 2008 and December 31, 2009 were based on the Management Forecasts. Estimates of earnings per share for the selected companies listed below for the fiscal years ending 2008 and 2009 were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis.

Credit Suisse calculated stock prices as multiples of certain financial data for the Company and selected companies involved in the commercial banking industry.

The calculated multiples included:

•	Stock price as a multiple of last twelve months earnings per share (LTM EPS);

•	Stock price as a multiple of fiscal year 2008 estimated earnings per share (FY 2008E EPS);

•	Stock price as a multiple of fiscal year 2009 estimated earnings per share (FY 2009E EPS); and

•	Stock price as a multiple of tangible book value per share.

The selected companies were selected because they had publicly traded equity securities and were deemed to be similar to the Company in one or more respects including the nature of their business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. Credit Suisse identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to the Company. The commercial banking industry companies and related data were:

Company Name	Price	LTM P/E		2008E P/E		2009E P/E		Price/Book		Price/Tang. Book
PNC Financial Services Group, Inc.	$71.75	15.4	x	14.0	x	13.3	x	1.70	x	5.32	x
BB & T Corp.	30.09	10.1		10.8		10.2		1.28		2.35
Fifth Third Bancorp	15.07	9.0		21.7		12.4		0.90		1.49
M&T Bank Corp.	74.52	13.0		13.1		12.3		1.26		2.64
Regions Financial Corp.	9.10	4.6		6.8		6.2		0.32		0.84
KeyCorp	11.73	14.1		NM		10.7		0.65		0.82
Comerica Incorporated	30.41	9.7		14.2		11.2		0.90		0.93
Marshall & Ilsley Corporation	15.80	NM		NM		10.5		0.63		0.95
Zions Bancorp.	27.98	8.8		9.4		7.4		0.60		1.04
Huntington Bancshares Inc.	7.97	17.3		7.1		6.8		0.50		1.24

The selected companies analysis indicated the following for the commercial banking selected companies:

Multiple Description	High		Low		Mean		Median
Stock price as a multiple of:
FY 2008E EPS	21.7	x	6.8	x	12.1	x	12.0	x
FY 2009E EPS	13.3	x	6.2	x	10.1	x	10.6	x
Tangible Book Value Per Share	5.32	x	0.82	x	1.76	x	1.14	x

Credit Suisse applied multiple ranges based on the selected companies analysis to corresponding financial data for the Company based on the Management Forecasts or available from public sources, including:

	2008E EPS	2009E EPS	Tangible Book Value Per Share[1]
UnionBanCal (Base Forecast)	$4.34	$5.76	$24.00
UnionBanCal (Optimized Forecast)	$4.34	$5.80	$24.00

(1)	Excludes $7.50/share in excess capital as a result of bringing tangible common ratio down to 5.50% from current 7.22%.

In performing this analysis, Credit Suisse applied its judgment to the observed multiples and determined implied reference ranges per share of common stock for the observed multiples as follows:

	UnionBanCal Metric		Multiple Range		Implied Share Price Reference Range
2008E EPS (Base and Optimized Forecast)	$4.34		11.0x - 15.0	x	$47.74 - $65.10
2009E EPS (Base Forecast)	$5.76		10.0x - 13.5	x	$57.60 - $77.76
2009E EPS (Optimized Forecast)	$5.80		10.0x - 13.5	x	$58.00 - $78.30
Tangible Book Value per Share	$24.00	[1]	1.75x - 2.50	x	$49.50 - $67.49
Preliminary Implied Share Price Reference Range					$47.00 - $79.00

(1)	Excludes $7.50/share in excess capital as a result of bringing tangible common ratio down to 5.50% from current 7.22%.

The selected companies analysis indicated an implied reference range value per share of Common Stock of $47.00 to $79.00, as compared to the proposed transaction consideration of $73.50 per share of Common Stock.

Selected Transactions Analysis.

Credit Suisse calculated transaction values (on a per share basis) as multiples of and premiums to certain financial data based on the purchase prices paid in selected publicly-announced transactions involving target companies in the commercial banking industry since 2003 with an aggregate transaction value between $1 billion and $10 billion.

The calculated multiples and premiums included:

•	Transaction value per share as a multiple of LTM EPS;

•	Transaction value per share as a multiple of the earnings per share for the year each transaction was announced (FY1 EPS);

•	Transaction value per share as a multiple of tangible book value per share; and

•	Transaction value premium to core deposits.

The selected transactions were selected because the target companies were deemed to be similar to the Company in one or more respects including the nature of their business, size, diversification, financial performance and geographic concentration. Except as indicated above, no specific numeric or other similar criteria were used to select the selected transactions and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a transaction involving the acquisition of a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a transaction involving the acquisition of a similarly sized company with less similar lines of business and greater diversification may have been excluded. Credit Suisse identified a sufficient number of transactions after January 21, 2003 for purposes of its analysis, but may not have included all transactions that might be deemed comparable to the Merger.

The selected transactions and related data were:

				Transaction Value Per Share/
Acquiror	Target	Announcement Date	Transaction Value	LTM EPS		FYl EPS		Book Per Share		Tangible Book Per Share		Core Deposit Premium
TD	Commerce	10/02/07	$8,526	34.4	x	20.0	x	2.13	x	2.24	x	13.3%
Royal Bank of Canada	Alabama National	09/05/07	1,670	19.6		19.8		1.89		3.02		25.4
Fifth Third Bancorp	First Charter	08/15/07	1,089	22.6		21.5		2.41		2.97		26.9
People’s United	Chittenden	06/26/07	1,888	20.1		21.0		2.49		3.81		30.4
Wells Fargo	Greater Bay	05/04/07	1,472	20.1		17.6		1.95		3.17		22.9
Huntington Bancshares	Sky Financial	12/20/06	3,592	16.1		16.2		2.00		3.09		26.4
TD	TD Banknorth	11/19/06	3,206	22.0		15.1		0.89		4.99		7.0
PNC Financial	Mercantile Bankshares	10/08/06	6,027	20.3		19.9		2.48		3.74		42.4
BBVA	Texas Regional Bancshares	06/12/06	2,165	26.5		22.5		3.25		4.84		43.2
TD Banknorth	Hudson United	07/11/05	1,912	14.8		15.9		3.55		4.38		27.2
Zions	Amegy Bancorp	07/05/05	1,709	22.6		21.6		2.68		3.74		24.1
Capital One	Hibernia	03/07/05	5,350	17.7		16.3		2.64		3.26		24.9
TD	Banknorth	08/25/04	3,694	18.2		17.2		2.41		4.77		12.3
SunTrust Banks	National Commerce Financial	05/07/04	7,013	19.8		18.2		2.44		4.40		45.5
BNP Paribas	Community First Bankshares	03/15/04	1,217	16.5		15.7		3.33		4.50		24.4
National City	Provident Financial	02/16/04	2,097	18.5		18.6		2.21		2.45		22.1
BB&T	First Virginia Banks	01/21/03	3,265	18.5		17.5		2.70		3.19		25.4

The selected transactions analysis indicated the following:

Multiple Description	High		Low		Mean		Median
Transaction value per share as a multiple of:
LTM EPS	34.4	x	14.8	x	19.6	x	19.7	x
FYI EPS	22.5	x	15.1	x	18.4	x	17.9	x
Tangible Book Value per Share	4.99	x	2.24	x	3.77	x	3.74	x
Core Deposit Premium	45.5%		7.0%		26.9%		25.4%

Credit Suisse applied multiple ranges based on the selected transactions analysis to corresponding financial data for the Company in the Management Forecasts or available from public sources, including:

	LTM EPS	2008E EPS	Tangible Book Value Per Share[1]
UnionBanCal (Base and Optimized Forecasts)	$3.70	$4.34	$24.00

(1)	Excludes $7.50/share in excess capital as a result of bringing tangible common ratio down to 5.50% from current 7.22%

In performing this analysis, Credit Suisse applied its judgment to the observed multiples and determined implied reference ranges per share of common stock for the observed multiples as follows:

	UnionBanCal Metric		Multiple Range		Implied Share Price Reference Range
LTM EPS	$3.70		16.0x - 22.0	x	$59.20 - $81.40
2008E EPS (Base and Optimized Forecast)	$4.34		15.5x - 21.0	x	$67.27 - $91.14
Tangible Book Value per Share	$24.00	[1]	3.5x - 4.0	x	$91.49 - $103.49
Core Deposit Premium [2]			20.0% - 30.0%		$70.71 - $93.15
Preliminary Implied Share Price Reference Range					$59.00 - $104.00

(1)	Excludes $7.50/share in excess capital as a result of bringing tangible common ratio down to 5.50% from current 7.22%
(2)	Tangible book value assumes a 5.5% target TCR.

The selected transactions analysis indicated an implied reference range value per share of Common Stock of $59.00 to $104.00, as compared to the proposed transaction consideration of $73.50 per share of Common Stock.

Discounted Cash Flow Analyses.

Credit Suisse performed discounted cash flow analyses based on the base forecast and the optimized forecast of the Management Forecasts from which Credit Suisse derived implied reference valuation ranges for the present value of the Common Stock.

In performing this analysis, Credit Suisse used the forecasts of the Company’s future earnings in excess of the capital necessary to achieve the Company’s targeted capitalization plan, or excess capital. In effect, the discounted cash flow analysis assumes that the excess capital will be distributed to the holders of Common Stock through dividends. The implied reference valuation range was determined by adding the present value of projected future dividends through 2012 to the estimated present value of the Common Stock thereafter based on a multiple of the Company’s projected 2012 net income or terminal value. To estimate present values, Credit Suisse discounted estimates of the Company’s future excess capital through 2012 and the terminal value by a range of discount rates that take into account the trading price volatility and risk associated with the Common Stock, the opportunity cost of equity capital and other relevant factors.

Credit Suisse used discount rates ranging from 11.0% to 14.0%, having observed that the current cost of equity for the Company indicated by Credit Suisse’s analyses was approximately 14.5% while the cost of equity for the Company indicated by Credit Suisse’s analyses utilizing historical predicted volatility for the price of Common Stock was approximately 10.0%. Credit Suisse also used terminal value multiples of fiscal year 2012 estimated earnings ranging from 10.0x to 13.0x, having observed that the selected companies analysis indicated that stock price as a multiple of LTM EPS for the selected companies ranged from 4.6x to 17.3x with a mean of 11.3x and a median of 10.1x.

The discounted cash flow analysis indicated an implied reference range value per share of the Common Stock of $63.00 to $83.00 using the base case forecasts and $70.00 to $92.00 using the optimized case forecasts, as compared to the proposed transaction consideration of $73.50 per share of Common Stock.

Other Considerations.

Premiums Paid in Selected Minority Buy-Outs. Credit Suisse reviewed the premiums paid in selected minority cash buy-out transactions since 2000 with an aggregate transaction value in excess of $200 million:

						Final Offer Premium
Target	Acquiror	Announcement Date	% Owned Pre-Deal	% Sought	Deal Value	1 Day		1 Week		1 Month
Genentech	Roche	7/21/08	55.9%	44.1%	$43,700	8.8	%(1)	18.1	%(‘)	20.0	%(1)
Nationwide Financial Services	Nationwide Mutual Insurance Co.	3/10/08	66.3%	33.7%	2,400	37.8%		28.7%		28.7%

						Final Offer Premium
Target	Acquiror	Announcement Date	% Owned Pre-Deal	% Sought	Deal Value	1 Day	1 Week	1 Month
Alfa Corp.	Alfa Mutual Insurance	7/17/07	54.8%	45.3%	856	44.7%	44.9%	31.3%
21st Century Insurance Group	AIG Inc.	1/24/07	61.9%	38.1%	811	32.6%	31.2%	23.5%
TD Banknorth	Toronto-Dominion Bank	11/20/06	57.0%	43.0%	3,176	6.5%	8.4%	7.1%
Net Ratings	VNU	10/9/06	60.2%	39.8%	329	44.1%	45.0%	46.1%
Lafarge North America	Lafarge	2/6/06	53.2%	46.8%	2,387	16.7%	17.2%	22.6%
7-Eleven Inc.	IYG Holding Co.	9/1/05	75.7%	24.3%	743	32.3%	31.0%	10.3%
Cox Communications	Cox Enterprises	8/1/04	62.2%	37.8%	8,029	26.0%	25.6%	24.5%
Travelocity.com Inc.	Sabre Holdings Corp.	2/19/02	70.0%	30.0%	491	45.8%	48.3%	19.5%
Unigraphics Solutions Inc.	Electronics Data Systems Corp.	5/23/01	86.0%	14.0%	209	52.5%	68.8%	82.2%
Westfield America Inc.	Westfield America Trust	2/15/01	77.5%	22.5%	268	12.5%	11.7%	10.6%
Azurix Corp.	Enron Corp.	10/27/00	66.9%	33.1%	330	135.1%	135.1%	94.2%
Hertz Corp.	Ford Motor Co.	9/21/00	81.5%	18.5%	734	46.4%	42.7%	10.9%
Phoenix Investment Partners	Phoenix Home Life Mutual Insurance Co.	7/24/00	58.0%	42.0%	430	45.7%	40.0%	59.5%
Hartford Life Inc.	Hartford Financial Services Group Inc.	3/31/00	81.5%	18.5%	1,325	21.3%	18.6%	42.8%
Travelers Property Casualty Corp.	Citigroup Inc.	3/21/00	85.0%	15.0%	2,397	24.5%	39.5%	35.1%

(1)	Premiums are calculated based on initial offer price

The selected minority buy-out premiums paid analysis indicated the following for the minority buy-out selected companies:

Time Period	High	Low	Mean	Median
Premium over average trading prices:
1 Day Prior	135.1%	6.5%	37.3%	32.6%
1 Week Prior	135.1%	8.4%	38.5%	31.2%
1 Month Prior	94.2%	7.1%	33.5%	24.5%

Although such information was not included in the information reviewed by the Special Committee, the Company notes that the proposed transaction consideration of $73.50 per share of Common Stock represented a premium of 26.3%, 28.6% and 80.4% to the closing price of the Common Stock one day, one week and one month prior to August, 12, 2008, the date MUFG and BTMU publicly disclosed their intention to make an offer for the shares of Common Stock (other than the Controlled Shares).

Premiums Paid Analysis. Credit Suisse noted that the proposed transaction consideration represented a premium to the closing price of the Common Stock on August 15, 2008, as well as the average historical trading price and the historical closing prices of the Common Stock prior to August 11, 2008 as follows:

Share Prices	Premium
Current as of August 15, 2008	12.2%
Price as of August 11, 2008	26.3%
10-trading day average prior to August 11, 2008	32.0%
30-trading day average prior to August 11, 2008	54.5%

Share Prices	Premium
60-trading day average prior to August 11, 2008	55.4%
5-trading days prior to August 11, 2008	28.6%
10-trading days prior to August 11, 2008	36.4%
30-trading days prior to August 11, 2008	81.8%
60-trading days prior to August 11, 2008	38.6%
LTM High (8/24/07)	21.0%
LTM Low (7/15/08)	103.0%
All-time High (7/28/05)	2.6%
Since July 21, 2008 Average	38.4%
Since July 21, 2008 High	26.3%
Since July 21, 2008 Low	61.5%

Stock Prices, Dividends and Distributions.

The Shares trade on the NYSE under the symbol “UB”. As of October 1, 2008, there were 140,043,107 Shares issued and outstanding (excluding treasury shares) and there were options granted by the Company that were exercisable for 8,140,188 Shares. The following table summarizes the high and low sales prices for the Company’s Common Stock traded on the NYSE and the dividends paid by the Company during the two years ending on the date hereof.

		High	Low	Dividend Per Share
2006
	Quarter ended June 30	$71.75	$62.63	$0.47
	Quarter ended September 30	$65.64	$58.46	$0.47
	Quarter ended December 31	$62.99	$56.26	$0.47
2007
	Quarter ended March 31	$65.03	$59.01	$0.47
	Quarter ended June 30	$64.00	$59.01	$0.52
	Quarter ended September 30	$61.09	$52.19	$0.52
	Quarter ended December 31	$60.48	$47.18	$0.52
2008
	Quarter ended March 31	$53.59	$39.32	$0.52
	Quarter ended June 30	$56.00	$39.00	$0.52
	Quarter ended September 30	$74.58	$34.81	$0.52
	Through October [*]	[*]	[*]	[*]

On July 23, 2008, the Company declared a cash dividend for the quarter ending September 30, 2008, of $0.52 per Share that will be paid on October 3, 2008 to stockholders of record as of September 5, 2008.

In the Merger Agreement, the Company has agreed to limitations on its ability to declare and pay dividends, other than regular quarterly cash dividends not to exceed $0.52 per Share, until the Merger is effected. Please refer to the section of this Information Statement titled “THE MERGER AGREEMENT – Covenants and Agreements”.

Prior Stock Purchases.

The following table summarizes the repurchase of shares of Common Stock by the Company during the two years ending on the date hereof.

Period	Amount of Shares of Common Stock Purchased	Range of Prices Paid Per Share	Average Price Paid Per Share
Quarter ended Sept. 30, 2006	2,342,296	$59.00-$64.53	$61.04
Quarter ended Dec. 31, 2006	1,824,784	$56.79-$61.93	$59.22

Quarter ended March 31, 2007	1,362,783	$59.63-$64.89	$62.73
Quarter ended June 30, 2007	29,952	$61.11-$63.42	$63.26
Quarter ended Sept. 30, 2007	2,963	$55.16-$60.29	$58.26
Quarter ended Dec. 31, 2007	974,952	$49.60-$59.96	$51.72
Quarter ended March 31, 2008	2,076	$44.76-$51.65	$48.72
Quarter ended June 30, 2008	35,068	$40.42-$54.74	$50.85
Quarter ended September 30, 2008	[*]	[*]	[*]
Through October [*], 2008	[*]	[*]	[*]

Interests of the Company’s Executive Officers and Directors.

Common Executive Officers and Directors.

Certain of MUFG’s or BTMU’s executive officers and directors are also current or former executive officers or directors of the Company or Union Bank of California, N.A., a wholly owned subsidiary of the Company (“Union Bank”). The Company refers to these executive officers and directors as expatriates because they serve or served previously as employees, executive officers or members of the boards of directors of MUFG or its affiliates, their home country is Japan and, unless they have fully retired from MUFG or its affiliates, they are expected to return there after their service at the Company. These executive officers and directors include Shigemitsu Miki, Kyota Omori and Masaaki Tanaka.

Mr. Tanaka has served as President and Chief Executive Officer of UnionBanCal Corporation and Union Bank since May 2007. During the same period, Mr. Tanaka has been the head of UNBC Group, an organizational term for BTMU, representing the Company in the Global Business Unit of BTMU. Mr. Tanaka served as Executive Officer and General Manager, Corporate Planning Division of BTMU from January 2006 until April 2007, during which time he also served as Executive Officer and Co-General Manager, Corporate Planning Division of MUFG. Mr. Tanaka was appointed Managing Executive Officer of BTMU in May 2007. Mr. Tanaka has been a director of UnionBanCal since May 2007.

Mr. Miki has served as Senior Advisor of BTMU since April 2008. He served as Chairman of the board of directors of BTMU from June 2004 to April 2008. Mr. Miki has been a director of UnionBanCal since October 2004.

Mr. Omori has served as Chairman of the board of directors of the Company (the “Board of Directors”) and the board of directors of Union Bank since July 2008. Mr. Omori has served as Deputy President and Chief Compliance Officer of MUFG since June 2008. Mr. Omori served as Senior Managing Officer of MUFG from April to June 2008. He served as Senior Managing Executive Officer and Chief Executive Officer for the Americas of BTMU from October 2007 to April 2008 and as Resident Managing Officer for the United States for MUFG from June 2005 to April 2008. Mr. Omori has been a director of UnionBanCal and Union Bank since May 2007.

Director Compensation.

Directors who are not full-time officers of the Company or MUFG or its affiliates receive an annual combined retainer for service on the Board of Directors or the board of directors of Union Bank, meeting fees for attendance at board and committee meetings and annual restricted stock unit awards. Directors who are full-time officers of the Company or MUFG or its affiliates do not receive additional compensation for service on the boards or board committees of the Company or Union Bank.

The following table sets forth compensation paid in 2007 to the directors of the Company who serve on the Board of Directors as of the date hereof (exclusive of directors who also served as executive officers of the Company):

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	All Other Compensation	Total
Aida M. Alvarez	$78,000	$70,076	—	—	$148,076
David R. Andrews	$144,000	$66,813	—	—	$210,813

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	All Other Compensation	Total
Nicholas B. Binkley	$60,167	$52,765	—	—	$112,932
L. Dale Crandall	$172,500	$72,783	—	—	$245,283
Murray H. Dashe	$144,500	$93,570	—	—	$238,070
Richard D. Farman	$204,000	$58,574	—	—	$262,574
Christine Garvey	$17,250	$18,165	—	—	$35,415
Michael J. Gillfillan	$151,500	$71,430	—	$2,500	$225,430
Mohan S. Gyani	$80,500	$93,570	—	—	$174,070
Ronald L. Havner, Jr.	$84,000	$70,076	—	—	$154,076
Mary S. Metz	$141,000	$72,783	—	—	$213,783
Shigemitsu Miki	—	—	—	—	—
J. Fernando Niebla	$92,500	$72,783	—	—	$165,283
Kyota Omori	—	—	—	—	—
Barbara L. Rambo	$18,750	$18,165	—	—	$36,915
Dean A. Yoost	$62,500	$45,804	—	—	$108,304

(1)	This column reflects the compensation expense accrued under FAS 123R during the 2007 fiscal year for all unvested restricted stock units.

Annual Retainers and Meeting Fees. The annual combined retainer for service on the boards of the Company and Union Bank is $35,000. The lead director (currently, Richard D. Farman) received an additional annual retainer of $100,000 in 2007. Committee Chairs receive an additional annual combined retainer (Audit Committee Chair: $25,000; Finance and Capital Committee Chair: $15,000; Corporate Governance, Executive Compensation & Benefits, Trust, Investment and Brokerage Oversight (a committee of Union Bank only), and Public Policy Chairs: $10,000; and other Committee Chairs, including the Bank Secrecy Act Compliance Committee and the Board Oversight Committee: typically, $10,000). All annual retainers are pro-rated and payable quarterly in advance. Non-employee directors are also paid a fee of $1,500 for each board meeting or board committee meeting attended, except that when board meetings of the Company and Union Bank are held on the same day or when the same committees of the Company and Union Bank have a combined meeting, the total fee is limited to $1,500. In addition, Bank Secrecy Act Compliance Committee and Board Oversight Committee members receive a fee of $2,500 for each committee meeting attended.

Restricted Stock Unit Awards. Each non-employee director receives an annual grant of restricted stock units with a fair market value of approximately $75,000, subject to such terms and conditions of the grant as the Executive Compensation & Benefits Committee (the “Compensation Committee”) determines. Each new non-employee director elected to the Board of Directors receives a separate initial grant of restricted stock units with a fair market value of approximately $75,000 on the date of election plus a regular grant of restricted stock units with a fair market value of approximately $75,000 either on that year’s regular grant date or on the date of election, both grants subject to such terms and conditions as the Compensation Committee determines. Accordingly, each new non-employee director receives grants of restricted stock units with an aggregate fair market value of $150,000 in his or her first calendar year of service.

Each restricted stock unit will be redeemed in one share of common stock. Annual grants of restricted stock units to non-employee directors vest on the first anniversary of the date of grant. In certain situations, restricted stock units will vest earlier. A non-employee director who elects to defer the receipt of their shares until termination of board service will receive an additional number of shares of common stock equal to 15% of the number of shares subject to the restricted stock units and their associated dividend equivalents provided that the non-employee director does not terminate service on the board prior to completing five years of board service, subject to certain exceptions. On September 12, 2008, the Compensation Committee approved the waiver of the five-year service requirement under existing restricted stock unit agreements. The restricted stock units held by the directors will vest and be paid out following the consummation of the Merger.

Stock Options. The Company has in the past granted stock options to directors as part of their compensation, but no new grants were made in 2007 and all prior grants to directors are currently vested. Any stock options held by the directors will be paid out in cash upon the consummation of the Merger in an amount per share equal to the difference between the exercise price and the Merger Consideration.

Additional Retainers and Meeting Fees. The members of the Special Committee and the Subcommittee are also paid retainer and meeting fees for their service on the Special Committee and the Subcommittee. For further information regarding the compensation paid to the members of the Special Committee, please refer to “THE MERGER – Certain Fees and Expenses” below.

Executive Compensation, Employment Matters and Employment Agreements.

For a detailed description of the compensation programs applicable to the executive officers of the Company, in particular its chief executive officer, chief financial officer and the three other most highly paid executive officers of the Company in 2007, reference is made to pages 26-68 of the Company’s Definitive Proxy Statement on Schedule 14A filed on April 18, 2008 (SEC File No. 001-15081). The Company’s executive compensation program generally relies on a mix of pay elements including salary and annual incentive opportunity, long-term incentive and equity opportunity, benefits and perquisites, as briefly summarized below.

Base Salary. In general, the Company targets base salaries to be at the median competitive levels relative to comparable positions in its peer group. Where the responsibilities of executive positions are different from those typically found among other bank holding companies or where executives are new to their responsibilities or play a particularly critical role, the Company may target base salaries above or below median competitive levels. In determining salaries, the Compensation Committee also may take into account individual leadership and vision, experience and performance, as well as internal equity relative to other positions, and specific issues particular to the Company and the position involved.

Annual Incentives. Incentive awards are determined for executive officers by reference to a pre-assigned target percentage of salary for each executive position. This percentage of salary is set for each individual and position so that, along with base salary, the executive’s total cash pay opportunity will be generally around the median pay opportunity of the Company’s peer group when performance also meets its predetermined target. The Compensation Committee bases these decisions in part upon recommendations made by the Company’s chief executive officer. As an expatriate officer, Mr. Tanaka, the Company’s president and chief executive officer, does not participate in the Company’s Senior Executive Bonus Plan.

Long-Term Incentive Awards. The Company provides long-term incentives to its non-expatriate executive officers through the UnionBanCal Corporation Performance Share Plan and the UnionBanCal Corporation Management Stock Plan. The Compensation Committee sets long-term compensation opportunities for executive officers in the form of two separate awards, with new grants made each year: a fair market value stock option grant and Performance Share Plan participation. Performance share awards provide each executive officer with an opportunity to earn shares of Common Stock (or their equivalent in cash) based on the Company’s achievement of pre-established performance goals over a three-year award cycle (with three-year cycle vesting on a cliff basis with values dependent on performance in each of the years).

Union Bank of California Retirement Plan. Non-expatriate executive officers are eligible to participate in the Union Bank of California Retirement Plan. This is the same plan that is available to all full-time and certain other employees. Benefits are determined by compensation and years of service.

Union Bank of California, N.A. Supplemental Executive Retirement Plan for Policy Making Officers. The Union Bank of California, N.A. Supplemental Executive Retirement Plan for Policy Making Officers provides annual pension benefits under a formula that mirrors the Union Bank of California Retirement Plan described above, but includes compensation and benefits without federal limitations. The purpose of the plan is to keep executives whole for benefits that would be payable to all employees were it not for federal limits. This plan is only available to executive officers.

Union Bank Executive Supplemental Benefit Plan. The Union Bank Executive Supplemental Benefit Plan applies only to executives of a bank acquired by the Company in 1988 and all benefit accruals were frozen at December 31, 1989. Messrs. Flynn and Matson are the only executive officers covered under this plan.

Nonqualified Deferred Compensation. Senior Vice Presidents and more senior officers, including each of the executive officers, are eligible to defer base salary and incentives for payment at a future date designated by the executive officer under the Union Bank of California Deferred Compensation Plan.

Perquisites. The Company provides a limited number of perquisites to its executive officers, including in some or all instances financial counseling (and related tax reimbursements), car allowances, club memberships and luncheon clubs, which are used for business purposes but may have some element of personal use as well. The Compensation Committee believes the type and value of these perquisites are generally conservative when compared to the Company’s peer group.

Separation Pay Plan. The Union Bank of California Separation Pay Plan provides salary continuation pay to any executive officer or other employee of Union Bank eligible under the plan who is discharged under the circumstances stated in the plan and who is not a participant in or otherwise eligible to receive severance benefits under any other severance plan or arrangement, including an employment agreement. These circumstances include the termination of employment resulting from the restructuring or elimination of the executive officer or employee’s group, division, department, branch or position because of any of the following events, as determined by Union Bank in its sole discretion: the sale of the Company’s stock or assets; the internal reorganization of the Company’s operations; a change in technology used by or in Union Bank’s business; or reduced work volume. Before its amendment, it is uncertain whether the plan would have provided benefits in connection with a termination of employment following consummation of the Merger.

The following benefits are payable to the Company’s executive officers (exclusive of Messrs. Matson, Flynn and Wennes, who are party to employment agreements as described below) upon a qualifying termination of employment under the Separation Pay Plan, but only under circumstances where no benefit is payable under the Change of Control Agreements discussed below:

•	the pro-rata portion of salary and bonus pay for which the officer normally would have been eligible, but only for services performed up to the date of termination and for that calendar year;

•	the officer’s deferred compensation account balance;

•

a severance payment equal to two times the sum of the officer’s annual base salary plus the average of the last three annual bonuses, provided that in no instance will the bonus average amount used in the calculation be in excess of 100% of annual base pay;

•

payment under the Company’s retirement plan and supplemental retirement plan equal to two years of additional pension credit to reflect the retirement benefits the officer would receive if he or she continued service for two years after his or her employment was terminated;

•	continued benefits under the Company’s health care benefit plans (medical, dental, insurance, etc.) for a period of two years;

•	continued other fringe benefits received by the officer (including certain perquisites described above) for a period of two years; and

•	outplacement services up to a maximum of $20,000.

Employment Agreements. Union Bank entered into an employment agreement with Mr. Matson, effective as of January 1, 1998, in connection with his appointment as Executive Vice President and Chief Financial Officer, and an amendment to the employment agreement effective as of May 1, 2005, in connection with his appointment as Vice Chairman and Chief Financial Officer. Mr. Matson is entitled to severance benefits under specified circumstances, including termination by Union Bank without cause or termination by Mr. Matson for just cause (within the meaning of the employment agreement).

In February 2004, Union Bank entered into an employment agreement with Mr. Flynn, effective as of his appointment as Vice Chairman and head of the Commercial Financial Services Group of Union Bank and the Company on April 1, 2004, and an amendment to the employment agreement, effective as of May 1, 2005, in connection with his appointment as Vice Chairman and Chief Operating Officer. Initially, the agreement is for a three-year period, and is extended automatically at the end of this period and each year thereafter for additional one-year periods unless the Company delivers written notice to Mr. Flynn, at least sixty (60) days prior to the anniversary of the effective date of the agreement, that the agreement will not be extended. Mr. Flynn is entitled to severance benefits under specified circumstances, including termination by Union Bank without cause or termination by Mr. Flynn for just cause (within the meaning of the employment agreement).

On July 28, 2008, Union Bank entered into an employment agreement with Timothy H. Wennes in connection with his appointment as Senior Executive Vice President of Retail Banking. The agreement is for a three-year period, after which it terminates and the terms and conditions of Mr. Wennes’ employment will be governed by Union Bank’s normal policies, procedures and practices. Mr. Wennes is entitled to severance benefits under specified circumstances, including termination by Union Bank without cause or termination by Mr. Wennes for just cause (within the meaning of the employment agreement).

The benefits payable under the employment agreements to Messrs. Matson, Flynn and Wennes are substantially the same as those described above for a qualifying termination of employment under the Separation Pay Plan, as described above.

Change of Control Agreements. The Company has entered into change of control agreements with its non-expatriate policy making officers, including each of the Company’s executive officers except Mr. Tanaka. The executive officers would be entitled to benefits under those agreements if they are terminated without cause or quit for a good reason (within the meaning of the agreements) during the 30-month period following a change of control. Without prejudice to any enhanced severance protections described below, neither the consummation of the Offer nor the consummation of the Merger following consummation of the Offer would constitute a change of control under the change of control agreements, and accordingly no benefits will be paid under those agreements in connection with the Offer or the Merger.

The Company initially entered into change of control agreements with its then-current executive officers on May 1, 2003, in the form filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. The Company enters into a change of control agreement with each new executive officer around the time that such person is appointed as an executive officer. The table below sets forth the effective date of each of the Company’s current executive officer’s change of control agreement.

Name	Date
Grant K. Ahearn	October 24, 2007
JoAnn M. Bourne	May 1, 2003
Bruce H. Cabral	April 1, 2004
John C. Erickson	May 15, 2006
Paul E. Fearer	May 1, 2003
Philip B. Flynn	May 1, 2003
Morris W. Hirsch	August 13, 2008
David I. Matson	May 1, 2003
J. Michael Stedman	October 24, 2007
Timothy Wennes	(1)
Johannes Worsoe	January 1, 2007
James Yee	May 2, 2005

(1)	Mr. Wennes, who joined the Company in July 2008, has not yet entered into a change of control agreement with the Company but he is expected to do so.

Amount of Potential Severance Benefits.

The following table sets forth, for each of the Company’s executive officers, the approximate amounts that would be payable to them upon a qualifying termination of employment under the Separation Pay Plan or, in the cases of Messrs. Matson, Flynn and Wennes, under their employment agreements, determined as if the termination of employment had occurred as of August 15, 2008, and in respect of compensation and benefit levels at that time (taking into account the amendments to the Company’s supplemental executive retirement plans described below):

Employee Name	Severance Benefits	Prorated 2008 Bonus		Ret. Plan Benefit	Supplemental Plan Benefit	Car Allowance	Financial Counseling	Health Benefits	Outplacement	Total
Grant K. Ahearn	$1,166,667	$140,000		$506,000	$1,686,000	$24,000	$45,011	$27,379	$20,000	$3,615,057
JoAnn M. Bourne	$1,103,333	$159,688		$1,318,000	$2,588,000	$24,000	$45,011	$27,379	$20,000	$5,285,411
Bruce C. Cabral	$983,333	$144,375		$1,282,000	$1,984,000	$24,000	$45,011	$27,379	$20,000	$4,510,098
John C. Erickson	$1,313,333	$183,750		$426,000	$1,673,000	$26,400	$45,011	$27,379	$20,000	$3,714,873
Paul E. Fearer	$973,333	$144,375		$936,000	$1,285,000	$24,000	$45,011	$27,379	$20,000	$3,455,098
Philip B. Flynn	$2,426,667	$437,00		$591,000	$5,404,000	$26,400	$45,011	$27,379	$20,000	$8,977,957
Morris W. Hirsch	$859,267	$140,00		$304,000	$641,000	$24,000	$45,011	$27,379	$20,000	$2,060,657
David I. Matson	$1,586,667	$250,000		$1,356,000	$3,972,000	$26,400	$45,011	$27,379	$20,000	$7,283,457
J. Michael Stedman	$860,000	$129,63		$228,000	$519,000	$24,000	$45,011	$27,379	$20,000	$1,852,453
Timothy Wennes	$1,000,000	NA	(1)	—	—	$24,000	$45,011	$27,379	$20,000	$1,116,390
Johannes Worsoe	$1,176,667	$157,500		$110,000	$376,000	$24,000	$45,011	$27,379	$20,000	$1,936,557
James Yee	$1,273,333	$183,750		$184,000	$659,000	$24,000	$45,011	$27,379	$20,000	$2,416,473

(1)	Mr. Wennes joined the Company in July 2008 and accordingly does not have a bonus history with the Company.

Treatment of Equity Incentive Compensation Awards.

The vesting of all outstanding equity incentive compensation awards would be accelerated, and their value would be paid out in cash, upon the consummation of the Merger, at which time all equity incentive awards would be canceled. Any deferred stock units likewise would be canceled and paid out in cash following consummation of the Merger. Shares of restricted stock were eligible for tender in the Offer. The payment in respect of stock options would equal the excess, if any, of the Merger Consideration over the exercise price under the stock option. In the case of performance shares, the amount payable in respect of completed cycles would be determined by reference to actual performance, and the amount payable in respect of incomplete cycles would be determined by reference to target performance (or, in the case of 2008 only, actual performance if superior). Payments would be delayed until 2009 to the extent required to avoid the application of additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended.

The following table sets forth, for each of the members of the Special Committee, the amount that would be payable to them based on the Merger Consideration in respect of vested and unvested equity incentive awards held by them, respectively, as of August 15, 2008:

Name	Stock Units/ RSUs (1)	Options	Total Value
Aida M. Alvarez	$322,004	$0	$322,004
David R. Andrews	$264,159	$499,568	$763,727
Nicholas B. Binkley	$344,862	$0	$344,862
L. Dale Crandall	$383,523	$364,380	$747,903
Murray H. Dashe	$428,138	$0	$428,138
Richard D. Farman	$158,981	$613,568	$772,549
Christine Garvey	$410,792	$0	$410,792
Michael J. Gillfillan	$341,996	$159,210	$501,206
Mohan S. Gyani	$462,315	$0	$462,315
Ronald L. Havner, Jr.	$322,004	$0	$322,004
Mary S. Metz	$362,282	$613,568	$975,850
J. Fernando Niebla	$341,996	$613,568	$955,564
Barbara L. Rambo	$399,693	$0	$399,693
Dean A. Yoost	$366,471	$0	$366,471

Total	$4,909,216	$2,863,862	$7,773,078

(1)	If the director elected to defer his or her award of restricted stock units until termination of board service, this calculation takes into account the possibility of a 15% premium. A non-employee director who elects to defer his or her award until termination of board service will receive an additional number of shares of common stock equal to 15% of the number of shares subject to the restricted stock units and their associated dividend equivalents.

The following table sets forth, for each of the executive officers of the Company, the amount that would be payable to them based on the Merger Consideration in respect of vested and unvested equity incentive awards held by them, respectively, as of August 15, 2008:

Name	Restricted Stock	Vested Options	Unvested Options	Performance Shares	Total Value
Grant K. Ahearn	$0	$1,306,137	$618,723	$793,800	$2,718,660
JoAnn M. Bourne	$551,250	$2,047,147	$673,350	$1,075,599	$4,347,346
Bruce H. Cabral	$0	$2,429,251	$671,123	$1,038,849	$4,139,223
John C. Erickson	$367,500	$761,016	$1,052,977	$1,171,590	$3,353,083
Paul E. Fearer	$0	$1,477,181	$671,123	$1,038,849	$3,187,153
Philip B. Flynn	$0	$5,326,206	$4,195,096	$6,210,236	$15,731,538
Morris W. Hirsch	$331,853	$1,309,622	$286,181	$0	$1,927,656
David I. Matson	$0	$2,069,958	$1,791,344	$2,804,760	$6,666,062
J. Michael Stedman	$108,486	$590,120	$614,047	$536,550	$1,849,203
Johannes Worsoe	$611,006	$580,714	$667,783	$928,599	$2,788,102
James Yee	$0	$248,700	$755,291	$1,091,255	$2,095,246

Total	$1,970,095	$18,146,052	$11,997,038	$16,690,087	$48,803,272

Amendments to and Certain New Compensation Arrangements.

The Company has adopted certain new compensation arrangements and made changes to certain of its existing compensation arrangements in connection with the transactions contemplated by the Merger Agreement, as summarized below. The Compensation Committee, the Special Committee and the Board of Directors, as applicable, determined that these new arrangements and changes to the existing arrangements were necessary and appropriate and in the best interests of the Company to assure that the Company would have the continued dedication of the executives in the face of the uncertain employment prospects caused by the Offer and to diminish the distraction of the executives by virtue of these personal uncertainties so as to encourage the executives’ full attention and dedication to the Company’s interests. No assurances were given by the members of the Compensation Committee or the Special Committee to any executive officer of the Company regarding any amendments to existing compensation arrangements or the adoption of any new compensation arrangements at any time during the period that any executive officer was preparing financial forecasts regarding the Company’s business and prospects at the request of the Special Committee.

Bridge Award Program. The Board of Directors approved, upon the recommendation of the Compensation Committee, the establishment of a “bridge award” program (with an expected cost of approximately $100 million) as a two- to three-year retention incentive and to address the value of extinguished performance awards that covered future periods. The bridge award program is expected to cover key managers and executives who are among those currently eligible for equity awards and, in management’s discretion, other employees. Any awards under the plan would be forfeited upon voluntary termination, retirement or non-severance-eligible involuntary termination. The Board of Directors delegated promulgation of the plan and awards under the plan to the Compensation Committee.

The Compensation Committee, pursuant to its delegated authority, has adopted the UnionBanCal Corporation Bridge Plan (the “Bridge Plan”). The Bridge Plan focuses on senior management of the Company (generally, those holding the title of senior vice president and above, which includes all executive officers of the Company), with management discretion to include key employees below that level.

Recipients of awards under the Bridge Plan are eligible to receive payments over a vesting period of up to three years, paid annually in equal amounts. The Bridge Plan requires that a participant be employed by the Company on his or her vesting date in order to receive the payment under the award. Any awards under the Bridge Plan would be forfeited upon voluntary termination, retirement and non-severance eligible involuntary termination.

The aggregate amount of payments under an individual award is intended to be equal to generally two (and up to three) times a participant’s annual long-term incentive target under the Company’s existing management stock plan. The aggregate dollar amount of awards that may be granted under the Bridge Plan is $100 million.

On September 18, 2008, the Compensation Committee approved awards under the Bridge Plan to executive officers. The awards to the Company’s named executive officers and executive officers as a group are set forth in the table below.

Name and Title	Amount of Bridge Plan Award
Masaaki Tanaka	—
David Matson	$2,000,000	(1)
Philip B. Flynn	$4,400,000
JoAnn M. Bourne	$690,000
John C. Erickson	$1,600,000
All executive officers as a group (13 persons)	$14,345,000

(1)	In consideration for entering into his bridge plan award agreement, Mr. Matson waived entitlement to any benefits under his Executive Agreement, originally effective January 1, 1998 and subsequently amended, with Union Bank.

Amendment to the Separation Pay Plan. The Compensation Committee approved, subject to and effective upon the closing of the Merger, an amendment of the Company’s Separation Pay Plan to provide that any employee otherwise eligible to participate in the Separation Pay Plan will be eligible for severance benefits under the terms of such plan if his or her employment is terminated by the employer as a direct result of the Offer, the Merger or any related transactions within 12 months following the closing of the Merger. The amendment did not affect the level of benefits that would be provided upon a qualifying termination of employment.

Enhanced Severance Protections. The Board of Directors also approved the adoption, upon the recommendation of the Special Committee, of enhanced severance protections (in addition to the plans described above), with an aggregate incremental cost not exceeding $20 million, for employees who are terminated or whose employment terms are substantially altered, in either case within 12 months following the consummation or abandonment of the transactions contemplated by the Merger Agreement. The Board of Directors delegated promulgation of the plan and awards under the plan to the Compensation Committee. On September 18, 2008, the Compensation Committee determined not to implement enhanced severance protections, instead adopting amendments to the Company’s supplemental executive retirement plans, as described below.

Amendments to Supplemental Executive Retirement Plans. On September 18, 2008, the Compensation Committee approved changes to several provisions of the Company’s supplemental executive retirement plans.

The Company has two supplemental executive retirement plans. All senior vice presidents and executive vice presidents of the Company, excluding policy making officers and expatriate employees, participate in the Company’s regular supplemental executive retirement plan (the “SERP”). All policy-making officers of the Company, excluding expatriate employees, are eligible to participate in a supplemental executive retirement plan for policy making officers (the “PMO SERP”, and together with the SERP, the “SERPs”). The SERPs generally provide for benefits that supplement the benefits that can be paid under the Company’s qualified retirement plan, which is subject to federal tax limitations.

Prior to the amendment of the SERPs, the SERPs generally provided for vesting benefits upon reaching age 55 with a minimum of ten years of service, or age 62 with a minimum of five years of service. The vesting of benefits under the SERPs is different from the vesting of benefits under the Company’s qualified retirement plan, which provides for a vested benefit after five years of service.

On September 18, 2008, the Compensation Committee amended the SERPs to bring the vesting provisions into conformity with the vesting provisions of the qualified retirement plan, so that a participant would earn a vested benefit under the SERPs after five years of service with the Company. The Compensation Committee also approved an additional change to the PMO SERP to extend the subsidized early retirement benefit calculations of the Company’s qualified retirement plan to policy making officers of the Company who are involuntarily terminated by the Company.

These changes to the SERPs would result in the following incremental amount of benefits payable (shown as the present value of future benefits) to the following executive officers of the Company upon a qualifying termination of employment: Grant K. Ahearn ($1,686,000); John C. Erickson ($1,673,000); Philip B. Flynn ($5,404,000); Morris W. Hirsch ($641,000); J. Michael Stedman ($519,000); Johannes Worsoe ($376,000) and James Yee ($659,000). The amendments to the SERPs would result in an aggregate incremental amount of $10,958,000 in present value of benefits payable to the Company’s executive officers upon a qualifying termination of employment. The amendments to the SERPs will not result in any increase in accounting expense for the Company because the valuation methodology the Company uses to calculate its liability under the SERPs assumes that all participants under the SERPs are employed until they are eligible to collect their full benefits under the applicable plan.

Indemnification of Directors and Officers.

The Certificate of Incorporation of the Company provides that, to the fullest extent permitted under the Delaware General Corporation Law, the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees or agents of the Company (and any other persons to which Delaware law permits the Company to provide indemnification and advancement) through bylaw provisions, agreements with such directors, officers, employees, agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Company, its stockholders and others, and subject to the limits on indemnification and advancement provided in Part 359 of Title 12 of the Code of Federal Regulations.

The Bylaws (“Bylaws”) of the Company provide that the Company shall indemnify, to the fullest extent permitted by applicable law as such may be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a member of the Board of Directors, or is or was serving at the request of the Company as a member of the board of directors or any committee thereof of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Notwithstanding the previous sentence, the Bylaws provide that the Company is not authorized to provide indemnification to any director for any acts or omissions or transactions from which a director may not be relieved of liability as set forth in Section 102(b)(7) of the Delaware General Corporation Law. The Bylaws also provide that the Company will advance expenses incurred by a director of the Company in defending any action, suit or proceeding, subject to a repayment obligation in the event it is subsequently determined such person was not entitled to indemnification. The Bylaws also provide that the Board of Directors may indemnify any officer, employee or agent of the Company against expenses (including attorneys’ fees and expenses), judgments, fines and amounts paid in settlement, but only upon a determination by the Board of Directors according to certain procedures described in the Bylaws.

Other Arrangements with Current Executive Officers and Directors of the Company.

Certain directors and executive officers and corporations and other organizations associated with them and members of their immediate families were customers of and had banking transactions, including loans, with Union Bank in the ordinary course of business in 2008. These loans are exempt from the loan prohibitions of the Sarbanes-Oxley Act and were made on substantially the same terms, including interest rates and collateral, as those available at the time for similar transactions with other unassociated persons. These loans did not involve more than the normal risk of collectability or have other unfavorable features.

Certain Fees and Expenses.

Special Committee and Subcommittee.

Messrs. Farman and Andrews are each being paid a fee for serving as Chairman of the Special Committee and as Chairman of the Subcommittee, respectively, consisting of $75,000 as a retainer in consideration for their acting in such capacity and $2,500 for each meeting of the Special Committee or the Subcommittee attended.

Messrs. Crandall and Gyani are each being paid a fee for serving as members of the Special Committee and the Subcommittee consisting of $50,000 as a retainer in consideration for their acting in such capacity and $2,500 for each meeting of the Special Committee or the Subcommittee attended.

Messrs. Binkley, Dashe, Gillfillan, Havner, Niebla and Yoost and Mses. Alvarez, Garvey, Metz and Rambo are each being paid a fee for serving as members of the Special Committee consisting of $30,000 as a retainer in consideration for their acting in such capacity and $2,500 for each meeting of the Special Committee or the Subcommittee attended.

Credit Suisse.

The Special Committee retained Credit Suisse as its financial advisor in connection with, among other things, the proposed transaction pursuant to an engagement letter dated May 19, 2008. Pursuant to the engagement letter, the Company agreed to pay Credit Suisse certain fees including: (i) a financial advisory fee of $250,000, payable upon execution of the engagement letter; (ii) an opinion fee of $1,000,000, payable upon delivery by Credit Suisse of a financial opinion to the Special Committee, regardless of the conclusions reached in the opinion; (iii) an independence fee of $1,500,000 payable upon the earlier of (x) twelve months following the date of the engagement letter if no agreement providing for certain specified transactions, referred to as a (“Transaction”), had been entered into (including any transaction resulting in MUFG and its affiliates owning 90% or more of all of the outstanding shares of Common Stock), (y) the dissolution of the Special Committee and (z) the date any agreement providing for a Transaction is terminated or otherwise fails to close; and (iv) a transaction fee, payable upon the consummation of a Transaction, equal to the sum of (a) $4,000,000 and (b) a formula-based incentive fee which the Company estimates would be equal to approximately $12,500,000 at the Offer Price. Each of the financial advisory fee, the opinion fee and the independence fee are creditable to the extent paid against any transaction fee that becomes payable and the financial advisory fee is creditable to the extent paid against any independence fee that becomes payable. In addition, the Company has agreed to reimburse Credit Suisse for certain expenses and to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates have in the past provided, are currently providing and in the future may provide investment banking and other financial services to the Company and certain of its subsidiaries for which Credit Suisse and its affiliates have received, and would expect to receive, compensation, including a prior engagement by a special committee of the Board of Directors of the Company to assist it in evaluating the possibility of repurchasing a portion of BTMU’s interest in the Company at a discount to market prices. Credit Suisse and its affiliates have in the past engaged in, are currently engaged in and in the future may engage in trading, custody and settlement transactions and other financial counterparty relationships with BTMU and certain of its affiliates (other than the Company and its subsidiaries) in the ordinary course of business in a manner consistent with similar transactions and relationships with other financial institution counterparties, for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. In addition, Credit Suisse has been engaging in discussions with BTMU regarding a possible arrangement with respect to a part of Credit Suisse’s debt products business. Credit Suisse and its affiliates may in the future provide financial advice and services to the Company, BTMU and their respective affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, BTMU and any other company that may be involved in the proposed transaction, as well as provide investment banking and other financial services to such companies.

Expenses.

All costs and expenses incurred in connection with the Offer and Merger shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Schedule TO and the publishing, printing and/or mailing of the Schedule TO, Offer to Purchase and the Letter of Transmittal were borne by BTMU, and expenses incurred in connection with the Transaction Statement on Schedule 13E-3 (but not the attorney’s fees related thereto, which were paid by the party incurring such expense) were shared equally by BTMU and the Company.

The following table presents the estimated fees and expenses incurred by the Company in connection with the Merger:

Description	Amount to be Paid
Financial advisor fees	$18,497,714
Legal fees and expenses	$3,118,741
Miscellaneous expenses	$1,271,654
Total	$22,888,109

The Company’s Relationship with MUFG and BTMU.

MUFG’s Ownership of Common Stock.

As of October 1, 2008, MUFG and its affiliates, including BTMU and other subsidiaries, collectively held shares of Common Stock indirectly through its subsidiaries as follows:

•	136,337,188 shares by BTMU;

•	30,272 shares by Mitsubishi UFJ Trust and Banking Corporation, 4-5 Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8212, Japan; and

•	12,100 shares by Mitsubishi UFJ Asset Management Co., Ltd., 4-5 Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8212, Japan.

This constitutes approximately 97% of our outstanding common stock as of such date.

Arrangements with MUFG and BTMU.

Related Party Transactions. The Company and Union Bank have banking and other transactions in the ordinary course of business with MUFG, BTMU and their affiliates. These transactions include, but are not limited to, extensions of credit, participation, servicing and remarketing of loans and leases, purchase and sale of acceptances, interest rate derivatives and foreign exchange transactions, funds transfers, custodianships, electronic data processing, investment advice and management, customer referrals, facility leases, deposits and trust services. Union Bank also maintains traditional correspondent bank accounts with BTMU. In the opinion of management of the Company, these transactions have been made at prevailing rates, terms and conditions and did not involve more than the normal risk of collectability or present other unfavorable features for the Company or Union Bank.

BTMU was the holder of the Company’s $200 million of floating-rate subordinated debt which matured in 2007. These notes bore interest at 0.325 percent above the 3-month London Interbank Offered Rate.

During 2007, there were various discussions between the Company and BTMU regarding a possible repurchase of certain shares of Common Stock by the Company. The Company and BTMU considered a repurchase of shares of Common Stock through a block trade at a total purchase price of $250 million to be conducted in the third quarter of 2007, but the Company postponed the transaction indefinitely in September 2007.

The Company and BTMU, in September 2008, entered into an unsecured credit facility under which BTMU will lend up to $500 million to the Company. The terms of the agreement were approved by the Audit Committee of the Board of Directors, which consists only of directors who are independent of BTMU, and which approved the agreement as being fair to and in the best interests of the Company.

Policy on Expatriate Compensation and Service Agreement. Pursuant to a service agreement, the Company reimburses BTMU in the ordinary course of business for compensation and other benefits provided under The Bank of Tokyo-Mitsubishi UFJ, Ltd. Expatriate Pay Program to all expatriate officers for services rendered to the Company.

The compensation and other benefits paid to expatriate officers are determined in keeping with the policies and practices of BTMU and the Company’s service agreement with BTMU. Under the service agreement, the Company pays a portion of each expatriate officer’s base salary directly to the officer and the remainder, which the Company reimburses, is paid by BTMU. As with all policy making officers, the Company’s Compensation Committee approves the compensation and other benefits of expatriate officers.

Expatriate officers are not eligible to receive bonus awards under the Company’s Senior Executive Bonus Plan or Senior Management Bonus Plan, grants of options or restricted stock under the Company’s Year 2000 UnionBanCal Corporation Management Stock Plan, or grants of performance shares under the Company’s Performance Share Plan. In addition, expatriate officers are not eligible to participate in the Company’s retirement or supplemental retirement plans.

Under the service agreement, the Company either provides directly to the expatriate officers, or reimburses BTMU for, the following benefits, if incurred, which expatriate officers are eligible to receive under BTMU programs: housing allowance for overseas assignment, including, in some instances, leasing of company-owned residences at market rates, U.S. state and federal taxes on compensation and benefits, including tax gross-up amounts because compensation for expatriates is made net of U.S. taxes, medical insurance, expenses, leave and travel arrangements (including family), family allowance for family members remaining in Japan, educational allowance for family members in the U.S., family travel and relocation expenses, relocation benefits, including travel and shipping arrangements, home leave travel and related expenses, maid, gardening and security services for their temporary U.S. residences, company car, club memberships, and tax planning services.

Chief Executive Officer. As discussed above, as an expatriate officer, the compensation and other benefits the Company paid to its current Chief Executive Officer, Mr. Tanaka, while approved by the Company’s Compensation Committee, were recommended by and in keeping with the policies and practices of BTMU.

Non-Employee Expatriate Directors. Expatriate directors who are not officers of the Company, such as Messrs. Miki and Omori, do not receive any retainers or meeting fees from the Company or BTMU for service on the Board of Directors. Business travel expenses to attend board meetings are paid or reimbursed by BTMU to non-employee expatriate directors and are not reimbursed by the Company.

The Merger Agreement.

The Merger Agreement governs the contractual rights between the Company, BTMU and Merger Sub in relation to the Offer and the Merger. The Merger Agreement is attached as Exhibit A to this Information Statement to provide stockholders with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about the Company or BTMU in the Company’s public reports filed with the SEC. In particular, the Merger Agreement and this summary of terms are not intended to be, and should not be relied upon as, disclosure regarding any facts and circumstances relating to the Company or BTMU. The representations and warranties contained in the Merger Agreement have been negotiated with the principal purpose of establishing the circumstances in which BTMU would have had the right not to consummate the Offer, or a party may have the right to terminate the Merger Agreement, if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and to allocate risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders.

Effect of the Offer and Merger on Directors’ and Officers’ Indemnification and Insurance.

The Merger Agreement provides that from and after the time BTMU accepted for payment on September 26, 2008 the shares of Common Stock tendered pursuant to the Offer (the “Acceptance Time”) and for a period of six years after the later of the Acceptance Time and the effective time of the Merger, each of BTMU and the Surviving Corporation would indemnify to the fullest extent permitted by law each present and former director and officer of the Company or any of its subsidiaries (in each case, when acting in such capacity), against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the Merger (and BTMU or the Surviving Corporation will also advance expenses as incurred to the fullest extent permitted under applicable law, subject to an undertaking to repay such expenses if such person is ultimately determined to be ineligible for indemnification).

BTMU will also use its reasonable best efforts to provide the individuals serving as officers and directors of the Company or any of its subsidiaries immediately prior to the Acceptance Time for a period of six years from the effective time of the Merger the directors’ and officers’ liability insurance policy maintained by the Company (or policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the effective time of the Merger, but in no event will BTMU be required to expend annually more than 300% of the current amount expended by the Company (the “Insurance Amount”) to maintain or procure insurance coverage, provided that if BTMU is unable to maintain or obtain such insurance, BTMU shall use all reasonable efforts to obtain as much comparable coverage as is available for the Insurance Amount.

BTMU and Merger Sub have also agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time of the Merger, now existing in favor of the current or former directors or officers of the Company or its subsidiaries as provided in their respective organizational documents (and described above with respect to the Company) will survive the Merger and continue in full force and effect. For a period of six years from the effective time of the Merger, BTMU will cause the Surviving Corporation to maintain all such provisions of the Company’s and any of its subsidiaries’ organizational documents in effect as of the date of the Merger Agreement or in any indemnification agreements of the Company or its subsidiaries with any of their respective current or former directors or officers in effect as of the date of the Merger Agreement, and will not amend, repeal or otherwise modify any such provisions in a manner adverse to the rights thereunder of any individuals who at the Acceptance Time were current or former directors or officers of the Company or any of its subsidiaries. All such rights to indemnification, however, relating to any action, litigation, investigation, suit, arbitration or proceeding pending or asserted or any claim made within such period shall continue until the disposition of such action, litigation, investigation, suit, arbitration or proceeding or resolution of such claim.

The Confidentiality Agreement.

In connection with the request by MUFG and BTMU to review certain financial forecasts prepared by certain members of the Company’s management at the request of the Special Committee, the Company, the Special Committee and BTMU entered into a Confidentiality Agreement, dated July 2, 2008 (the “Confidentiality Agreement”). As a condition to being furnished Evaluation Material (as defined in the Confidentiality Agreement), BTMU agreed, among other things, to keep the Evaluation Material confidential and to use the Evaluation Material solely for the purpose of evaluating the possible acquisition of the shares of Common Stock (other than the Controlled Shares).

Notwithstanding the foregoing obligation, the Company and BTMU agreed that BTMU and its representatives would not be prohibited from (i) using any Evaluation Material for purposes of monitoring and evaluating BTMU’s investment in the Company or exercising any rights in BTMU’s capacity as a stockholder of the

Company or BTMU’s representatives’ capacities as members of the Board of Directors or (ii) disclosing Evaluation Material to the extent such disclosure would be required to be made in order to avoid violating the federal securities laws or rules of any securities exchange to which BTMU is subject in connection with initiating a tender offer to the stockholders of the Company directly.

Plans for the Company.

Except as otherwise described in this Information Statement, we have no current plans, proposals or negotiations that relate to or would result in: (i) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization or liquidation involving the Company or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any material change in the Company’s current dividend rate or policy, or indebtedness or capitalization; (iv) any change in the Board of Directors or the Company’s management, including, but not limited to, any plans or proposals to change the number or the terms of directors or to fill any existing vacancy on the Board of Directors, or any change in any material term of the employment contract of any executive officer of the Company; (v) any other material change in the Company’s corporate structure or business; (vi) a class of equity securities of the Company being delisted from a national securities exchange or ceasing to be quoted in an inter-dealer quotation system of a registered national securities association; (vii) a class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act; (viii) the suspension of the Company’ obligation to file reports under the Exchange Act; (ix) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or (x) any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the subject company.

Upon consummation of the Merger, MUFG and BTMU have expressed their expectation to conduct from time to time, a review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order best to organize the activities of the Company and MUFG. MUFG and BTMU have also expressed their expectation to study the possibility of making changes to the Board of Directors. MUFG and BTMU have also expressed that they may also consider material changes in the current dividend rate and policy of the Company and may also consider pursuing acquisition opportunities through the Company. MUFG and BTMU have stated that they currently have no specific plans to change the Company’s management after the Merger is consummated. However, MUFG and BTMU have expressly reserved the right to make any changes that they deem necessary or appropriate.

MUFG and BTMU have expressed their belief that the employees of the Company are an important asset to the business and operations of the Company and that the Merger will create broader opportunities for Company executives and employees. MUFG and BTMU have expressed their intention to work with the Company’s management to minimize disruption to the Company’s workforce.

Regulatory Approvals.

General. Other than as described in this Information Statement, the Company, BTMU and Merger Sub are not aware of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Common Stock pursuant to the Merger. Should any such approval or other action be required, the Company, BTMU and Merger Sub currently expect such approval or other action would be sought or taken.

Bank Regulatory Approvals. Because MUFG and BTMU own, directly or indirectly, approximately 97% of the outstanding Common Stock of the Company, no prior approval for the Merger is required under the U.S. Bank Holding Company Act or the U.S. Change in Bank Control Act.

Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC ”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied.

The Merger is not a reportable transaction under the HSR Act. Under the HSR Act and the related rules, MUFG and BTMU are deemed to be in “control” of the Company. In particular, the HSR Act and the related rules provide that the term “controls” means holding 50% or more of the outstanding voting securities of an issuer. Therefore, because MUFG and BTMU hold approximately 97% of our outstanding Common Stock, the Company believes that no HSR Act filing is required in connection with the Merger.

Appraisal Rights.

Under the Delaware General Corporation Law, if the Merger is consummated, stockholders who (a) did not tender their shares of Common Stock under the Offer and hold shares of Common Stock at the effective date of the Merger, (b) do not wish to accept the consideration provided for in the Merger, and (c) comply with the procedures provided for in Section 262 of the Delaware General Corporation Law will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive a payment in cash of the “fair value” of those shares of Common Stock as determined by the court. The following summarizes the relevant provisions of Section 262 regarding appraisal rights that will be applicable if the Merger is consummated. This discussion is qualified in its entirety by reference to Section 262, a copy of which is attached as Exhibit D hereto and incorporated herein by reference.

APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH BELOW IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

STOCKHOLDERS WHO TENDERED SHARES IN THE OFFER ARE NOT ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR.

IF YOU FAIL TO TAKE ANY ACTION REQUIRED BY SECTION 262, YOUR RIGHTS TO AN APPRAISAL IN CONNECTION WITH THE MERGER WILL BE WAIVED OR TERMINATED.

Within ten days after the effective date of the Merger, the Company will send to each holder of Common Stock notice of the effective date and the availability of appraisal rights. To exercise appraisal rights, the record holder of the shares of Common Stock must, within twenty days after the date the Company mails the notice of the merger, deliver a written demand for appraisal to the Company. This demand must reasonably inform the Company of the identity of the holder of record and that the stockholder demands appraisal of his shares of Common Stock. Such a demand may be delivered to the Company’s Corporate Secretary, at 400 California Street, San Francisco, California 94104-1302.

Only a record holder of shares of Common Stock is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder’s name appears on the holder’s stock certificates.

•	If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

•	If shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

•

An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

•

A holder of record, such as a broker, who holds shares of Common Stock as nominee for a beneficial owner, may exercise a holder’s right of appraisal with respect to the shares of Common Stock held for all or less than all of those beneficial owners’ interest. In that case, the written demand should set forth the number of shares of Common Stock covered by the demand. If no number of shares is expressly mentioned, the demand will be presumed to cover all of the shares of Common Stock standing in the name of the record holder. The Company stockholders who hold their shares in brokerage accounts or through any nominee and wish to exercise appraisal rights should consult their brokers or other nominees to determine the procedures they must follow in order for their brokers and other nominees to exercise appraisal rights with respect to their shares of Common Stock.

Within one hundred twenty days after the effective date of the Merger, the Company or any stockholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Common Stock. The Company will have no obligation to file such a petition. Stockholders seeking appraisal rights should initiate all necessary action to perfect their rights within the time periods prescribed by Section 262.

Within one hundred twenty days after the effective date of the merger, any stockholder who has complied with the requirements under Section 262 for exercise of appraisal rights may make a written request to receive from the Company a statement of the total number of shares of Common Stock with respect to which demands for appraisal have been received and the total number of holders of such shares of Common Stock. The Company will be required to mail these statements within ten days after it receives a written request.

If a petition for appraisal is timely filed, at the hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders are entitled to appraisal rights. The court will appraise the shares of Common Stock owned by the stockholders and determine their fair value. In determining fair value, the court may consider a number of factors, but will exclude any element of value arising from the accomplishment or expectation of the Merger. The court will also determine the amount of interest, if any, to be paid upon the value of the shares of Common Stock to the stockholders entitled to appraisal.

The value determined by the court for the shares of Common Stock could be more than, less than or the same as the consideration paid in the Merger, but the form of the consideration payable as a result of the appraisal proceeding would be cash. The court may determine the costs of the appraisal proceeding and allocate them to the parties as the court determines to be equitable under the circumstances. The court may also order that all or a portion of any stockholder’s expense incurred in connection with an appraisal proceeding, including reasonable attorneys’ fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged, on a pro rata basis, against the value of all shares of Common Stock entitled to appraisal.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective date of the Merger, be entitled to vote the shares of Common Stock subject to the demand for any purpose. The shares of Common Stock subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective date.

Holders of shares of Common Stock will lose the right to appraisal if no petition for appraisal is filed within one hundred twenty days after the effective date of the Merger. A stockholder will also lose the right to an appraisal by delivering to the Company a written withdrawal of the stockholder’s demand for an appraisal. Any attempt to withdraw that is made more than sixty days after the effective date of the Merger requires the Company’s written approval. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the Merger, without interest.

If an appraisal proceeding is timely perfected, this proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the court.

Material U.S. Federal Income Tax Consequences of the Merger.

The following is a summary of the material U.S. federal income tax consequences of the Merger to stockholders whose Shares are exchanged for cash pursuant to the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders.

This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. The discussion applies only to beneficial owners who hold Shares as capital assets, and does not apply to Shares received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in MUFG or the Surviving Corporation after the Merger, stockholders who validly exercise their rights under Delaware law to seek an appraisal for their Shares or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, U.S. holders (as defined below) that have a functional currency other than the U.S. dollar or stockholders who hold Shares as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion also does not address the receipt of cash in connection with the cancellation of shares of stock appreciation rights, restricted stock units or options to purchase Shares, or any other matters relating to equity compensation or benefit plans (including the 401(k) plan). This discussion does not address any aspect of state, local or foreign tax laws.

The U.S. federal income tax consequences described below are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed below to the stockholder and the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options, stock appreciation rights or restricted stock units to purchase Shares.

U.S. Holders.

This section summarizes the material U.S. federal income tax consequences to any U.S. holder whose Shares are exchanged for cash pursuant to the Merger. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding Shares should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the Merger to such partner.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger. The exchange of Shares for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose Shares are exchanged for cash pursuant to the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such Shares and the

U.S. holder’s adjusted tax basis in such Shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such Shares. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such Shares is more than 12 months at the time of the consummation of the Merger. Long-term capital gains of noncorporate U.S. holders are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Backup Withholding and Information Reporting. Backup withholding of tax may apply to cash payments to which a non-corporate U.S. holder is entitled under the Merger, unless the U.S. holder or other payee provides a taxpayer identification number (“TIN”), certifies that such number is correct, and otherwise complies with the backup withholding rules. Each U.S. holder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service (“IRS”). Cash received by U.S. holders in the Merger will also be subject to information reporting unless an exemption applies.

Non-U.S. Holders.

This section summarizes certain U.S. federal income tax consequences to any non-U.S. holder whose Shares are exchanged for cash pursuant to the Merger. You are a non-U.S. holder if you are, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from Shares.

As discussed above, a partner of a partnership holding Shares should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the Merger to such parties.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger. If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize upon the exchange of your Shares for cash pursuant to the Merger unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis,

•	you are an individual, you hold the Shares as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•

the Company is or has been a United States real property holding corporation for U.S. federal income tax purposes, and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the Shares and you are not eligible for any treaty exemption.

“Effectively connected” gains will be subject to tax under regular graduated U.S. federal income tax rates. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. A non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the exchange, which may be offset by U.S. source capital losses.

To the best of our knowledge, we are not, and have not been during the relevant five-year period, a United States real property holding corporation for U.S. federal income tax purposes.

Backup Withholding and Information Reporting. If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to the payment of the proceeds from the exchange of your Shares for cash pursuant to the Merger effected at a U.S. office of a broker as long as the income associated with such payments is otherwise exempt from U.S. federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•

a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-U.S. person, or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the exchange of your Shares for cash pursuant to the Merger effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the exchange of your Shares for cash pursuant to the Merger is effected at a foreign office of a broker, it will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, the exchange of your Shares for cash pursuant to the Merger will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. federal income tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply in such case if the exchange of your Shares for cash pursuant to the Merger is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Legal Proceedings.

On August 14, 2008, a purported class action captioned Kahn v. Mitsubishi UFJ Financial Group, Inc., No. CGC-08-478665 (“Kahn”), was filed by an alleged stockholder of the Company in the Superior Court of California, County of San Francisco. The Kahn complaint was amended on September 4, 2008. The amended complaint purports to assert claims for breach of fiduciary duty against the Company, its directors, MUFG and its affiliates in connection with the Offer and the Merger. The amended complaint also challenges the adequacy of the Company’s disclosures regarding the Offer. The amended complaint seeks compensatory and punitive damages and declaratory, rescissory and injunctive relief with respect to the Offer and the Merger.

On August 15, 2008, a purported class action captioned Jaroslawicz v. UnionBanCal Corp., et al., No. CGC-08-478704 (“Jaroslawicz”) was filed by an alleged stockholder of the Company in the Superior Court of California, County of San Francisco. The Jaroslawicz complaint was amended on August 19, 2008. The amended complaint purports to assert claims for breach of fiduciary duty against the Company’s directors, MUFG and BTMU, and for aiding and abetting an alleged breach of fiduciary duty against the Company, MUFG and BTMU. The amended complaint seeks declaratory, injunctive and rescissory relief with respect to the Offer.

On August 15, 2008, a purported class and derivative action captioned Virgin Islands Government Employees’ Retirement System v. Alvarez, et al., C.A. No. 3976 (“VIGERS”), was filed by an alleged stockholder of the Company in the Court of Chancery of the State of Delaware. The VIGERS complaint was amended on August 27, 2008. The VIGERS complaint was again amended on September 5, 2008. The second amended VIGERS complaint purports to assert class action claims for breach of fiduciary duty against the Company’s current directors, MUFG and BTMU, and claims for self-dealing against MUFG and BTMU, in connection with the Offer. The second amended VIGERS complaint also asserts derivative claims for breach of fiduciary duty against the Company’s current directors, except for Nicholas Binkley, and certain of the Company’s former directors arising out of alleged non-compliance by certain of the Company’s subsidiaries with the Bank Secrecy Act and other anti-money laundering laws and regulations. The second amended VIGERS complaint also asserts claims alleging that the Company’s disclosures regarding the Offer are materially false and misleading in a number of respects. The second amended VIGERS complaint seeks declaratory and injunctive relief and damages.

On August 29, 2008, a purported class action captioned Pires v. UnionBanCal Corp., et al., No. CGC-08-479314 (“Pires”), was filed by an alleged stockholder of the Company in the Superior Court of California, County of San Francisco. The Pires complaint purports to assert a claim of breach of fiduciary duty against the Company and its directors and against MUFG for aiding and abetting the alleged breach of fiduciary duty in connection with the Offer. The Pires complaint seeks declaratory and injunctive relief and damages.

The Company believes all of the allegations of wrongdoing in the complaints and amended complaints filed in the Kahn, Jaroslawicz, VIGERS and Pires actions to be without merit, denies any wrongdoing, denies that information in this Information Statement is false or misleading, and denies that any material information is omitted from this Information Statement. In addition, the Company has been advised that the other defendants named in the foregoing actions similarly believe the allegations of wrongdoing in the complaints and amended complaints to be without merit and deny any breach of duty or other wrongdoing.

In order to resolve the litigation and avoid further cost and delay, the Company and the other defendants, without admitting any wrongdoing, agreed to make certain further disclosures in the Schedule 14D-9 and the Schedule TO of BTMU and MUFG as requested by counsel for the plaintiffs in the VIGERS and Jaroslawicz actions and have signed a Stipulation of Settlement, which has been filed in the VIGERS action, to settle such actions. Pursuant to the Stipulation of Settlement, on September 26, 2008, the Delaware Chancery Court entered a Scheduling Order setting a schedule for class notice and objections, and setting a Settlement Hearing for December 2, 2008. The Scheduling Order also stays and suspends all proceedings in VIGERS other than those necessary to carry out the settlement, and bars and enjoins “Representative Plaintiffs and all other Class Members” from “commencing or prosecuting any action asserting any claims that are, or relate in any way to, the Released Claims, except as set forth in the Stipulation of Settlement.” The dismissals of the VIGERS and Jaroslawicz actions contemplated by the Stipulation of Settlement require court approval, as do the anticipated request of plaintiffs’ counsel to be awarded their attorneys’ fees and costs. The Company has agreed not to oppose such a request, provided that the attorneys’ fees and costs requested do not exceed $1.25 million, and to pay such attorneys’ fees and costs as are awarded by the Delaware Chancery Court, again provided that those fees and costs do not exceed $1.25 million.

On September 23, 2008, plaintiffs Kahn and Pires made an ex parte application to the San Francisco County Superior Court to issue a temporary restraining order enjoining the consummation of the Merger. The Court, after oral argument on September 24, 2008, orally denied the application; there is no written order.

THE MERGER AGREEMENT

The Merger Agreement governs the contractual rights between the Company, BTMU and Merger Sub in relation to the Offer and the Merger. The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which is incorporated herein by reference. In particular, the Merger Agreement and the summary of terms are not intended to be, and should not be relied upon as, disclosure regarding any facts and circumstances relating to the Company or BTMU. The representations and warranties contained in the Merger Agreement have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right to terminate the Merger Agreement, if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and to allocate risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to the Company’s stockholders. The Company has filed a copy of the Merger Agreement with the SEC. Holders of Shares and other interested parties should read the Merger Agreement in its entirety for a more complete description of the provisions summarized below.

Structure of the Merger

Merger Sub will be merged with and into the Company. After the Merger, the Company will be the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the Merger, except to the extent the Company’s certificate of incorporation and by-laws will be modified as set forth in the Merger Agreement.

Effective Time of the Merger

The Merger will become effective when the certificate of merger is duly filed with the Secretary of State of Delaware or at a later time agreed upon by the parties and specified in the certificate of merger. The filing of the certificate of merger will take place on the third business day after the satisfaction or waiver of all conditions to the Merger.

Company Directors Prior to the Effective Time

BTMU agrees that, from and after the date of the Merger Agreement, subject to applicable law, at all times prior to the earlier of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement, it will not authorize its designees on the Board of Directors to terminate the existence of the Special Committee or materially change its duties, authority or current membership.

Effect of the Merger on Capital Stock

Merger Consideration. Each Share (other than the Controlled Shares) issued and outstanding immediately prior to the effective time of the Merger other than (i) the Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties and (ii) the Shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (collectively, the “Excluded Shares”) will be converted into the right to receive an amount in cash equal to the Offer Price. At the effective time of the Merger, all such Shares (other than the Excluded Shares) will cease to be outstanding, will be cancelled and will cease to exist, and each certificate formerly representing any of such Shares will thereafter represent only the right to receive the Merger Consideration, without interest.

Cancellation of Excluded Shares; Controlled Shares to Remain Outstanding. Each Excluded Share will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, will be cancelled without payment of any consideration therefor and will cease to exist, subject to any rights that stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL may have. Each Controlled Share will remain outstanding as a share of the Surviving Corporation without change resulting from the Merger.

Merger Sub. At the effective time of the Merger, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be cancelled without payment of any consideration therefor and will cease to exist.

Options. At the effective time of the Merger, holders of outstanding options, warrants or other rights to purchase the Shares will receive cash with respect to each Share subject to such rights equal in amount to the excess of the consideration offered to stockholders in the Merger over the exercise price set forth in such rights.

Company Awards. At the effective time of the Merger, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under stock plans and any other compensation agreement and benefit plans of the Company, other than Company options and any warrants, will be cancelled and will only entitle the holder thereof to receive an amount in cash equal to (x) the number of Common Stock subject to such Company award immediately prior to the effective time of the Merger, times (y) the Merger Consideration (or, if the Company award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, that is the excess of the Merger Consideration over such reference price).

Surviving Corporation Officers and Directors.

At the effective time of the Merger, the directors and officers of the Company will be the directors and officers of the Surviving Corporation.

Closing.

Unless the parties agree otherwise, the closing of the Merger will occur on the third business day after the satisfaction or waiver of all conditions to the Merger.

Representations and Warranties.

The Merger Agreement contains representations and warranties made by the Company to BTMU and Merger Sub and representations and warranties made by BTMU and Merger Sub to the Company. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and solely for the benefit of the other parties to the Merger Agreement, which Merger Agreement is not intended to, and does not, confer upon any other person the right to rely upon such representations and warranties. Moreover, those representations and warranties are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or Material Adverse Effect (as defined below) different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

The Merger Agreement contains representations and warranties made by the Company to BTMU and Merger Sub, relating to a number of matters, including the following:

•	organization, valid existence, good standing and qualification to do business of the Company and its subsidiaries;

•	the Company’s capitalization;

•

corporate authorization for, and the taking of all corporate actions necessary to execute, deliver and perform the Company’s obligations under the Merger Agreement and to consummate the transactions contemplated thereby, and that the Merger Agreement constitutes a valid, binding and enforceable agreement of the Company;

•

the unanimous approval (with one member absent) of the Special Committee that (i) the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interest of the Company and the holders of the Shares, (ii) approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, and (iii) recommending the foregoing to the Board of Directors and recommending that holders of the Shares accept the Offer, tender their Shares to BTMU pursuant thereto and, to the extent any such holders do not tender, adopt the Merger Agreement (these recommendations together being the “Special Committee Recommendation”);

•

the approval by the Board of Directors, based on the Special Committee Recommendation, that (i) the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and the holders of the Shares, (ii) approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, and (iii) recommending that holders of the Shares accept the Offer, tender their Shares to BTMU pursuant thereto and, to the extent any such holders do not tender, adopt the Merger Agreement (these recommendations together being the “Company Board Recommendation”);

•

the receipt of the opinion of the Company’s financial advisor as to the fairness, from a financial point of view, of the Offer Price and the Merger Consideration to the holders of Shares (other than BTMU and its affiliates);

•

the absence of any conflict of the consummation of the Offer, the Merger Agreement and the transactions contemplated thereby with the Company’s certificate of incorporation or bylaws, with applicable laws or with any agreement to which the Company or any of its subsidiaries is a party and, subject to certain exceptions set forth in the Merger Agreement, the absence of governmental consents, filings and approvals necessary to complete the Offer or the Merger;

•

all documents required to be filed with the SEC since December 31, 2005 (and any filings that will be made subsequent to the date of the Merger Agreement) have been (or will be) properly filed, and at the time of all such filings, such documents complied (or will comply) in all material respects with the applicable requirements of securities laws, including that as of their respective dates, such documents did not (or will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading;

•	the Company’s compliance with various corporate governance rules and laws, including those promulgated by the NYSE;

•	the Company’s consolidated financial statements as fair presentations of the financial position of the Company;

•	the accuracy of the information supplied by the Company for inclusion in the Offer to Purchase, the Schedule 13E-3, the Schedule 14D-9 and any proxy or information statement relating to the Merger;

•	the absence of any applicable anti-takeover statutes; and

•	the Company’s obligations for broker’s or finder fees in connection with the Offer and the Merger.

The Merger Agreement also contains representations and warranties by BTMU and Merger Sub to the Company relating to a number of matters, including the following:

•	organization, valid existence and qualification to do business of BTMU and Merger Sub;

•	corporate authorization and validity of the Merger Agreement and the transactions contemplated thereby, and the Offer;

•

the absence of any conflict of the Offer or the Merger Agreement with the respective certificates of incorporation or bylaws of BTMU or Merger Sub, with applicable laws or with any agreement to which BTMU or Merger Sub or any of their subsidiaries is a party and, subject to certain exceptions set forth in the Merger Agreement, the absence of governmental consents, filings and approvals necessary to complete the Offer or the Merger;

•	BTMU’s access to all funds necessary for BTMU and Merger Sub to complete the Offer and the Merger;

•

the accuracy of the information supplied by Parent and Merger Sub for inclusion in this Offer to Purchase, the Schedule 13E-3, the Schedule 14D-9 and any proxy or information statement relating to the Merger; and

•	capitalization and operations of Merger Sub.

Certain of the Company’s representations and warranties are qualified as to materiality or “Material Adverse Effect.” “Material Adverse Effect” means any material adverse change or effect on the financial condition, business, or results of operations of the Company and its subsidiaries, taken as a whole, as applicable, or any change or effect that would prevent, materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement, other than:

•	changes in general U.S. economic conditions;

•	events, conditions, changes or trends in economic, business or financial conditions generally affecting the U.S. banking industry, including changes in interest rates or exchange rates;

•

changes in any banking laws or regulations unrelated to the Merger and of general applicability after the date of the Merger Agreement and changes in the interpretation thereof by any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Government Entity”);

•	changes in United States generally accepted accounting principles (“GAAP”) applicable to bank holding companies generally;

•	changes that arise out of the announcement of the Merger Agreement or arise out of actions required by the Merger Agreement;

•

any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to the Merger Agreement, the Offer, the Merger or the transactions contemplated by the Merger Agreement by or before any Government Entity; and

•	changes in the market price or trading volume of securities of the Company;

provided, that, with respect to the first four clauses above, such change, event, circumstance or development does not (i) primarily relate to (or have the effect of primarily relating to) the Company and its subsidiaries or (ii) disproportionately adversely affect the Company and its subsidiaries compared to other bank holding companies.

Covenants and Agreements.

Conduct of the Company’s Business Pending Merger. The Company has agreed that, until the earlier of the termination of the Merger Agreement and the effective time of the Merger and subject to applicable law and certain exceptions, it and its subsidiaries will conduct their respective businesses in the ordinary and usual course, will use their respective reasonable best efforts to preserve intact their present business organizations and maintain their respective relations and goodwill with Government Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates, and keep available the services of their current employees and agents.

Additionally, subject to certain exceptions, and as a result of BTMU meeting the 90% Requirement, the Merger Agreement expressly restricts the ability of the Company or any of its subsidiaries, from and after the date of the Merger Agreement until the effective time of the Merger, without BTMU’s written consent, to:

•	adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;

•

merge or consolidate any subsidiary of the Company with any other person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on the Company’s or any of its subsidiaries’ assets, operations or businesses;

•

issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities of the Company or any of its subsidiaries;

•

except for the Company’s declaration and payment of regular quarterly cash dividends consistent with past practice and in any event not in excess of $0.52 per share with usual record and payment dates for such dividends in accordance with past dividend practice of the Company, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its capital stock or securities convertible or exchangeable into or exercisable for any of its capital stock;

•

(A) make or rescind any material election relating to taxes; (B) file any amended income tax return or material claim for refund; (C) make any material change in any method of accounting, keeping of books of account or accounting practices or in any method of tax accounting of the Company or any of its subsidiary unless required by GAAP or applicable law; (D) enter into or agree to any private letter ruling, closing agreement or similar ruling or agreement with the IRS or any other taxing authority or settle any audit or proceeding with respect to any material amount of taxes owed; or (E) file its federal income tax return for any fiscal year ending on or after December 31, 2007 without providing BTMU reasonable opportunity to review and comment on such tax return;

•	make any changes with respect to accounting policies or procedures, except as required by changes in applicable GAAP;

•	settle any litigation or other proceedings before a Government Entity;

•

except as required pursuant to existing written, binding agreements in effect prior to the date of the Merger Agreement, or as otherwise required by applicable law, (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its subsidiaries, (iii) establish, adopt, amend or terminate any compensation agreement and benefit plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any compensation agreement and benefit plan, to the extent not already provided in any such compensation agreement and benefit plan,

(v) change any actuarial or other assumptions used to calculate funding obligations with respect to any compensation agreement and benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vi) forgive, grant a waiver or extension under, or amend in any manner adverse to the Company or one of its subsidiaries, any extension of credit to directors or executive officers of the Company or any of its subsidiaries;

•	take any action or omit to take any action that is reasonably likely to result in any of the conditions to the offer or any conditions to the Merger Agreement not being satisfied; or

•	agree, authorize or commit to do any of the foregoing.

The Merger Agreement also imposed certain other restrictions on the activities of the Company and its subsidiaries during the period from and after the Acceptance Time and prior to the effective time of the Merger if the 90% Requirement had not been satisfied.

The Merger Agreement requires the Company to give BTMU prior notice and opportunity to comment on any written or oral communication to directors, officers or employees of the Company or any of its subsidiaries pertaining to compensation or benefit matters that are affected by the Offer and the Merger.

The Merger Agreement prohibits BTMU from knowingly taking or permitting any of its subsidiaries from taking any action that is reasonably likely to prevent or materially delay the consummation of the Offer and the Merger.

Stockholders Meeting. The Merger Agreement requires the Company to call and hold a special meeting of holders of Shares to vote on the Merger Agreement and the Merger (a “Stockholders Meeting”) if requested by the BTMU following the completion of the Offer. The Merger Agreement also permits the Company to call and hold a Stockholders Meeting following the completion of the Offer prior to the termination of the Merger Agreement.

No Change in Recommendation. Except as necessary to comply with the directors’ fiduciary duties, the Special Committee and the Board of Directors have agreed not to withhold, withdraw, qualify or modify (or publicly propose or resolve to do any of those things) in a manner adverse to the BTMU either the Special Committee Recommendation or the Company Board Recommendation, respectively; provided, however, that any changes in such recommendations may not be made without at least 48 hours notice to BTMU of the intention to make such change and the basis therefor.

Proxy Statement, Information Statement. We agreed that upon notice by BTMU of its approval of the Merger by irrevocable written consent, which we have received, that we would prepare and file this Information Statement relating to the Merger.

Notice, Access to Information and Cooperation. The Company and BTMU have agreed to notify each other of certain filings, written communications, notices and proceedings related to the Offer, the Merger and the transactions contemplated thereby (including the filing of the Schedule TO, the Schedule 13E-3 and this Information Statement), and (subject to certain specified terms and conditions) to use their respective reasonable best efforts to cooperate with each other and to take (or cause to be taken) all actions reasonably necessary to promptly effect the Merger and the other transactions contemplated by the Merger Agreement. In addition, the Company has agreed to provide BTMU with reasonable access to it and its subsidiaries’ properties, books, contracts, records and other information, subject to applicable law and confidentiality obligations.

Rule 14d-10(c) Matters. On September 12 and 18, 2008, the Company (through its compensation committee) (i) approved each compensation and benefit plan as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, and (ii) took all other actions necessary or advisable to satisfy the requirements of the non-exclusive safe harbor with respect to such compensation agreements and benefit plans in accordance with Rule 14d-10(d)(2) under the Exchange Act.

Stock Exchange Delisting. Prior to the closing date of the Merger, the Company will cooperate with BTMU and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the earlier of (i) the effective time of the Merger and (ii) such time as the Company qualifies for an issuer-initiated delisting under applicable law and the rules and policies of the NYSE, and in any event no more than ten (10) days after the closing date of the Merger. Promptly after our common stock is delisted from the NYSE, we intend to initiate proper steps to suspend the Company’s obligation to file reports under Section 15(d) of the Exchange Act.

Expenses. All costs and expenses incurred in connection with the Offer, the Merger and any related transactions will be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Schedule TO and the publishing, printing and/or mailing of documents relating to the Schedule TO were borne by BTMU and expenses incurred in connection with the Schedule 13E-3 and any information statement, (but not the attorney’s fees related thereto, which will be paid by the party incurring such expense), will be shared equally by BTMU and the Company.

Indemnification and Directors’ and Officers’ Insurance. From and after the Acceptance Time, and for a period of six years after the later of the Acceptance Time and the effective time of the Merger, each of Parent and the Surviving Corporation will indemnify to the fullest extent permitted by law each present and former director and officer of the Company or any of its subsidiaries (in each case, when acting in such capacity), against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the Merger (and BTMU or the Surviving Corporation will also advance expenses as incurred to the fullest extent permitted under applicable law, subject to an undertaking to repay such expenses if such person is ultimately determined to be ineligible for indemnification).

BTMU will use its reasonable best efforts to provide the individuals serving as officers and directors of the Company or any of its subsidiaries immediately prior to the Acceptance Time for a period of six (6) years from the effective time of the Merger the directors’ and officers’ liability insurance policy maintained by the Company (or policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the effective time of the Merger, but in no event will BTMU be required to expend annually more than 300% of the current amount expended by the Company (the “Insurance Amount”) to maintain or procure insurance coverage, provided that if BTMU is unable to maintain or obtain such insurance, BTMU shall use all reasonable efforts to obtain as much comparable coverage as is available for the Insurance Amount.

BTMU and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time of the Merger, now existing in favor of the current or former directors or officers of the Company or its subsidiaries as provided in their respective organizational documents will survive the Merger and continue in full force and effect. For a period of six (6) years from the effective time of the Merger, BTMU will cause the Surviving Corporation to maintain any and all such provisions of the Company’s and any of its subsidiaries’ organizational documents in effect as of the date hereof or in any indemnification agreements of the Company or its subsidiaries with any of their respective current or former directors or officers in effect as of the date of the Merger Agreement, and will not amend, repeal or otherwise modify any such provisions in a manner adverse to the rights thereunder of any individuals who at the Acceptance Time were current or former directors or officers of the Company or any of its subsidiaries. All such rights to indemnification, however, relating to any action, litigation, investigation, suit, arbitration or proceeding pending or asserted or any claim made within such period shall continue until the disposition of such action, litigation, investigation, suit, arbitration or proceeding or resolution of such claim.

Publicity. The Company and BTMU have agreed that (subject to certain exceptions and to applicable law) each will consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Offer and the Merger and prior to making any filings with any third party and/or any Government Entity with respect thereto.

Takeover Statutes. If any takeover statute is or may become applicable to the Offer, the Merger or the other transactions related thereto, the Company and its Board of Directors will grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Tax Certificate. The Company will use its reasonable best efforts to provide BTMU a statement pursuant to Treasury Regulation Section 1.1445-2(c)(3) certifying that the Company is not a U.S. real property interest.

Conditions to the Merger

The respective obligations of BTMU, Merger Sub and the Company to effect the Merger are subject to the satisfaction of certain conditions.

Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, BTMU and Merger Sub to effect the Merger are conditioned upon the following conditions being satisfied:

•	the purchase of Shares in the Offer having occurred, which has been satisfied;

•

the holders of Shares having adopted the Merger by an affirmative vote of the number of Shares representing at least 90% in interest, which has been satisfied by the written consent of BTMU dated as of October 3, 2008; and

•

No federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Government Entity (each, a “Law”), judgment, order, writ, injunction, decree or award (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any Government Entity being in effect and restraining, enjoining or otherwise prohibiting consummation of the Merger or the transactions contemplated by the Merger Agreement.

Conditions to Parent’s and Merger Sub’s Obligations to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further conditioned upon certain additional conditions being satisfied, including:

•	the accuracy of the Company’s representations and warranties;

•

the Company having not failed to perform and comply with, in any material respect, its obligations, agreements and covenants under the Merger Agreement, on or prior to the effective time of the Merger; and

•	there having occurred no Material Adverse Effect since June 30, 2008.

Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to effect the Merger are further conditioned upon certain additional conditions being satisfied, including:

•	the accuracy of BTMU’s and Merger Sub’s representations and warranties; and

•

BTMU and Merger Sub having not failed to perform and comply with, in any material respect, their obligations, agreements and covenants under the Merger Agreement, on or prior to the effective time of the Merger.

Termination

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after any stockholder approval of the Merger:

•	by mutual written consent of BTMU, Merger Sub and the Company (with respect to the Company, only with the approval of the Special Committee);

•	by BTMU upon a change in the Company Board Recommendation or the Special Committee Recommendation;

•

by BTMU, upon breach of any representation, warranty, covenant or agreement made by the Company in the Merger Agreement, or upon any such representation or warranty subsequently becoming untrue or incorrect, in each case in a manner that would:

•	if such breach or failure to be true and correct occurred prior to the expiration of the Offer (subject to a cure period) causing any condition to the Offer or the Merger not to be satisfied, or

•

if such breach occurs after the Acceptance Time, but prior to the time six months after the Acceptance Time (subject to a cure period) cause any condition to the Merger not to be satisfied; except that BTMU will not have a termination right if it was the primary cause of the breach of the Company or its inability to cure such breach;

•

by the Company (only with the approval of the Special Committee), if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in the Merger Agreement, or if any such representation or warranty subsequently becomes untrue or incorrect, in each case in a manner that:

•

if such breach occurred prior to the expiration of the Offer, would have, individually or in the aggregate (and subject to a cure period), reasonably been expected to prevent, materially delay or impair the ability of BTMU or Merger Sub to have consummated the Offer, or

•

if such breach or failure to be true occurs after the Acceptance Time but prior to the time six months after the Acceptance Time, would, individually or in the aggregate (and subject to a cure period), reasonably be expected to prevent, materially delay or impair the ability of BTMU and Merger Sub to consummate the Merger;

•

by BTMU or the Company (with respect to the Company, only with the approval of the Special Committee), at any time subsequent to six months after the Acceptance Time, whether or not BTMU has previously accepted Shares for payment pursuant to the Offer.

Effect of Termination and Abandonment

If the Merger Agreement is terminated as described above, the Merger Agreement will be void, and there will be no liability or obligation of the Company, BTMU or Merger Sub (or our respective officers and directors) except as to willful or intentional breaches of the Merger Agreement and the obligations created by the provisions dealing with effect of termination, expenses, indemnification and directors’ and officers’ insurance, and survival.

Modification, Amendment and Waiver

The parties may modify or amend the Merger Agreement by written agreement (and, in the case of the Company, approved by the Special Committee), and the conditions to each of the parties’ obligations to consummate the Merger may be waived by such party in whole or in part to the extent permitted by applicable laws, provided that no consent of or waiver by the Company will be enforceable unless such consent or waiver is approved by the Special Committee.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Common Stock and rights to acquire Common Stock by shareholders that own five percent or more of the Common Stock, by each of the Company’s directors and executive officers, and all of the Company’s directors and executive officers as a group. For purposes of this table, a person or a group of persons is deemed to have “beneficial ownership” of any shares as of a date when such person or group has the right to acquire or vote such shares within 60 days after such date, but such shares are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person. Percentages of shares owned are based on the 140,043,107 shares of Common Stock issued and outstanding at October 1, 2008. These shareholding numbers are based in part on the public filings of several of the shareholders listed below.

Each of the directors and executive officers named below and all directors and executive officers of the Company as a group beneficially own less than 1% of the Company’s outstanding shares of Common Stock. Each of the Company’s officers and directors tendered all of their shares of Company Common Stock during the Offer. Their remaining beneficial ownership consists of unvested stock options and unvested restricted stock units.

Name of Beneficial Owner	Beneficially Owned	May be Acquired within 60 days (1)	Total	Percent of Total Shares of Common Stock Issued and Outstanding
The Bank of Tokyo-Mitsubishi UFJ, Ltd. and affiliates (2)	136,379,560	972,245	137,351,805	98.08%
Grant K. Ahearn	—	57,333	57,333	—
Aida M. Alvarez	—	2,231	2,231	—
David R. Andrews	—	16,506	16,506	—
Nicholas B. Binkley	—	1,628	1,628	—
JoAnn M. Bourne	—	91,689	91,689	—
Bruce H. Cabral	—	93,766	93,766	—
L. Dale Crandall	—	15,131	15,131	—
Murray H. Dashe	—	2,926	2,926	—
John C. Erickson	—	41,266	41,266	—
Richard D. Farman	—	20,162	20,162	—
Paul E. Fearer	—	111,965	111,965	—
Philip B. Flynn	—	271,633	271,633	—
Christine Garvey	—	2,473	2,473	—
Michael J. Gillfillan	—	8,566	8,566	—
Mohan S. Gyani	—	3,663	3,663	—
Ronald L. Havner, Jr.	—	2,231	2,231	—
Morris W. Hirsch	—	51,200	51,200	—
David I. Matson	—	237,164	237,164	—
Mary S. Metz	—	20,841	20,841	—
Shigemitsu Miki	—	—	—	—
J. Fernando Niebla	—	20,566	20,566	—
Kyota Omori	—	—	—	—
Barbara L. Rambo	—	1,942	1,942	—
J. Michael Stedman	—	32,033	32,033	—
Masaaki Tanaka	—	—	—	—
Timothy H. Wennes	—	—	—	—
Johannes H. Worsoe	—	42,966	42,966	—
James Yee	—	28,832	28,832	—
Dean A. Yoost	—	1,838	1,838	—
All current directors and executive officers as a group (29 persons)	—	1,180,551	1,180,551.84%

(1)	Amounts include:

•	Options exercisable within 60 days for certain directors and executive officers;

•	Restricted stock units and/or stock units which are convertible into common stock within 60 days only if certain directors were to cease to be members of the Board of Directors; and/or

•	Options that would be exercisable in the event of the retirement of certain executive officers.

Amounts assume that the previously declared regular quarterly dividend payable on October 3, 2008 will be paid in cash with respect to stock awards.

(2)	As of October 1, 2008, MUFG, 7-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8388, Japan., and its affiliates, including BTMU and other subsidiaries, collectively held shares of Common Stock indirectly through its subsidiaries as follows:

•	136,337,188 shares by BTMU, 7-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8388, Japan;

•	30,272 shares by Mitsubishi UFJ Trust and Banking Corporation, 4-5 Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8212, Japan; and

•	12,100 shares by Mitsubishi UFJ Asset Management Co., Ltd., 4-5 Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8212, Japan.

FORWARD-LOOKING STATEMENTS

Certain of the information contained in this Information Statement should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which is subject to a number of risks and uncertainties. The preparation of forward-looking statements requires the use of estimates of future revenues, expenses, activity levels and economic and market conditions, many of which are outside the Company’s control. The Company’s results could be affected by the failure to achieve management’s forecasts; the slowing down of loan and deposit growth; the development of a high interest rate environment; the realization of risks and uncertainties associated with the Company’s strategic, financial and operational plans; a downturn in the commercial banking industry; changes to the regulatory environment for financial institutions; the introduction of competing products by competitors; the ability to attract and retain skilled employees with high-level financial competencies; the financial results of companies in which the Company has made investments; economic, regulatory and political domestic and international conditions; fluctuations in currency exchange rates; and the impact of terrorist attacks. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. The Company assumes any obligation to update such estimates to reflect actual results, changes in assumption or changes in other factors affecting such estimates other than as required by law.

STOCKHOLDERS SHARING AN ADDRESS

UnionBanCal will deliver only one Information Statement to multiple stockholders sharing an address unless UnionBanCal has received contrary instructions from one or more of the stockholders. UnionBanCal undertakes to deliver promptly, upon written or oral request, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement is delivered. A stockholder can notify UnionBanCal that the stockholder wishes to receive, a separate copy of this Information Statement, or a future information statement, by written request directed to the Secretary of UnionBanCal Corporation, 400 California Street, San Francisco, California 94104-1302 or by telephone at (415) 765-2969. Likewise, stockholders sharing an address who are receiving multiple copies of this Information Statement and wish to receive a single copy of future information statements may notify UnionBanCal at the address and telephone number listed above.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Information Statement and the information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information in such documents that is deemed, in accordance with SEC rules, not to have been filed) until the Offer is complete:

•	Our Annual Reports on Form 10-K for the fiscal years ended December 31, 2006 and December 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008 and June 30, 2008;

•	Our Current Reports on Form 8-K dated August 19, 2008 and September 19, 2008.

To the extent any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is not incorporated by reference in this Information Statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at http://www.sec.gov. You may obtain any of the documents we file with the Securities and Exchange Commission, without charge, by requesting them in writing or by telephone from us at the following address:

Corporate Secretary

UnionBanCal Corporation

400 California Street

San Francisco, California 94104-1302

(415) 765-2969

You should rely only on the information contained in this Information Statement or to which we have referred you. We have not authorized anyone to provide you with any additional information. This Information Statement is dated as of the date listed on the cover page hereto. You should not assume that the information contained in this Information Statement is accurate as of any date other than such date, and neither the mailing of this Information Statement to our stockholders nor the payment of the merger consideration shall create any implication to the contrary.

501 Madison Avenue, 20th Floor

New York, NY 10022

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

UNIONBANCAL CORPORATION,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

and

MERGER SUB

(as herein defined)

Dated as of August 18, 2008

6.11	Indemnification; Directors’ and Officers’ Insurance	A - 32
6.12	Takeover Statutes	A - 34
6.13	Tail Period	A - 34
6.14	Tax Certificate	A - 35
6.15	Formation of Merger Sub; Accession	A - 35

ARTICLE VII Conditions of the Merger		A - 36

7.1	Conditions to Each Party’s Obligation to Effect the Merger	A - 36
7.2	Conditions to Parent’s and Merger Sub’s Obligation to Effect the Merger	A - 36
7.3	Conditions to the Company’s Obligation to Effect the Merger	A - 37

ARTICLE VIII Termination		A - 37

8.1	Termination	A - 37
8.2	Effect of Termination and Abandonment	A - 39

ARTICLE IX Miscellaneous and General		A - 39

9.1	Survival	A - 39
9.2	Modification or Amendment	A - 39
9.3	Waiver of Conditions	A - 39
9.4	Counterparts	A - 40
9.5	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	A - 40
9.6	Notices	A - 41
9.7	Entire Agreement	A - 42
9.8	No Third Party Beneficiaries	A - 42
9.9	Obligations of Parent and of the Company	A - 43
9.10	Definitions	A - 43
9.11	Severability	A - 43
9.12	Interpretation; Construction	A - 44
9.13	Assignment	A - 44

Annex A	Defined Terms	A - 46
Exhibit 1	Certain Conditions of the Offer	A - 48
Appendix A	Charter of Surviving Corporation	Appendix A-1
Appendix B	Bylaws of Surviving Corporation	Appendix B-1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of August 18, 2008, among UnionBanCal Corporation, a Delaware corporation (the “Company”), The Bank of Tokyo-Mitsubishi UFJ, Ltd., a Japanese joint stock corporation (“Parent”), and, from and after its accession to this Agreement in accordance with Section 6.15 of this Agreement, Merger Sub (as that term is defined in Section 6.15 of this Agreement), a Delaware corporation (the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, as of the date hereof, Parent and its affiliates beneficially and of record own 90,255,980 shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”), constituting approximately 64.9% of the issued and outstanding shares of Common Stock;

WHEREAS, Parent and Mitsubishi UFJ Financial Group, Inc., a Japanese joint stock corporation and the parent company of Parent (“MUFG”), have proposed to the board of directors of the Company (the “Company Board”) that Parent or one of its wholly owned direct or indirect Subsidiaries acquire all of the shares of Common Stock not held in a proprietary (rather than a fiduciary or bailee) capacity by MUFG or one of its Subsidiaries other than the Company and its Subsidiaries (the “Public Shares”);

WHEREAS, the Company Board has established a special committee (the “Special Committee”) consisting of independent directors to consider, among other things, the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”) and to make a recommendation to the Company Board with respect thereto;

WHEREAS, the Special Committee has unanimously (with one member absent) (i) determined that the terms of this Agreement and the Transactions are fair to and in the best interests of the Company and the holders of the Public Shares, (ii) approved and declared advisable this Agreement and the Transactions, and (iii) recommended to the Company Board that the Company Board adopt resolutions approving and declaring advisable this Agreement and the Transactions and recommending that the holders of Public Shares accept the Offer, tender their Public Shares to Parent pursuant to the Offer and, to the extent any such holders do not tender their Public Shares, adopt this Agreement (such recommendation by the Special Committee, the “Special Committee Recommendation”);

WHEREAS, the Company Board, based on the Special Committee Recommendation, has (i) determined that the terms of this Agreement and the Transactions are fair to and in the best interests of the Company and the holders of Public

Shares, (ii) approved and declared advisable this Agreement and the Transactions, and (iii) resolved to recommend to the holders of Public Shares that they accept the Offer, tender their Public Shares to Parent pursuant to the Offer and adopt, to the extent any such holders do not tender their Public Shares, this Agreement (such recommendation, the “Company Board Recommendation”);

WHEREAS, the respective boards of directors of each of Parent and Merger Sub have (i) determined that the Transactions are fair to and in the best interests of Parent and Merger Sub, respectively, and (ii) approved and declared advisable this Agreement and the Transactions, in each case to the extent they are a party to such Transactions;

WHEREAS, Parent is willing and intends, on the terms and subject to the conditions set forth in this Agreement, to commence a tender offer (the “Offer”) to purchase all of the outstanding Public Shares, in cash at a price per Public Share of $73.50 (such price or any higher price per Public Share that may be offered to be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), net to the seller but subject to any required withholding of Taxes;

WHEREAS, following the consummation of the Offer, on the terms and subject to the conditions set forth in this Agreement (including the Company Requisite Vote), Merger Sub will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE OFFER AND THE MERGER; CLOSING; EFFECTIVE TIME

1.1 The Offer. (a) Subject to the conditions of this Agreement, Parent shall, as promptly as practicable and in no event later than ten business days after the date hereof, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer at the Offer Price, net to the seller but subject to any required withholding of Taxes.

(b) The initial expiration date of the Offer shall be midnight (New York City time) on the date that is 20 business days from the date on which the Offer was commenced (determined as provided in Rule 14d-1(g)(3) under the Exchange Act) (the initial “Expiration Date” and any expiration time and date established pursuant to an extension of the Offer as so extended, also an “Expiration Date”).

(c) The obligations of Parent to commence the Offer and accept for payment, and pay for, any Public Shares tendered pursuant to the Offer are subject only to (i) the conditions set forth in Exhibit 1 and (ii) the non-waivable condition that pursuant to the Offer, prior to the Expiration Date, there shall have been validly tendered and not properly withdrawn a number of Public Shares which constitutes at least a majority of the outstanding Public Shares (assuming the exercise of all options, warrants and other rights to purchase shares of Common Stock and excluding from the numerator of such calculation any shares held by stockholders that are affiliated with the Company, including directors and officers of the Company, as of the Acceptance Time) (the “Majority-of-the-Minority Condition”).

(d) Parent expressly reserves the right (x) to increase the Offer Price and (y) to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the Company, Parent shall not (i) reduce the number of Public Shares subject to the Offer, (ii) except as provided in Section 4.4, reduce the Offer Price, (iii) add to the conditions set forth in Exhibit 1 or modify any condition set forth in Exhibit 1 in any manner adverse to the holders of Public Shares, (iv) except as otherwise provided in this Section 1.1(d), extend the Offer, (v) waive or modify the Majority-of-the-Minority Condition, or (vi) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Parent may, in its discretion, without the consent of the Company, (i) extend the Offer for one or more consecutive increments of not more than ten business days each, if at any otherwise scheduled Expiration Date of the Offer any of the conditions to Parent’s obligation to purchase Public Shares are not satisfied or waived, (ii) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer or (iii) make available a “subsequent offering period” in accordance with Exchange Act Rule 14d-11. In addition, if at any otherwise scheduled Expiration Date of the Offer any condition to the Offer is not satisfied or waived, Parent shall extend the Offer at the request of the Company for one or more consecutive increments of not more than ten business days each until the earlier of the date that is 40 business days after commencement of the Offer (the “Outside Date”) and the termination of this Agreement in accordance with its terms. In addition, Parent shall, if requested by the Company, make available a subsequent offering period in accordance with Exchange Act Rule 14d-11 of not less than ten business days; provided that Parent shall not be required to make available such a subsequent offering period in the event that, prior to the commencement of such subsequent offering period, MUFG and its Subsidiaries collectively hold at least 90% of the outstanding shares of Common Stock (the requirement that MUFG and its Subsidiaries collectively hold at least 90% of the outstanding shares of Common Stock being the “90% Requirement”).

(e) On the terms and subject to the conditions of the Offer and this Agreement, Parent shall accept and pay for all Public Shares validly tendered and not withdrawn pursuant to the Offer that Parent becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

For purposes of this Agreement, the term “business day” shall have the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.

1.2 The Offer Documents. On the date of commencement of the Offer, Parent and, to the extent required by Law, its affiliates shall file with the SEC, pursuant to and in accordance with Rule 14d-3 and Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”) and shall cause the Offer Documents to be disseminated to holders of Public Shares as and to the extent required by the applicable federal securities laws, including for the avoidance of doubt the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder (collectively, the “Securities Laws”). Prior to the filing of the Offer Documents with the SEC, Parent shall deliver copies of the proposed form of the Offer Documents to the Company and the Special Committee, and their respective counsel, within a reasonable time for review and comment by the Company and the Special Committee, and their respective counsel. Each of Parent and the Company agrees to use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer and to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall become false or misleading in any material respect or as otherwise required by the Securities Laws. Parent shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Public Shares, in each case as and to the extent required by the Securities Laws. The Company and the Special Committee, and their respective counsel, shall be given reasonable opportunity under the circumstances to review and comment on the Offer Documents (including any amendments or supplements thereto) before they are filed with the SEC or disseminated to the stockholders of the Company. Parent shall provide the Company and the Special Committee, and their respective counsel, with copies of any written comments, and shall inform them of any oral comments, that Parent or its counsel receives from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall give the Company and the Special Committee, and their respective counsel, a reasonable opportunity under the circumstances to review and comment on any written or oral responses to such comments. The Company hereby consents to the inclusion in the Offer Documents of the Special Committee Recommendation and the Company Board Recommendation, as such recommendations may be amended and until such recommendations may be withdrawn, in each case as permitted by this Agreement.

1.3 Company Actions. (a) On the date the Offer Documents are first filed with the SEC, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer containing the Special Committee Recommendation and the Company Board

Recommendation (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) and shall cause the Schedule 14D-9 to be disseminated to the holders of Public Shares with the Offer Documents, in each case in a manner that complies with Rule 14d-9 under the Exchange Act and the Securities Laws. The Company shall deliver copies of the proposed form of the Schedule 14D-9 to Parent within a reasonable time prior to the filing thereof with the SEC for review and comment by Parent and its counsel. Each of the Company, Parent and Merger Sub shall use reasonable best efforts promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Securities Laws. The Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Public Shares, in each case as and to the extent required by the Securities Laws. The Company shall provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or the Special Committee, or their respective counsel, receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall give Parent and its counsel a reasonable opportunity under the circumstances to review and comment on any written or oral responses to such comments. The Company agrees to use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(b) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Parent (i) a list of the names and addresses of the record holders of Public Shares as of the most recent practicable date, as well as mailing labels containing such names and addresses and (ii) security position lists, computer files and any other information identifying the beneficial owners of Public Shares as of the most recent practicable date that the Company or the transfer agent have in their possession or control or can obtain without unreasonable effort or expense. The Company will furnish or cause to be furnished to Parent such additional information (including updates of the items provided pursuant to the preceding sentence) and such other assistance as Parent may reasonably request in communicating the Offer to the record and beneficial owners of Public Shares.

1.4 Schedule 13E-3. On the date of commencement of the Offer, the Company, Parent, Merger Sub and such other affiliates of Parent as may be required under applicable Law shall file with the SEC, pursuant to and in accordance with Rule 13e-3 and Regulation M-A, a joint Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Transactions (the “Schedule 13E-3”); provided that, at their option, subject to applicable Law, Parent and Merger Sub may include the Schedule 13E-3 in the Schedule TO included in the Offer Documents. Each of Parent, Merger Sub and the Company agrees to use reasonable best efforts promptly to respond to any comments of the SEC or its staff with respect to the Schedule 13E-3 and promptly to correct any information provided by it for use in the Schedule 13E-3 if and to the extent that such information shall become false or misleading in any material respect or as otherwise required by the Securities Laws. Each party shall take all steps necessary to amend or supplement the Schedule 13E-3 and to cause the Schedule 13E-3, as so amended or supplemented, to be filed with the SEC, in each case as and to the extent required by the Securities Laws. Each of Parent, the Company and the Special Committee and its respective counsel shall be given reasonable opportunity under the circumstances to review and comment on the Schedule 13E-3 (including any amendments or supplements thereto) before it is filed with the SEC. Each of Parent, the Company and the Special Committee shall provide the others and their respective counsel with copies of any written comments, and shall inform them of any oral comments, such Person or its counsel receives from the SEC or its staff with respect to the Schedule 13E-3 promptly after the receipt of such comments and shall give the others a reasonable opportunity under the circumstances to review and comment on any written or oral responses to such comments. The Company hereby consents to the inclusion in the Schedule 13E-3 of the Special Committee Recommendation and the Company Board Recommendation as such recommendations may be amended and until such recommendations may be withdrawn, in each case as permitted by this Agreement.

1.5 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.

1.6 Effective Time. The Merger shall become effective at such time that a Certificate of Merger with respect to the Merger (the “Delaware Certificate of Merger”) has been executed, acknowledged and filed with the Secretary of State of the State of Delaware, as provided in Section 251 of the DGCL, or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”). Subject to the terms and conditions of this Agreement, the Company and Parent will cause the Merger to be effective on the third business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII shall be satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied on the Closing Date, but subject to the fulfillment or waiver of those conditions).

1.7 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the Closing Date.

1.8 Company Directors Prior to the Effective Time. If the 90% Requirement is not satisfied immediately after such time that Parent accepts for payment the Public

Shares tendered pursuant to the Offer (the “Acceptance Time”), then, from and after the Acceptance Time until the earlier of (a) the Effective Time and (b) such time that the 90% Requirement is satisfied, Parent shall use reasonable best efforts to cause the directors of the Company who are “independent” within the meaning of the corporate governance rules of the New York Stock Exchange (the “NYSE”) (the “Existing Independent Directors”) to remain as directors on the Company Board. If any Existing Independent Director is unable to serve due to death, disability or resignation, Parent shall use reasonable best efforts to ensure that such other Person (or Persons) as may be designated by the remaining Existing Independent Directors shall be elected or designated to fill such vacancy in accordance with the Company’s by-laws and each such Person shall be deemed to be an Existing Independent Director for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, at any time prior to the Effective Time, Parent shall use its reasonable best efforts to cause its designees on the Company Board not to approve any amendment or termination by the Company of, or any waiver by the Company of any of its rights under, this Agreement that would adversely affect the holders of Public Shares or extend the time for performance of Parent’s or Merger Sub’s obligations under this Agreement, unless such action is approved by the Existing Independent Directors. Parent agrees that, from and after the date of this Agreement, subject to applicable Law, at all times prior to the earlier of (i) the Effective Time and (ii) the termination of this Agreement, it shall not authorize its designees on the Company Board to terminate the existence of the Special Committee or materially change its duties or authority or its current membership (so long as its existing members are willing to serve and have not been removed for cause).

ARTICLE II

CERTIFICATE OF INCORPORATION AND BY-LAWS

OF THE SURVIVING CORPORATION

2.1 The Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be as set forth in Appendix A (the “Charter”), until thereafter duly amended as provided therein or by applicable Laws. “Law” means any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

2.2 The By-Laws. The by-laws of the Surviving Corporation shall be as set forth in Appendix B (the “By-Laws”), until thereafter duly amended as provided therein or by applicable law.

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1 Directors. The board of directors of the Company at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.2 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly chosen or until their earlier death, resignation or resignation in accordance with the Charter and the By-Laws.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration. Each Public Share issued and outstanding immediately prior to the Effective Time other than (i) Public Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Public Shares that are owned by stockholders (“Dissenting Stockholders”) who have properly perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Share” and collectively, “Excluded Shares”) shall be converted into the right to receive an amount in cash equal to the Offer Price (the “Per Share Merger Consideration”). At the Effective Time, all such Public Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing such Public Shares shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Excluded Shares; Parent-Owned Common Stock to Remain Outstanding. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(f). Each share of Common Stock owned by MUFG or any of its Subsidiaries, other than shares of Common Stock held by MUFG or any of its Subsidiaries in a fiduciary or bailee capacity (which shall be deemed to be Public Shares in accordance with the definition thereof), shall remain outstanding as shares of the Surviving Corporation without change resulting from the Merger.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled without payment of any consideration therefor and shall cease to exist.

4.2 Exchange of Certificates.

(a) Paying Agent. From and after the Effective Time, Parent shall make available or cause to be made available to a paying agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld (the “Paying Agent”), amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Per Share Merger Consideration pursuant to Section 4.1(a) (such cash hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within three business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Public Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Public Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Public Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Public Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Public Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Public Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Public Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Public Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Public Shares held by Dissenting Stockholders shall not be converted into the right to receive the Per Share Merger Consideration with respect to the Public Shares owned by such Dissenting Stockholders, but instead shall be automatically cancelled and cease to exist, and each such Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL for such shares. Notwithstanding the foregoing, if any Person shall have effectively waived, withdrawn or lost such Person’s right to appraisal under Section 262 of the DGCL, then the Public Shares held by such Person shall be deemed to have been converted at the Effective Time into the Per Share Merger Consideration set forth in Section 4.1(a), without interest. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Public Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), as amended, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Public Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

4.3 Treatment of Stock Plans.

(a) Treatment of Options. At the Effective Time each outstanding option to purchase Common Stock (a “Company Option”) under the Stock Plans, vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (x) the total number of shares of Common Stock subject to the Company Option times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Common Stock under such Company Option less applicable Taxes required to be deducted and withheld with respect to such payment.

(b) Company Awards. At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive shares of Common Stock or benefits measured by the value of shares of Common Stock, and each award of any kind consisting of shares of Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Compensation Agreements and Benefit Plans, other than Company Options and any warrants (the “Company Awards”), shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to (x) the number of shares of Common Stock subject to such Company Award immediately prior to the Effective Time times (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the shares of Common Stock exceed a specified reference price, the amount, if any, which is the excess of the Per Share Merger Consideration over such reference price), less applicable Taxes required to be deducted and withheld with respect to such payment. “Compensation Agreements and Benefit Plans” shall mean all benefit and compensation plans, contracts, policies or arrangements covering current or former directors, officers or employees of the Company or its Subsidiaries.

(c) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board (the “Compensation Committee”), as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 4.3(a) and 4.3(b). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Awards.

4.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Offer Price and the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Standard. No representation or warranty of the Company contained in Section 5.2 (other than Sections 5.2(b), 5.2(c), 5.2(d)(ii)(A), 5.2(e), 5.2(f) and 5.2(g), which shall be true and correct in all respects) shall be considered untrue or incorrect, and the Company shall not be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.2, has had or would reasonably be expected to have a Material Adverse Effect.

As used in this Agreement, the term “Material Adverse Effect” with respect to the Company means (x) a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole or (y) any change or effect that would prevent, materially delay or materially impair the consummation of the Transactions; provided, however, that none of the following, in and of itself or themselves, shall constitute a Material Adverse Effect:

(A) changes in general U.S. economic conditions;

(B) events, conditions, changes or trends in economic, business or financial conditions generally affecting the U.S. banking industry, including changes in interest rates or exchange rates;

(C) changes in any banking laws or regulations unrelated to the Merger and of general applicability after the date of this Agreement and changes in the interpretation thereof by any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”);

(D) changes in United States generally accepted accounting principles applicable to bank holding companies generally;

(E) changes that arise out of the announcement of this Agreement or arise out of actions required by this Agreement;

(F) any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to this Agreement, the Offer, the Merger or the transactions contemplated by this Agreement by or before any Governmental Entity; and

(G) changes in the market price or trading volume of securities of the Company;

provided, further, that, with respect to clauses (A), (B), (C) and (D), such change, event, circumstance or development does not (i) primarily relate to (or have the effect of primarily relating to) the Company and its Subsidiaries or (ii) disproportionately adversely affect the Company and its Subsidiaries compared to other bank holding companies.

5.2 Representations and Warranties of the Company. Except as set forth in the corresponding sections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification.

As used in this Agreement, the term “Subsidiary” means, with respect to any Person, any other Person (other than a natural person) that is either a “subsidiary” as defined in Regulation 1-02 of Regulation S-X of the SEC or a “subsidiary” as defined in Section 225.2(o) of Title Twelve of the Code of Federal Regulations; provided that for all purposes under this Agreement, the Company shall not be deemed to be a Subsidiary of Parent or MUFG.

(b) Capital Structure.

(i) As of August 14, 2008, the authorized capital stock of the Company consists of 300,000,000 shares of Common Stock, of which 139,009,259 shares are outstanding, and 5,000,000 shares of $1.00 par value preferred stock, none of which are outstanding. All of the outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. As of August 14, 2008, based on the assumptions set forth in Section 5.1(b)(i) of the Company Disclosure Letter, other than (i) 9,616,270 shares of Common Stock reserved for issuance under the Year 2000 UnionBanCal Corporation Management Stock Plan, as amended, and the UnionBanCal Corporation Management Stock Plan, restated effective June 1, 1997 (the “Stock Plans”) and (ii) any dividend equivalents for the September 5, 2008 record date dividend, the Company has no shares of Common Stock reserved for issuance. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, restriction, security interest, claim or other encumbrance of any nature (each, a “Lien”). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any shares of Common Stock in accordance with the terms of the Stock Plans, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(ii) Union Bank of California, N.A., is a wholly-owned Subsidiary of the Company.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject only, with respect to the Merger, to adoption of this Agreement by the holders of 90% or more of the outstanding shares of Common Stock (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The Special Committee has unanimously (with one member absent) adopted resolutions (A) determining that the terms of this Agreement and the Transactions are fair to and in the best interest of the Company and the holders of the Public Shares, (B) approving and declaring advisable this Agreement and the Transactions, and (C) making the Special Committee Recommendation.

(iii) The Company Board, based on the Special Committee Recommendation, has adopted resolutions (A) determining that the terms of this Agreement and the Transactions are fair to and in the best interests of the Company and the holders of the shares of Public Shares, (B) approving and declaring advisable this Agreement and the Transactions, and (C) making the Company Board Recommendation.

(iv) The Special Committee has received the written opinion of its financial advisor, Credit Suisse Securities (USA) LLC (“Credit Suisse”), to the effect that, subject to the assumptions, qualifications, limitations and other matters stated therein, the $73.50 per share of Common Stock to be received by the holders of the Common Stock in the Offer and the Merger, is fair from a financial point of view to such holders, other than Parent and its affiliates, a copy of which opinion will promptly be delivered to Parent, it being agreed that Parent and its affiliates (not including the Special Committee) have no right to rely on such opinion.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filing of the Certificate of Merger pursuant to Section 1.6, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Transactions will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation, whether oral or in writing (each, a “Contract”), binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.2(d)(i), under any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract binding on the Company or any of its Subsidiaries. Section 5.2(d)(ii) of the Company Disclosure Letter sets forth a correct and complete list of Contracts that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended, pursuant to which consents or waivers are or may be required prior to consummation of the Transactions (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Securities Laws since December 31, 2005 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Laws, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), or by rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(iii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date hereof, will fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date hereof, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein, in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect).

(f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Offer Documents, the Schedule 13E-3 (insofar as it relates to the Company and its Subsidiaries) or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting, or, if the Company disseminates an Information Statement in lieu of a Proxy Statement in accordance with Section 6.5, the Information Statement will, at the date it is first mailed to the Company’s stockholders and on the date the Written Consent is effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 13E-3, the Schedule 14D-9 and the Proxy Statement or the Information Statement, as the case may be, will comply in all material respects with the Securities Laws, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information derived from Parent’s public SEC filings or supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

(g) Takeover Statutes. No “business combination”, “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the Company, the Public Shares, the Merger or the other Transactions.

(h) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Offer, the Merger or the other Transactions except that the Company has employed Credit Suisse as the Special Committee’s financial advisor, for which services Credit Suisse shall be paid, subject to the terms and conditions of the engagement letter between the Company, the Special Committee and Credit Suisse, the fees set forth in Section 5.2(h) of the Company Disclosure Letter.

5.3 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub (subject to Section 6.15 of this Agreement) each hereby represents and warrants to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Transactions. Parent has made available to the Company a complete and correct copy of the organizational documents of Merger Sub as in effect on the date of this Agreement.

(b) Corporate Authority. (i) No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Transactions. Each of Parent and Merger Sub has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, and to consummate the Transactions that this Agreement requires it to consummate. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Other than the filing of the Certificate of Merger pursuant to Section 1.6, no notices, reports or other filings are required to be made by MUFG, Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by MUFG, Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Offer, the Merger and the other Transactions that this Agreement requires it to consummate, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Offer, the Merger and the other Transactions.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Offer, the Merger and the other Transactions that this Agreement requires it to consummate will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or by-laws of MUFG, Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of MUFG, Parent or any of its Subsidiaries pursuant to, any Contracts binding upon MUFG, Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which MUFG, Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Offer, the Merger and the other Transactions that this Agreement requires it to consummate.

(d) Information Supplied. None of the information supplied or to be supplied in writing by Parent or Merger Sub or any affiliate of Parent for inclusion or incorporation by reference in (a) Offer Documents, the Schedule 13E-3 or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting, or, if the Company disseminates an Information Statement in lieu of a Proxy Statement in accordance with Section 6.5, the Information Statement will, at the date it is first mailed to the Company’s stockholders and on the date the Written Consent is effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents and the Schedule 13E-3 (insofar as it relates to Parent or its affiliates) will comply in all material respects with the Securities Laws. Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference in any of the foregoing documents based on information supplied by the Company for inclusion or incorporation by reference therein.

(e) Available Funds. Parent will have available to it all funds necessary to permit Parent and Merger Sub to satisfy all of their respective obligations under this Agreement, including acquiring all of the outstanding Public Shares in the Offer and the Merger.

(f) Capitalization and Operations of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business prior to the date hereof other than those incident to its formation and pursuant to this Agreement, the Offer and the Merger and the other Transactions.

ARTICLE VI

COVENANTS

6.1 Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly authorized by this Agreement or as set forth in Section 6.1 of the Company Disclosure Letter) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ current employees and agents.

(b) Without limiting the generality of Section 6.1(a) and in furtherance thereof, from and after the date hereof until the Acceptance Time and, if the 90%

Requirement is satisfied at any time from and after the Acceptance Time, from and after such time that the 90% Requirement is satisfied until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as Parent may approve in writing, or (C) as set forth in Section 6.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i) adopt any change in the certificate of incorporation or by-laws or other applicable governing instruments of any Subsidiary of the Company;

(ii) merge or consolidate any Subsidiary of the Company with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on the Company’s or any of its Subsidiaries’ assets, operations or businesses;

(iii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, except in accordance with the terms of the grant of any outstanding and exercisable Company Option that was issued prior to the date of this Agreement;

(iv) except for the Company’s declaration and payment of regular quarterly cash dividends consistent with past practice and in any event not in excess of $0.52 per share with usual record and payment dates for such dividends in accordance with past dividend practice of the Company, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(vi) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP;

(vii) settle any material litigation or other material proceedings before a Governmental Entity;

(viii) (A) make or rescind any material election relating to Taxes; (B) file any amended income Tax Return or material claim for refund; (C) make any material change in any method of accounting, keeping of books of account or accounting practices or in any method of Tax accounting of the Company or any of its Subsidiary unless required by GAAP or applicable Law; (D) enter into or agree to any private letter ruling, closing agreement or similar ruling or agreement with the IRS or any other taxing authority or settle any audit or proceeding with respect to any material amount of Taxes owed; or (E) file its federal income Tax Return for any fiscal year ending on or after December 31, 2007 without providing Parent reasonable opportunity to review and comment on such Tax Return;

(ix) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement, or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, (iii) establish, adopt, amend or terminate any Compensation Agreements and Benefit Plans or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Compensation Agreements and Benefit Plans, to the extent not already provided in any such Compensation Agreements and Benefit Plans, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Compensation Agreements and Benefit Plans or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vi) forgive, grant a waiver or extension under, or amend in any manner adverse to the Company or one of its Subsidiaries, any extension of credit to directors or executive officers of the Company or any of its Subsidiaries;

(x) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Offer set forth in Exhibit 1 or the conditions to the Merger set forth in Article VII not being satisfied; or

(xi) agree, authorize or commit to do any of the foregoing.

(c) Without limiting the generality of Section 6.1(a) and in furtherance thereof, during any period from and after the Acceptance Time and prior to the Effective Time during which the 90% Requirement is not satisfied, except (A) as otherwise expressly required by this Agreement, (B) as Parent may approve in writing, or (C) as set forth in Section 6.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i) adopt any change in the certificate of incorporation or by-laws or other applicable governing instruments of any Subsidiary of the Company;

(ii) merge or consolidate any Subsidiary of the Company with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on the Company’s or any of its Subsidiaries’ assets, operations or businesses;

(iii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, except in accordance with the terms of the grant of any outstanding and exercisable Company Option that was issued prior to the date of this Agreement;

(iv) except for the Company’s declaration and payment of regular quarterly cash dividends consistent with past practice and in any event not in excess of $0.52 per share with usual record and payment dates for such dividends in accordance with past dividend practice of the Company, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(vi) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP;

(vii) settle any material litigation or other material proceedings, in each case relating to any of the Transactions before a Governmental Entity;

(viii) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement, or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, (iii) establish, adopt, amend or terminate any Compensation Agreements and Benefit Plans or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Compensation Agreements and Benefit Plans, to the extent not already provided in any such Compensation Agreements and Benefit Plans, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any

Compensation Agreements and Benefit Plans or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vi) forgive, grant a waiver of extension under, or amend in any manner adverse to the Company or one of its Subsidiaries, any extension of credit to directors or executive officers of the Company or any of its Subsidiaries;

(ix) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

(x) agree, authorize or commit to do any of the foregoing.

(d) Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(e) Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent or materially delay the consummation of the Transactions.

6.2 No Change in Recommendation. The Special Committee, the Company Board and each other committee thereof shall not withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, either the Special Committee Recommendation or the Company Board Recommendation except to the extent the Special Committee or the Company Board, as the case may be, determines in good faith, after consultation with outside counsel, that such action is necessary in order for such directors to comply with their fiduciary obligations under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least 48 hours following Parent’s receipt of notice from the Company advising that the Special Committee and/or the Company Board intends to take such action and the basis therefor.

6.3 Proxy Statement. Subject to Section 6.5, upon Parent’s written request from and after the Acceptance Time, the Company shall, and at any time from and after the Acceptance Time, the Company may, prepare and file with the SEC, as promptly as reasonably practicable, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply with applicable Law, including the applicable provisions of the Exchange Act and the rules and regulations thereunder.

6.4 Stockholders Meeting. Subject to Section 6.5, upon Parent’s written request from and after the Acceptance Time, then the Company shall, and at any time from and after the Acceptance Time, the Company may, take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action reasonably necessary to convene a meeting of holders of Public Shares (the “Stockholders Meeting”) as promptly as reasonably practicable to consider and vote upon this Agreement and the Merger and shall not postpone or adjourn such meeting except to the extent required by Law.

6.5 Information Statement. At Parent’s option, this Agreement and the Merger may be approved by an irrevocable written consent (the “Written Consent”) executed by the holders of the requisite number of shares of Common Stock. In the event that Parent elects to obtain the Written Consent in lieu of obtaining stockholder approval at a Stockholders Meeting, Parent shall so notify the Company in writing and the Company shall prepare, file with the SEC and transmit to the holders of Public Shares a preliminary information statement of the Company relating to the Merger in accordance with the Company’s certificate of incorporation and by-laws, and in accordance with applicable Law, including Regulation 14C promulgated under the Exchange Act (the “Information Statement”).

6.6 Filings; Other Actions; Notification.

(a) Proxy Statement/Information Statement. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and/or the Information Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its representatives and the SEC with respect to the Proxy Statement and/or the Information Statement. Each of the Company and Parent shall use its reasonable best efforts promptly to provide responses to the SEC with respect to all comments received on the Proxy Statement and/or the Information Statement by the SEC and the Company shall cause the definitive Proxy Statement or Information Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement or the Information Statement.

(b) Cooperation. Subject to the terms and conditions set forth in this Agreement (including Section 6.13 of this Agreement), the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Offer, the Merger and the other Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer, the Merger or any of the other Transactions. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, the SEC in connection with the Offer, the Merger and the other Transactions (including the Offer Documents, the Schedule 13E-3, and the Information Statement or the Proxy Statement, as the case may be); provided further that, with respect to any filing made with, or written materials submitted to, any third party and/or any Governmental Entity other than the SEC in connection with the Offer, the Merger and the other Transactions, Parent shall have the right to review in advance, and to the extent practical the Company will consult with Parent on and consider in good faith the views of Parent in connection with, all of the information relating to Parent that appears in any such filing or submission. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Subject to applicable Law, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a private party against the Company or any of its Subsidiaries or their respective directors challenging the Transactions, the Company shall cooperate in all respects with Parent and use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; provided that, in no event shall the Company be required to take any such actions that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Information. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Offer Documents, the Schedule 13E-3 and the Information Statement or the Proxy Statement, as the case may be, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Offer, the Merger and the other Transactions; it being understood that in no event shall Parent be required to provide confidential information concerning Parent or any of its affiliates to the Company or any of its affiliates pursuant to this Section 6.6 or any subsection hereof.

(d) Status. Subject to applicable Laws and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Offer, the Merger and the other

Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Offer, the Merger and the other Transactions. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect or of any failure of any condition in Exhibit 1 or Article VII. The Company shall not permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Offer, the Merger and the other Transactions unless it consults with Parent in advance and, to the extent permitted by such Governmental Entity, gives Parent the opportunity to attend and participate thereat.

(e) Rule 14d-10(c) Matters. Prior to the Expiration Date, the Compensation Committee will, to the extent it has not previously taken such action, (i) approve and/or ratify all Compensation Agreements and Benefit Plans as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, and (ii) take all other actions necessary or advisable to satisfy the requirements of the non-exclusive safe harbor with respect to such Compensation Agreements and Benefit Plans in accordance with Rule 14d-10(d)(2) under the Exchange Act.

6.7 Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.7 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.8 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Common Stock from the NYSE and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the earlier of (i) the Effective Time and (ii) such time as the Company qualifies for an issuer-initiated delisting under applicable Law and the rules and policies of the NYSE, and in any event no more than ten (10) days after the Closing Date.

6.9 Publicity. The initial press release regarding the Transactions shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Transactions and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity; provided that in no event shall Parent be required to consult with the Company in connection with any filing with any Japanese Governmental Entity or the Tokyo Stock Exchange or in connection with providing any confidential information concerning Parent or any of its affiliates to any third party or Governmental Entity.

6.10 Expenses. Whether or not the Public Shares are purchased pursuant to the Offer, all costs and expenses incurred in connection with the Transactions shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Schedule TO and the publishing, printing and/or mailing of the Offer Documents shall be borne by Purchaser, and expenses incurred in connection with the Schedule 13E-3 and the Information Statement or the Proxy Statement, as the case may be (but not the attorney’s fees related thereto, which shall be paid by the party incurring such expense), shall be shared equally by Parent and the Company.

6.11 Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Acceptance Time, and for a period of six years after the later of the Acceptance Time and the Effective Time, each of Parent and the Surviving Corporation agrees that, to the fullest extent permitted by Law, it will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Acceptance Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(b) Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any such claim, action, suit, proceeding or investigation,

shall promptly notify Parent and the Surviving Corporation thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between Parent or the Surviving Corporation, on the other hand, and the Indemnified Parties, on the other, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

(c) Parent shall use its reasonable best efforts to cause the individuals serving as officers and directors of the Company or any of its Subsidiaries immediately prior to the Acceptance Time to be covered for a period of six (6) years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Parent be required to expend on an annual basis more than 300% of the current amount expended by the Company (the “Insurance Amount”) to maintain or procure insurance coverage, and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.11(c) Parent shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors or officers of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or similar organizational documents shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by Law. For a period of six (6) years from the Effective Time, to the fullest extent permitted by Law, Parent shall cause the Surviving Corporation to maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and by-laws or similar organizational documents in effect as of the date hereof or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors or officers in effect as of the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Acceptance Time were current or former directors or officers of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any action, litigation, investigation, suit, arbitration or proceeding pending or asserted or any claim made within such period shall continue until the disposition of such action, litigation, investigation, suit, arbitration or proceeding or resolution of such claim.

6.12 Takeover Statutes. If any Takeover Statute is or may become applicable to the Offer, the Merger or the other Transactions, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such Transactions.

6.13 Tail Period. Notwithstanding anything to the contrary in this Agreement, the Company acknowledges and agrees that, during the six months from and after the Acceptance Time (the “Tail Period”) if and for so long as the 90% Requirement is not satisfied, Parent is not required to take any action to acquire Public Shares. Without limiting the foregoing, during the Tail Period, Parent and its affiliates may (but are not required to) purchase Public Shares on the open market and in privately negotiated transactions in accordance with applicable Law; provided that neither Parent nor any of its affiliates may commence a “tender offer” (within the meaning of the Exchange Act and the rules and regulations promulgated thereunder) during the Tail Period without the Company’s consent. During the Tail Period, Parent shall notify the Company in writing promptly after the 90% Requirement is satisfied. For the avoidance of doubt, if and when the 90% Requirement is satisfied at any time during the Tail Period, (i) consistent with Section 6.6(b) of this Agreement but without limiting Section 8.1(f) of this Agreement, the Company and Parent shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Merger and the other Transactions as soon as practicable and (ii) consistent with Section 4.1(a) of this Agreement, the Per Share Merger Consideration payable in connection with the Merger shall be equal to the Offer Price.

6.14 Tax Certificate. The Company shall use its reasonable best efforts to provide to Parent immediately prior to the Closing a statement pursuant to Treasury Regulation Section 1.1445-2(c)(3) certifying that the Company is not a U.S. real property interest (as defined by the Code).

6.15 Formation of Merger Sub; Accession. As promptly as reasonably practicable after the date hereof, and in any event within ten business days after the date hereof, Parent shall form a Delaware corporation as a direct wholly owned Subsidiary of Parent (“Merger Sub”). As promptly as reasonably practicable after incorporating Merger Sub, (x) Parent, in its capacity as the sole shareholder of Merger Sub, shall approve and adopt this Agreement and (y) Parent shall cause Merger Sub to accede to this Agreement by executing a signature page to this Agreement, after which time Merger Sub shall be a party hereto for all purposes set forth herein. Notwithstanding any provision herein to the contrary, (i) the obligations of Merger Sub to perform its covenants hereunder shall commence only at the time of its incorporation and (ii) the representations and warranties of Merger Sub set forth in Section 5.3 shall be deemed to have been made as though Merger Sub had been a party to this Agreement as of the date hereof. Prior to the Effective Time, Parent shall take such actions as are reasonably necessary to cause the Board of Directors of Merger Sub to unanimously approve this Agreement and declare it advisable for Merger Sub to enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates may amend, or cause to be amended, the by-laws of Merger Sub at any time prior to the Effective Time so long as such amendment would not impair, delay or prevent the Closing.

ARTICLE VII

CONDITIONS OF THE MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. The Merger shall have been adopted by the Company Requisite Vote.

(b) No Restraints. No Law, judgment, order, writ, injunction, decree or award (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any Governmental Entity is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other Transactions (collectively, an “Order”).

(c) Purchase of Public Shares in Offer. Parent shall have accepted for payment and purchased, or caused to be accepted for payment and purchased, all Public Shares validly tendered and not withdrawn pursuant to the Offer (provided that the purchase of Public Shares pursuant to the Offer shall not be a condition to the obligations of Parent hereunder if Parent shall fail to accept payment and pay for Public Shares pursuant to the Offer in violation of the terms of this Agreement).

7.2 Conditions to Parent’s and Merger Sub’s Obligation to Effect the Merger. In addition to the conditions set forth above in this Article VII, the obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement that (i) are not made as of a specific date shall have been true and correct as of the date of the Agreement and shall be true and correct as of the Effective Time, and (ii) are made as of a specific date shall have been true and correct as of such date, in each case, except where such inaccuracy would not reasonably be expected to have a Material Adverse Effect on the Company; provided that, for purposes of this Section 7.2(a), any qualifications as to materiality or Material Adverse Effect included in such representation and warranty (including, for avoidance of doubt, the qualifications as to Material Adverse Effect in Section 5.1 of this Agreement) shall be disregarded for purposes of determining whether the condition contained in this Section 7.2(a) has been satisfied.

(b) Covenants. The Company shall not have failed to perform and comply with, in any material respect, its obligations, agreements and covenants under the Agreement on or prior to the Effective Time.

(c) Certificate. The Company shall have delivered to Parent a certificate signed by the Chief Operating Officer or the Chief Financial Officer of the Company and certifying as to the satisfaction by the Company of the conditions described in Sections 7.2(a) and (b).

(d) Material Adverse Effect. Since June 30, 2008, there shall have occurred no Material Adverse Effect.

7.3 Conditions to the Company’s Obligation to Effect the Merger. In addition to the conditions set forth above in this Article VII, the obligation of the Company to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement that (i) are not made as of a specific date shall have been true and correct in all material respects as of the date of the Agreement and shall be true and correct in all material respects as of the Effective Time, and (ii) are made as of a specific date shall have been true and correct in all material respects as of such date.

(b) Covenants. Each of Parent and Merger Sub shall not have failed to perform and comply with, in any material respect, their respective obligations, agreements and covenants under the Agreement on or prior to the Effective Time.

(c) Certificate. Parent shall have delivered to the Company a certificate signed by an executive offer of Parent and certifying as to the satisfaction by Parent and Merger Sub of the conditions described in Sections 7.3(a) and (b).

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after Stockholder Approval,

(a) by mutual written consent of Parent, Merger Sub and the Company (with respect to the Company, only with the approval of the Special Committee);

(b) by either Parent or the Company by action of its board of directors (with respect to the Company, only with the approval of the Special Committee): (i) if Parent has not accepted Public Shares for payment pursuant to the Offer on or before 5 p.m. New York City time on the Outside Date; (ii) if any Order permanently enjoining, restraining or otherwise prohibiting the Merger exists and such Order shall have become final and nonappealable or (iii) if the Offer shall have terminated or expired in accordance with its terms without Parent having purchased any Public Shares pursuant to the Offer; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the event which gave rise to the termination right under this Section 8.1(b);

(c) by Parent, if the Company Board or the Special Committee shall have made a Change in Recommendation;

(d) by Parent, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date of this Agreement, in each case in a manner that would:

(i) if such breach or failure to be true and correct occurs prior to the expiration of the Offer, cause any condition in Exhibit 1 or Article VII hereto not to be satisfied and such breach or failure to be true or correct is not curable or, if curable, has not been cured before 5:00 p.m. New York City time on the 30th day after written notice thereof has been given by Parent to the Company, or

(ii) if such breach occurs after the Acceptance Time but prior to the expiration of the Tail Period, cause any condition in Article VII hereto not to be satisfied and such breach or failure to be true or correct is not curable or, if curable, has not been cured before 5:00 p.m. New York City time on the 30th day after written notice thereof has been given by Parent to the Company;

provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Parent is the primary cause of the breach by the Company giving rise to Parent’s right to terminate this Agreement pursuant to Section 8.1(d) or its inability to cure such breach.

(e) by the Company (only with the approval of the Special Committee), if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date of this Agreement, in each case in a manner that

(i) if such breach occurs prior to the expiration of the Offer, would, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Offer and such breach or failure to be true or correct is not curable or, if curable, has not been cured before 5:00 p.m. New York City time on the 30th day after written notice thereof has been given by the Company to Parent, or

(ii) if such breach or failure to be true occurs after the Acceptance Time but prior to the expiration of the Tail Period, would,

individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and such breach or failure to be true or correct is not curable or, if curable, has not been cured before 5:00 p.m. New York City time on the 30th day after written notice thereof has been given by the Company to Parent.

(f) by Parent or the Company (with respect to the Company, only with the approval of the Special Committee), at any time after the expiration of the Tail Period, whether or not Parent has previously accepted Public Shares for payment pursuant to the Offer.

8.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its representatives or affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other parties hereto resulting from any willful or intentional breach of this Agreement and (ii) the provisions set forth in this Section 8.2 (Effect of Termination and Abandonment), Section 6.10 (Expenses), Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) and the first sentence of Section 9.1 (Survival) shall survive the termination of this Agreement.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1 Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Section 6.10 (Expenses) shall survive the consummation of the Merger and Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive each of the Acceptance Time and the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses), Section 6.11(f) (Indemnification; Directors’ and Officers’ Insurance) and Section 8.2 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2 Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties (and, in the case of the Company, approved by the Special Committee).

9.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. No consent of or waiver by the Company under this Agreement shall be enforceable unless such consent or waiver is approved by the Special Committee.

9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND WHOLLY TO BE PERFORMED IN SUCH STATE. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Court of Chancery of the State of Delaware. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at Law or in equity.

9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Parent or Merger Sub:

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,

7-1 Maranouchi 2-chome

Chiyodo-ku, Tokyo

100-8388, Japan

Attention: Mitsuo Yamada

fax:+1-81-3-3240-5448

email: mitsuo_2_yamada@mufg.jp

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Donald J. Toumey

fax:+1-(212)-558-3588

email: toumeyd@sullcrom.com

If to the Company:

UnionBanCal Corporation

400 California Street

San Francisco, California, 94104-1302

Attention: General Counsel

fax:+1-(415)-765-3391

email: morris.hirsch@uboc.com

with copies to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, California 94105-2228

Attention: Rodney R. Peck

fax:+1-(415)-983-1200

email: rodney.peck@pillsburylaw.com

and

Richard D. Farman

Chairman of the Special Committee of the Board of Directors

UnionBanCal Corporation

400 California Street

San Francisco, California 94104-1302

fax:+1-(415)-765-3391

email: morris.hirsch@uboc.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: William S. Rubenstein

fax:+1-(212)-735-2000

email: william.rubenstein@skadden.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email; or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7 Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement, dated July 2, 2008, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8 No Third Party Beneficiaries. Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) only, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. Except for Section 6.11(f) with respect to which rights of third party beneficiaries arise as of the date of this Agreement, the parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Acceptance Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term, and such definitions shall apply regardless of where the terms appear in this Agreement. As used in this Agreement, the terms “beneficial ownership” (and its correlative terms) and “affiliate” shall have the meanings assigned to such terms in Rule 13d-3 and Rule 12b-2 under the Exchange Act, respectively.

9.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and, so long as the effect of substituting such provision in accordance with the foregoing is no more adverse to any party than this Agreement in the form executed as of the date hereof, (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.12 Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.13 Assignment. This Agreement shall not be assignable other than by operation of law; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the Transactions or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement shall be null and void.

[The next page is the signature page]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

UNIONBANCAL CORPORATION

By:	/s/ Masaaki Tanaka
Name:	Masaaki Tanaka
Title:	President and Chief Executive Officer

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Tatsuo Tanaka
Name:	Tatsuo Tanaka
Title:	Deputy President

Acceded to as of , 2008

, as Merger Sub

By:

ANNEX A

DEFINED TERMS

Terms	Section
90% Requirement	1.1(d)
Acceptance Time	1.8
affiliate	9.10
Agreement	Preamble
Applicable Date	5.2(e)(i)
Bankruptcy and Equity Exception	5.2(c)(i)
beneficial ownership	9.10
business day	1.1(e)
By-Laws	2.2
Certificate	4.1(a)
Change of Recommendation	6.2
Charter	2.1
Closing	1.7
Closing Date	1.6
Code	4.2(g)
Common Stock	Recitals
Company	Preamble
Company Awards	4.3(b)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	5.2
Company Option	4.3(a)
Company Reports	5.2(e)(i)
Company Requisite Vote	5.2(c)(i)
Compensation Agreements and Benefit Plans	4.3(b)
Compensation Committee	4.3(c)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.2(d)(ii)
Costs	6.11(a)
Credit Suisse	5.2(c)(iv)
Delaware Certificate of Merger	1.6
Dissenting Stockholders	4.1(a)
Effective Time	1.6
Exchange Act	1.1(a)
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)

Existing Independent Directors	1.8
Expiration Date	1.1(b)
GAAP	5.2(e)(iii)
Governmental Entity	5.1(C)
Indemnified Parties	6.11(a)
Information Statement	6.5
Insurance Amount	6.11(c)
Law	2.1
Lien	5.2(b)(i)
Majority-of-the-Minority Condition	1.1(c)
Material Adverse Effect	5.1
Material Contracts	5.2(d)(ii)
Merger	Recitals
Merger Sub	6.15
MUFG	Recitals
NYSE	1.8
Offer	Recitals
Offer Documents	1.2
Offer Price	Recitals
Order	7.1(b)
Outside Date	1.1(d)
Parent	Preamble
Parent Approvals	5.3(c)(i)
Paying Agent	4.2(a)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Proxy Statement	6.3
Public Shares	Recitals
Regulation M-A	1.2
Sarbanes-Oxley Act	1.2
Schedule 13E-3	1.4
Schedule 14D-9	1.3(a)
SEC	1.1(d)
Securities Laws	1.2
Special Committee	Recitals
Special Committee Recommendation	Recitals
Stock Plans	5.2(b)(i)
Stockholders Meeting	6.4
Subsidiary	5.2(a)
Surviving Corporation	1.5
Tail Period	6.13
Takeover Statute	5.2(g)
Tax	4.2(g)
Tax Return	4.2(g)
Taxes	4.2(g)
Transactions	Recitals
Written Consent	6.5

EXHIBIT 1

CERTAIN CONDITIONS OF THE OFFER

(1) Notwithstanding any other provision of the Offer, Parent will not be obligated to accept for payment, and subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Parent’s obligation to pay for or return the tendered Public Shares promptly after termination or withdrawal of the Offer, will not be obligated to pay for, or may delay the acceptance or payment for, any Public Shares tendered pursuant to the Offer if:

(i) the Majority-of-the-Minority Condition has not been satisfied;

(ii) the Special Committee and/or the Company Board have withdrawn or modified in any manner adverse to Parent or Merger Sub the Special Committee Recommendation and/or the Company Board Recommendation, as the case may be;

(iii) the representations and warranties of the Company contained in the Agreement that (i) are not made as of a specific date are not true and correct as of the date of the Agreement and as of the Acceptance Time, and (ii) are made as of a specific date are not true and correct as of such date, in each case, except where such inaccuracy would not reasonably be expected to have a Material Adverse Effect on the Company; provided that, for purposes of this Section (1)(ii) of Exhibit 1, any qualifications as to materiality or Material Adverse Effect included in such representation and warranty (including, for avoidance of doubt, the qualifications as to Material Adverse Effect in Section 5.1 of this Agreement) shall be disregarded for purposes of determining whether this condition has been satisfied;

(iv) the Company has failed to perform and comply with, in any material respect, its obligations, agreements and covenants under the Agreement on or prior to the Acceptance Time and such breach has not been cured;

(v) the Company has failed to deliver to Parent a certificate signed by the Chief Executive Officer, Chief Operating Officer or the Chief Financial Officer of the Company and certifying as to the satisfaction by the Company, of the conditions described in (ii) and (iii) above;

(vi) any Order has been enacted, issued, promulgated, enforced or entered by any Governmental Entity and is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger;

(vii) there shall be in effect (a) any general suspension of, or limitation on trading in securities on, the NYSE (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or (c) any material limitation by any Governmental Entity on the extension of credit by banks or other lending institutions that, in each case, shall prevent the payment of the Offer Price; or

(viii) since June 30, 2008, there has occurred any Material Adverse Effect.

EXHIBIT B

OPINION OF CREDIT SUISSE

TO THE SPECIAL COMMITTEE OF

THE BOARD OF DIRECTORS OF THE COMPANY,

DATED AUGUST 17, 2008

August 17, 2008

The Special Committee of the Board of Directors

UnionBanCal Corporation

400 California Street

San Francisco, CA 94104

Members of the Special Committee:

You have asked us to advise you with respect to the fairness to the holders of common stock, par value $1.00 per share (“Company Common Stock”), of UnionBanCal Corporation (the “Company”), other than The Bank of Tokyo-Mitsubishi UFJ, Ltd. (the “Acquiror”) and its affiliates, from a financial point of view, of the Consideration (as defined below) to be received by such holders in the Transaction (as defined below). Upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger (the “Agreement”) among the Company, the Acquiror and, from and after its accession to the Agreement in accordance with the Agreement, Merger Sub (as defined in the Agreement), the Acquiror will commence an offer (the “Offer”) to purchase all outstanding shares of Company Common Stock at $73.50 net per share in cash (the “Consideration”). We understand that, pursuant to the Agreement, the Acquiror will, as soon as possible following consummation of the Offer, effect a merger of the Company with Merger Sub (the “Merger” and, together with the Offer, the “Transaction”), pursuant to which each outstanding share of Company Common Stock not owned by the Acquiror or its affiliates or acquired by the Acquiror in the Offer will be converted into the right to receive the Consideration.

In arriving at our opinion, we have reviewed a draft, dated August 17, 2008, of the Agreement. We have also reviewed certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including certain financial forecasts for the Company (the “Management Forecasts”) prepared by the Company and certain members of the management of the Company unaffiliated with the Acquiror (the “Management Team”), provided to or discussed with us by the Company and have met with the Management Team to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have assumed and relied on such information being complete and accurate in all material respects. With respect to the Management Forecasts for the Company that we have reviewed, the Management Team has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Management Team as to the future financial performance of the Company. With your consent, we also have assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification, amendment or addition of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. In addition, we are not experts in evaluating loan, lease, investment or trading portfolios for purposes of assessing the adequacy of the allowances for losses, or evaluating loan servicing rights or goodwill for purposes of assessing any impairment thereto. We did not make an independent evaluation of the adequacy of the Company’s allowances for such losses, nor have we reviewed any individual loan or credit files or investment or trading portfolios. In all cases, we have assumed that the Company’s allowances for such losses are adequate to cover such losses. We have also assumed that the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock, other than the Acquiror and its affiliates, of the Consideration to be received by such holders in the Transaction and does not address any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party in the Transaction, or class of such persons, relative to the Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the merits of the Transaction as compared to alternative transactions or strategies that may be available to the Company nor does it address the Company’s underlying decision to proceed with the Transaction. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Offer. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided, are currently providing and in the future we may provide, investment banking and other financial services to the Company and certain of its subsidiaries, for which we and our affiliates have received, and would expect to receive, compensation, including a prior engagement by a special committee of the Board of Directors of the Company to assist it in evaluating the possibility of repurchasing a portion of the Acquiror’s interest in the Company at a discount to market prices. We and our affiliates have in the past engaged in, are currently engaged in and in the future we may engage in trading, custody and settlement transactions and other financial counterparty relationships with the Acquiror and certain of its affiliates (other than the Company and its subsidiaries), for which we and our affiliates have received, and would expect to receive, compensation. We and our affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, the Acquiror and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Transaction, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company in connection with its consideration of the Transaction and does not constitute advice or a recommendation to any holder of Company Common Stock as to whether such holder should tender its shares of Company Common Stock pursuant to the Offer or how such holder should vote or act with respect to any matter relating to the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Transaction is fair, from a financial point of view, to such holders, other than the Acquiror and its affiliates.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

EXHIBIT C

FINANCIAL PRESENTATION OF CREDIT SUISSE

TO THE SPECIAL COMMITTEE OF

THE BOARD OF DIRECTORS OF THE COMPANY,

DATED AUGUST 17, 2008

Confidential
Project
Rubicon
Date: August 17, 2008
These materials may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Credit Suisse.
Presentation to the Special
Committee
Project Rubicon

Confidential
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River price development since tender offer
announcement
Source: FactSet
8/11/08 8/15/08 8/13/08 8/12/08 8/14/08
8/11/08 8/16/08
$55
$56
$57
$58
$59
$60
$61
$62
$63
$64
$65
$66
$67
0
2,000
4,000
6,000
8,000
10,000
12,000

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River transaction matrix – transaction multiples
and data at various transaction prices
($ in millions, except per share)
Previous Mountain
proposals
(1)
(2)
Source: FactSet and Company data. Market data as of 8/15/08.
Note: Base Forecast and Optimized Forecast from management as of 8/12/08.
Implied premium to historical average and 52-week high / low prices as of 8/11/08.
(1) River equity value based on 138.1mm common shares outstanding,10.2mm options outstanding with weighted average exercise price of $51.35 and 0.3mm PSU/DSU/RSUs.
(2) Based on 90,255,980 River common shares held by Mountain.
Current proposal
Current River Share Price
$65.49 $58.00 $63.00 $71.00 $72.00 $73.00 $73.50 $74.00 $75.00 $76.00 $77.00 $78.00 $79.00
River Equity Value $9,213 $8,114 $8,846 $10,027 $10,175 $10,324 $10,398 $10,473 $10,621 $10,770 $10,918 $11,067 $11,216
Minority Equity Value 3,302 2,879 3,160 3,619 3,677 3,735 3,764 3,794 3,852 3,910 3,969 4,027 4,085
Minority Equity Value Uplift vs. Offers
Tender Offer ($63.00) $142 ($280) – $459 $517 $576 $605 $634 $692 $751 $809 $868 $926
Original Offer ($58.00) 422 – 280 739 797 856 885 914 973 1,031 1,089 1,148 1,206
Implied Premium To:
Current share price ($65.49) – (11.4%) (3.8%) 8.4% 9.9% 11.5% 12.2% 13.0% 14.5% 16.0% 17.6% 19.1% 20.6%
Price as of 8/11/08 ($58.18) 12.6 (0.3) 8.3 22.0 23.8 25.5 26.3 27.2 28.9 30.6 32.3 34.1 35.8
52-week high price ($60.72) 7.9 (4.5) 3.8 16.9 18.6 20.2 21.0 21.9 23.5 25.2 26.8 28.5 30.1
All time high price ($71.64) (8.6) (19.0) (12.1) (0.9) 0.5 1.9 2.6 3.3 4.7 6.1 7.5 8.9 10.3
Implied Multiples
Price / LTM EPS ($3.70) 17.7x 15.7x 17.0x 19.2x 19.5x 19.7x 19.9x 20.0x 20.3x 20.5x 20.8x 21.1x 21.4x
Price / 2008E EPS
I/B/E/S Estimate ($4.05) 16.2x 14.3x 15.5x 17.5x 17.8x 18.0x 18.1x 18.3x 18.5x 18.8x 19.0x 19.2x 19.5x
Base Forecast ($4.34) 15.1x 13.4x 14.5x 16.4x 16.6x 16.8x 16.9x 17.1x 17.3x 17.5x 17.7x 18.0x 18.2x
Optimized Forecast ($4.34) 15.1x 13.4x 14.5x 16.4x 16.6x 16.8x 16.9x 17.1x 17.3x 17.5x 17.7x 18.0x 18.2x
Price / 2009E EPS
I/B/E/S Estimate ($4.61) 14.2x 12.6x 13.7x 15.4x 15.6x 15.8x 15.9x 16.1x 16.3x 16.5x 16.7x 16.9x 17.1x
Base Forecast ($5.76) 11.4x 10.1x 10.9x 12.3x 12.5x 12.7x 12.8x 12.8x 13.0x 13.2x 13.4x 13.5x 13.7x
Optimized Forecast ($5.80) 11.3x 10.0x 10.9x 12.2x 12.4x 12.6x 12.7x 12.8x 12.9x 13.1x 13.3x 13.4x 13.6x
Price / Book (as of 6/30/08) 1.92x 1.70x 1.85x 2.08x 2.11x 2.14x 2.15x 2.17x 2.20x 2.23x 2.26x 2.29x 2.32x
Price / Tangible Book (as of 6/30/08) 2.08x 1.84x 2.00x 2.25x 2.29x 2.32x 2.33x 2.35x 2.38x 2.41x 2.44x 2.48x 2.51x
Core deposit premium 14.2% 11.0% 13.1% 16.5% 17.0% 17.4% 17.6% 17.8% 18.3% 18.7% 19.1% 19.6% 20.0%

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$47.00
$63.00
$70.00
$59.00
$79.00
$83.00
$92.00
$104.00
$30.00
$40.00
$50.00
$60.00
$70.00
$80.00
$90.00
$100.00
$110.00
Selected companies
analysis
DCF - Base Forecast DCF - Optimized Forecast Selected transactions analysis
Financial analyses
Current
proposal:
$73.50
Source: Company data and FactSet, as of 8/15/08.
Note: Base Forecast and Optimized Forecast from management as of 8/12/08.
Book value multiples: excess capital as a result of bringing River’s tangible common ratio to 5.50% (from current 7.22%) is equal to $1.0BN or
$7.50/share.
As discussed previously with the Special Committee, key differences between the Optimized Forecast and Base Forecast are higher core deposit growth (other than Title/Escrow) and higher fees per dollar deposit as well as enhanced net interest margin due to lower funding costs from core deposits.
Selected Selected
Companies DCF - DCF - Transactions
Analysis Base Forecast Optimized Forecast Analysis
Low High Low High Low High Low High
River Equity Value $6,532 – $11,216 $8,846 – $11,810 $9,878 – $13,148 $8,260 – $14,931
Implied multiples:
Price / 2008E EPS
I/B/E/S Estimate ($4.05) 11.6x
–
19.5x 15.5x
–
20.5x 17.3x
–
22.7x 14.6x
–
25.7x
Base Forecast ($4.34) 10.8x – 18.2x 14.5x – 19.1x 16.1x – 21.2x 13.6x – 24.0x
Optimized Forecast ($4.34) 10.8x – 18.2x 14.5x – 19.1x 16.1x – 21.2x 13.6x – 24.0x
Price / 2009E EPS
I/B/E/S Estimate ($4.61) 10.2x
–
17.1x 13.7x
–
18.0x 15.2x
–
20.0x 12.8x
–
22.6x
Base Forecast ($5.76) 8.2x – 13.7x 10.9x – 14.4x 12.2x – 16.0x 10.2x – 18.1x
Optimized Forecast ($5.80) 8.1x – 13.6x 10.9x – 14.3x 12.1x – 15.9x 10.2x – 17.9x
Price / Book ($34.11) 1.38x – 2.32x 1.85x – 2.43x 2.05x – 2.70x 1.73x – 3.05x
Price / Tangible Book ($31.50) 1.49x
–
2.51x 2.00x
–
2.64x 2.22x
–
2.92x 1.87x
–
3.30x
Core Deposit Premium 6.4%
–
20.0% 13.1%
–
21.7% 16.1%
–
25.6% 11.4%
–
30.8%

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Selected minority buy-outs
Source: SDC, Bloomberg and company filings.
(1) Premiums are calculated based on initial offer price.
Selected cash public minority buy-out transactions with deal value over $200M since 2000
($ in millions)
(1) (1) (1)
Final Offer Premium
Date % Owned % Deal 1 1 1
Announced Target Acquiror Pre-Deal Sought Value Day Week Month
7/21/08 Genentech Roche 55.9% 44.1% $43,700 8.8% 18.1% 20.0%
3/10/08 Nationwide Financial Services Nationwide Mutual Insurance Co. 66.3% 33.7% 2,440 37.8% 28.7% 28.7%
7/17/07 Alfa Corp. Alfa Mutual Insurance 54.8% 45.3% 856 44.7% 44.9% 31.3%
1/24/07 21st Century Insurance Group AIG Inc. 61.9% 38.1% 811 32.6% 31.2% 23.5%
11/20/06 TD Banknorth Toronto-Dominion Bank 57.0% 43.0% 3,176 6.5% 8.4% 7.1%
10/9/06 Net Ratings VNU 60.2% 39.8% 329 44.1% 45.0% 46.1%
2/6/06 Lafarge North America Lafarge 53.2% 46.8% 2,387 16.7% 17.2% 22.6%
9/1/05 7-Eleven Inc. IYG Holding Co. 75.7% 24.3% 743 32.3% 31.0% 10.3%
8/1/04 Cox Communications Cox Enterprises 62.2% 37.8% 8,029 26.0% 25.6% 24.5%
2/19/02 Travelocity.com Inc Sabre Holdings Corp 70.0% 30.0% 491 45.8% 48.3% 19.5%
5/23/01 Unigraphics Solutions Inc Electronic Data Systems Corp 86.0% 14.0% 209 52.5% 68.8% 82.2%
2/15/01 Westfield America Inc Westfield America Trust 77.5% 22.5% 268 12.5% 11.7% 10.6%
10/27/00 Azurix Corp Enron Corp 66.9% 33.1% 330 135.1% 135.1% 94.2%
9/21/00 Hertz Corp Ford Motor Co 81.5% 18.5% 734 46.4% 42.7% 10.9%
7/24/00 Phoenix Investment Partners Phoenix Home Life Mutual Insurance Co 58.0% 42.0% 430 45.7% 40.0% 59.5%
3/31/00 Hartford Life Inc Hartford Financial Services Group Inc 81.5% 18.5% 1,325 21.3% 18.6% 42.8%
3/21/00 Travelers Property Casualty Corp Citigroup Inc 85.0% 15.0% 2,397 24.5% 39.5% 35.1%
High 135.1% 135.1% 94.2%
Low 6.5% 8.4% 7.1%
Mean 37.3% 38.5% 33.5%
Median 32.6% 31.2% 24.5%

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Premiums paid analysis
Source: SDC and company filings.
Note: Implied premium to historical prices as of 8/11/08.
Premium /
(Discount) to River Price
Historical Current Current Proposal
Implied Premiums Price $65.49 $73.50
Current (8/15/08) $65.49 – 12.2%
Price as of 8/11/08 $58.18 12.6% 26.3%
10-day average $55.68 17.6% 32.0%
30-day average $47.58 37.6% 54.5%
60-day average $47.30 38.5% 55.4%
5-days prior $57.16 14.6% 28.6%
10-days prior $53.88 21.5% 36.4%
30-days prior $40.42 62.0% 81.8%
60-days prior $53.04 23.5% 38.6%
LTM High (8/24/07) $60.72 7.9% 21.0%
LTM Low (7/15/08) $36.21 80.9% 103.0%
All-time High (7/28/05) $71.64 (8.6%) 2.6%
Since 7/21/08:
Average $53.09 23.3% 38.4%
High $58.18 12.6% 26.3%
Low $45.50 43.9% 61.5%

Confidential Project Rubicon Appendix A Supporting analyses C-8

Confidential
Project
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Market % of '09 / '08 LTM 2008 2009 Price / Price / Mean 2008
Price Cap 52-Week EPS P/E P/E P/E Book Tang. Book LTG PEG
Company Name ($) ($mm) High Growth (x) (x) (x) (x) (x) (%) (x)
River (I/B/E/S Consensus) $65.49 $9,043 100.0% 13.7% 17.7x 16.2x 14.2x 1.92x 2.08x 6.5% 2.5x
River (Base Forecast) 32.7% 15.1x 11.4x
River (Optimized Forecast) 33.6% 15.1x 11.3x
PNC $71.75 $24,845 97.1% 4.6% 15.4x 14.0x 13.3x 1.70x 5.32x 7.1% 2.0x
BB&T 30.09 16,442 70.4 6.7 10.1 10.8 10.2 1.28 2.35 6.2 1.7
Fifth Third 15.07 8,703 39.6 75.6 9.0 21.7 12.4 0.90 1.49 5.7 3.8
M&T 74.52 8,217 66.7 6.3 13.0 13.1 12.3 1.26 2.64 5.5 2.4
Regions 9.10 6,322 27.7 10.1 4.6 6.8 6.2 0.32 0.84 5.7 1.2
KeyCorp 11.73 5,697 33.5 NM 14.1 NM 10.7 0.65 0.82 3.0 NM
Comerica 30.41 4,575 51.6 26.1 9.7 14.2 11.2 0.90 0.93 5.5 2.6
M&I 15.80 4,075 34.0 NM NM NM 10.5 0.63 0.95 7.4 NM
Zions 27.98 3,008 37.5 27.2 8.8 9.4 7.4 0.60 1.04 8.3 1.1
Huntington 7.97 2,919 43.6 3.6 17.3 7.1 6.8 0.50 1.24 5.8 1.2
High 75.6% 17.3x 21.7x 13.3x 1.70x 5.32x 8.3% 3.8x
Low 3.6 4.6 6.8 6.2 0.32 0.82 3.0 1.1
Mean 20.0 11.3 12.1 10.1 0.88 1.76 6.0 2.0
Median 8.4 10.1 12.0 10.6 0.78 1.14 5.8 1.9
Selected companies analysis
(3)
Source: Company filings, FactSet and SNL Financial, as of 8/15/08.
Note: Base Forecast and Optimized Forecast from management as of 8/12/08.
(1) Calculation based on common stock shares outstanding.
(2) If $7.50/share in excess capital was excluded, River’s price/book and price/tangible book multiples would be 2.46x and 2.73x, respectively.
(3) Excludes $7.50/share in excess capital as a result of bringing tangible common ratio down to 5.50% from current 7.22%. Implied share price adds back excess capital dollar for dollar.
(1)
(2) (2)
River Implied
Metric Multiple Range Share Price
2008E EPS (Base and Optimized Forecast) $4.34 11.0x – 15.0x $47.74 – $65.10
2009E EPS (Base Forecast) $5.76 10.0x – 13.5x $57.60 – $77.76
2009E EPS (Optimized Forecast) $5.80 10.0x – 13.5x $58.00 – $78.30
Tangible Book Value per Share $24.00 1.75x
–
2.50x $49.50
–
$67.49
Preliminary Reference Range $47.00 – $79.00

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($ in millions, except per share amounts)
River DCF valuation –
Base Forecast
Note: Base Forecast from management as of 8/12/08.
Assumes 6/30/08 close; diluted share calculation based on 138.1mm common shares outstanding, 10.2mm options outstanding with weighted average exercise price of $51.35 and 0.3mm PSU/DSU/RSUs.
DISCOUNT TERMINAL MULTIPLE TO 2012 EARNINGS
RATE 10.0x 11.0x 12.0x 13.0x
PV of Dividend 11.0% $2,857 $2,857 $2,857 $2,857
PV of Terminal Value 6,881 7,569 8,258 8,946
Total $9,738 $10,426 $11,115 $11,803
Implied Price per Share $69.05 $73.69 $78.32 $82.95
Premium / (Discount) to Market 5.4% 12.5% 19.6% 26.6%
Implied Perpetuity Growth 4.0% 4.6% 5.1% 5.5%
PV of Dividend 12.0% $2,800 $2,800 $2,800 $2,800
PV of Terminal Value 6,609 7,270 7,931 8,592
Total $9,409 $10,070 $10,731 $11,392
Implied Price per Share $66.82 $71.29 $75.74 $80.18
Premium / (Discount) to Market 2.0% 8.8% 15.6% 22.4%
Implied Perpetuity Growth 4.9% 5.5% 6.0% 6.5%
PV of Dividend 13.0% $2,745 $2,745 $2,745 $2,745
PV of Terminal Value 6,350 6,985 7,620 8,255
Total $9,095 $9,730 $10,365 $11,000
Implied Price per Share $64.69 $68.99 $73.27 $77.55
Premium / (Discount) to Market (1.2%) 5.3% 11.9% 18.4%
Implied Perpetuity Growth 5.9% 6.5% 7.0% 7.4%
PV of Dividend 14.0% $2,691 $2,691 $2,691 $2,691
PV of Terminal Value 6,103 6,713 7,324 7,934
Total $8,795 $9,405 $10,015 $10,626
Implied Price per Share $62.65 $66.79 $70.92 $75.03
Premium / (Discount) to Market (4.3%) 2.0% 8.3% 14.5%
Implied Perpetuity Growth 6.8% 7.4% 7.9% 8.4%

Confidential
Project
Rubicon
($ in millions, except per share amounts)
River DCF valuation –
Optimized Forecast
Note: Optimized Forecast from management as of 8/12/08.
Assumes 6/30/08 close; diluted share calculation based on 138.1mm common shares outstanding, 10.2mm options outstanding with weighted average exercise price of $51.35 and 0.3mm PSU/DSU/RSUs.
DISCOUNT TERMINAL MULTIPLE TO 2012 EARNINGS
RATE 10.0x 11.0x 12.0x 13.0x
PV of Dividend 11.0% $3,233 $3,233 $3,233 $3,233
PV of Terminal Value 7,651 8,416 9,181 9,946
Total $10,884 $11,649 $12,414 $13,179
Implied Price per Share $76.77 $81.91 $87.06 $92.21
Premium / (Discount) to Market 17.2% 25.1% 32.9% 40.8%
Implied Perpetuity Growth 2.7% 3.4% 4.0% 4.5%
PV of Dividend 12.0% $3,165 $3,165 $3,165 $3,165
PV of Terminal Value 7,348 8,083 8,818 9,552
Total $10,513 $11,247 $11,982 $12,717
Implied Price per Share $74.27 $79.21 $84.16 $89.10
Premium / (Discount) to Market 13.4% 20.9% 28.5% 36.0%
Implied Perpetuity Growth 3.7% 4.4% 5.0% 5.5%
PV of Dividend 13.0% $3,098 $3,098 $3,098 $3,098
PV of Terminal Value 7,060 7,766 8,472 9,178
Total $10,158 $10,864 $11,570 $12,276
Implied Price per Share $71.88 $76.64 $81.39 $86.14
Premium / (Discount) to Market 9.7% 17.0% 24.3% 31.5%
Implied Perpetuity Growth 4.6% 5.3% 5.9% 6.4%
PV of Dividend 14.0% $3,035 $3,035 $3,035 $3,035
PV of Terminal Value 6,785 7,464 8,143 8,821
Total $9,820 $10,499 $11,177 $11,856
Implied Price per Share $69.60 $74.17 $78.74 $83.31
Premium / (Discount) to Market 6.3% 13.2% 20.2% 27.2%
Implied Perpetuity Growth 5.5% 6.2% 6.8% 7.4%

Confidential
Project
Rubicon
Selected transactions
Commercial bank transactions with deal value of $1B~$10B since 2003
($ in millions, except per share amount)
(1)
Annc. Deal Deal value per share / Core dep.
Acquiror Target Date Value LTM EPS FY1 EPS Book T. Book Premium
TD Commerce
10/02/07 $8,526 34.4x 20.0x 2.13x 2.24x 13.3%
Royal Bank of Canada Alabama National
09/05/07 1,670 19.6 19.8 1.89 3.02 25.4
Fifth Third Bancorp First Charter
08/15/07 1,089 22.6 21.5 2.41 2.97 26.9
People's United Chittenden
06/26/07 1,888 20.1 21.0 2.49 3.81 30.4
Wells Fargo Greater Bay
05/04/07 1,472 20.1 17.6 1.95 3.17 22.9
Huntington Bancshares Sky Financial
12/20/06 3,592 16.1 16.2 2.00 3.09 26.4
TD2
TD Banknorth
11/19/06 3,206 22.0 15.1 0.89 4.99 7.0
PNC Financial Mercantile Bankshares
10/08/06 6,027 20.3 19.9 2.48 3.74 42.4
BBVA Texas Regional Bancshares
06/12/06 2,165 26.5 22.5 3.25 4.84 43.2
TD Banknorth Hudson United
07/11/05 1,912 14.8 15.9 3.55 4.38 27.2
Zions Amegy Bancorp
07/05/05 1,709 22.6 21.6 2.68 3.74 24.1
Capital One Hibernia
03/07/05 5,350 17.7 16.3 2.64 3.26 24.9
TD3
Banknorth
08/25/04 3,694 18.2 17.2 2.41 4.77 12.3
SunTrust Banks National Commerce Finl
05/07/04 7,013 19.8 18.2 2.44 4.40 45.5
BNP Paribas Community First Bankshares
03/15/04 1,217 16.5 15.7 3.33 4.50 24.4
National City Provident Financial
02/16/04 2,097 18.5 18.6 2.21 2.45 22.1
BB&T First Virginia Banks
01/21/03 3,265 18.5 17.5 2.70 3.19 25.4
High 26.5x 22.5x 3.55x 4.99x 45.5%
Low 14.8 15.1 0.89 2.45 7.0
Mean 19.6 18.4 2.46 3.77 26.9
Median 19.7 17.9 2.46 3.74 25.4
Source: Company filings, Factset and SNL financial.
Note: Base Forecast from management as of 8/12/08.
(1) Excludes $7.50/share in excess capital as a result of bringing tangible common ratio down to 5.50% from current 7.22%. Implied share price adds back excess capital dollar for dollar.
(2) Tangible book value assumes a 5.5% target TCR.
Bank M&A activity has slowed significantly since the onset of the credit dislocation in the summer of 2007
(2)
River Implied
Metric Multiple Range Share Price
LTM EPS $3.70 16.0x
–
22.0x $59.20
–
$81.40
2008E EPS (Base and Optimized Forecast) $4.34 15.5x
–
21.0x $67.27
–
$91.14
Tangible Book Value per Share $24.00 3.5x
–
4.0x $91.49
–
$103.49
Core Deposit Premium 20.0%
–
30.0% $70.71
–
$93.15
Preliminary Reference Range $59.00 – $104.00

Confidential Project Rubicon Appendix B Other financial considerations C-13

Confidential
Project
Rubicon
Research target prices
Source: ThomsonOne and Bloomberg.
Price Price target
Report at date of Price EPS EPS as of
Company date Recommendation report target FY 08E FY 09E 15/08/2008
Ladenburg Thalmann & Co. 08/14/08 Buy $65.46 $61.00 $4.14 $5.08 $63.00
BMO Capital Markets 08/14/08 Market Perform 65.46 40.00 3.90 4.30 40.00
Fox-Pitt Kelton 08/14/08 In Line 65.46 45.00 4.05 4.60 70.00
RBC Capital Markets 08/13/08 Sector Perform 65.50 50.00 4.07 4.75 67.00
JP Morgan 08/13/08 Neutral 65.50 NA 4.11 4.80 NA
Lehman Brothers 08/12/08 Overweight 58.18 60.00 4.06 4.65 60.00
Merrill Lynch 08/12/08 Underperform 58.18 34.00 - 35.00 3.08 3.30 NA
Credit Suisse 07/21/08 Underperform 48.81 40.00 4.00 4.40 NA
Morgan Stanley 07/21/08 Overweight 48.81 46.00 NA NA NA
High $65.50 $61.00 $4.14 $5.08 $70.00
Low 48.81 34.00 3.08 3.30 40.00
Mean 60.15 47.00 3.93 4.49 60.00
Median 65.46 45.50 4.06 4.63 63.00

Confidential
Project
Rubicon
Analysis of potential synergies
Source: River management.
(1) Assumes incremental growth of commercial deposits of $2 billion based on
Mountain-NY client base, 50% in DDA, and 50% in Money Market with a rate advantage of 2.46% for DDA and 0.60% for Money Market deposits.
(2) Assumes incremental growth of $5 billion at average spreads of 1.75% less 0.90%
(first year only) for additional loan loss provisions.
(3) Based on a 50% increase in syndication fees achieved in 2007, assuming higher underwriting limits.
(4) Assumes 25% reduction of the Administrative and support costs (mainly salary and benefits costs) of River, and $5 million of facilities costs.
Note: Assumes a 12.5% discount rate; synergies are assumed to be phased-in 50% in ’09 and 100%
from ’10 onwards; U.S. corporate tax rate of 33% is applied to the synergies. Per share value based on
139.9 million diluted River shares outstanding.
Summary of annual synergies
DCF value of revenue and costs synergies per River share
DCF value of cost synergies per River share
Terminal Multiple on 2012 After Tax Earnings
10.0x 11.0x 12.0x 13.0x
1.0% $5.39 $5.77 $6.15 $6.53
2.0% 5.53 5.92 6.31 6.70
3.0% 5.67 6.07 6.48 6.88
4.0% 5.82 6.23 6.65 7.06
2010-
2012
Synergies
Growth
Rate
Terminal Multiple on 2012 After Tax Earnings
10.0x 11.0x 12.0x 13.0x
1.0% $2.26 $2.42 $2.58 $2.74
2.0% 2.32 2.49 2.65 2.81
3.0% 2.38 2.55 2.72 2.89
4.0% 2.44 2.62 2.79 2.96
2010-
2012
Synergies
Growth
Rate
Revenue Enhancements: ($ in millions)
Commercial deposit growth
with Mountain-NY client base
(1)
$20.0
Higher lending limits
(2)
42.0
Higher underwriting fees
(3)
14.0
Total $76.0
Cost Synergies:
Reduction in redundant administrative and
support functions, and related facilities
(4)
$55.0
Total $55.0
Total of Revenue Enhancements and
Annual Cost synergies (pre-tax): $131.0

Credit Suisse does not provide any tax advice. Any tax statement herein regarding any US federal tax is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding any penalties. Any such statement herein was written to support the marketing or promotion of the transaction(s) or matter(s) to which the statement relates. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.
These materials have been provided to you by Credit Suisse in connection with an actual or potential mandate or engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Credit Suisse.  In addition, these materials may not be disclosed, in whole or in part, or summarized or otherwise referred to except as agreed in writing by Credit Suisse. The information used in preparing these materials was obtained from or through you or your representatives or from public sources.  Credit Suisse assumes no responsibility for independent verification of such information and has relied on such information being complete and accurate in all material respects.  To the extent such information includes estimates and forecasts of future financial performance (including estimates of potential cost savings and synergies) prepared by or reviewed or discussed with the managements of your company and/or other potential transaction participants or obtained from public sources, we have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates).  These materials were designed for use by specific persons familiar with the business and the affairs of your company and Credit Suisse assumes no obligation to update or otherwise revise these materials.  Nothing contained herein should be construed as tax, accounting or legal advice. You (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by these materials and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and structure.  For this purpose, the tax treatment of a transaction is the purported or claimed US federal income tax treatment of the transaction and the tax structure of a transaction is
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Credit Suisse has adopted policies and guidelines designed to preserve the independence of its research analysts.  Credit Suisse’s policies prohibit employees from directly or indirectly offering a favorable research rating or specific price target, or offering to change a research rating or price
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being compensated for their involvement in investment banking transactions.
Confidential
Project
Rubicon

EXHIBIT D

DELAWARE CODE

TITLE 8

Corporations

CHAPTER 1. GENERAL CORPORATION LAW

Subchapter IX. Merger, Consolidation or Conversion

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange 1 or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

(a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

(b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

(c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

(d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date that is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

D-4